     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2000


                                                      REGISTRATION NO. 333-31102
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   ePLUS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            54-1817218
          (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                              400 HERNDON PARKWAY
                            HERNDON, VIRGINIA 20170
                                 (703) 834-5710
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                     COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                              STEVEN J. MENCARINI
                            CHIEF FINANCIAL OFFICER
                                   ePLUS INC.
                              400 HERNDON PARKWAY
                            HERNDON, VIRGINIA 20170
                                 (703) 834-5710
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

                JONATHAN H. TALCOTT                                   RICHARD J. SANDLER
                 ALSTON & BIRD LLP                                  DAVIS POLK & WARDWELL
           601 PENNSYLVANIA AVENUE, N.W.                             450 LEXINGTON AVENUE
             NORTH BUILDING, 11TH FLOOR                            NEW YORK, NEW YORK 10017
               WASHINGTON, D.C. 20004                               PHONE: (212) 450-4000
               PHONE: (202) 756-3300                              FACSIMILE: (212) 450-4800
             FACSIMILE: (202) 756-3333

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effectiveness of the Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING THESE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             Subject to Completion,

                              Dated April 11, 2000



1,500,000 Shares


[company logo]

Common Stock
(Par value $0.01 per share)


ePlus inc. is selling 1,500,000 shares of its common stock. Our common stock is quoted on the Nasdaq National Market under the symbol "PLUS." On April 7, 2000, the reported last sale price of our common stock on Nasdaq was $32.50 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
                                                                 PRICE TO        UNDERWRITING       PROCEEDS TO
                                                                  PUBLIC           DISCOUNTS           EPLUS
------------------------------------------------------------------------------------------------------------------
Per share                                                    $                 $                 $
------------------------------------------------------------------------------------------------------------------
Total                                                        $                 $                 $
------------------------------------------------------------------------------------------------------------------


We have granted the underwriters the right to purchase up to an additional 225,000 shares of common stock to cover over-allotments. It is expected that
delivery of the shares will be made to investors on or about April   , 2000.


--------------------------------------------------------------------------------

J.P. MORGAN & CO.
                U.S. BANCORP PIPER JAFFRAY
                               FIRST UNION SECURITIES, INC.
                                           FRIEDMAN BILLINGS RAMSEY


April   , 2000

Front inside cover

[ePlus provides internet-based supply chain solutions that enable e-commerce.]

[Photograph of customer service representative.]

[    -    E-procurement
     -    Workflow and Business Rule Automation
     -    Order Tracking and Management
     -    Asset Management
     -    Content Management
     -    Order Fulfillment
     -    Asset Disposition
     -    Data Integration
     -    Supplier Management
     -    Financing

     e-business made easy]

                               TABLE OF CONTENTS

                                              PAGE
Prospectus Summary.........................     1
The Offering...............................     3
Summary Consolidated Financial Data........     4
Risk Factors...............................     6
Special Note Regarding Forward-Looking
  Statements...............................    13
Use of Proceeds............................    14
Price Range of Common Stock................    14
Dividend Policy............................    14
Capitalization.............................    15
Selected Consolidated Financial Data.......    16
Unaudited Pro Forma Consolidated Financial
  Statements...............................    19


                                              PAGE
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition................................    22
Business...................................    29
Certain Transactions.......................    40
Management.................................    42
Principal Stockholders.....................    44
Underwriting...............................    46
Legal Matters..............................    47
Experts....................................    47
Where You Can Find More Information About
  Us.......................................    47
Index to Financial Statements..............   F-1


                            ------------------------

You should rely on the information contained or incorporated by reference in this prospectus only. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                            ------------------------

We have adopted, and filed applications with the U.S. Trademark and Patent Office concerning, the following service marks: ePlus, ePlusSuite, Procure(+), Manage(+), Finance(+), Service(+), EPLUS LEASING, EPLUS ONLINE, EPLUS ADVANTAGE and others. We have also registered the domain names eplus and eplusonline, and we own various copyrights for material used in connection with our business.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should carefully read the entire prospectus including the risk factors beginning on page 6.

                                   ePLUS INC.

We provide Internet-based, business-to-business supply chain management solutions for information technology and other operating resources. On November 2, 1999, we introduced our remotely-hosted electronic commerce solution, ePlusSuite, which combines Internet-based tools with dedicated customer service to provide a comprehensive outsourcing solution for the automated procurement, management, financing and disposition of operating resources.

ePlusSuite allows customers to automate and customize their existing business rules and procurement processes using an Internet-based workflow tool. We offer a remotely-hosted solution with a transaction-based fee structure that reduces upfront costs for customers, facilitates quick adoption, and eliminates the need for customers to maintain and update software. In addition, ePlusSuite integrates effectively with existing legacy systems. We believe our solution can be implemented faster with less customer training than many competing software-based solutions.

The ePlusSuite solution consists of four modules which can be operated independently or integrated to provide a full suite of services:

     - Procure(+) is an electronic procurement and content management solution which allows customers to automate their internal workflow procedures for the procurement of operating resources.

     - Manage(+) is an electronic infrastructure management solution which provides asset management through an asset repository and tracking database.

     - Finance(+) facilitates automated financing solutions for assets procured through Procure(+) or Manage(+).

     - Service(+) provides implementation and customization services, fulfillment and asset disposition.

Internet-based procurement provides businesses with a competitive advantage by creating cost savings and long-term efficiencies. Forrester Research, Inc. estimates that, in the United States alone, business-to-business electronic commerce transactions will grow from $109 billion in 1999 to $1.3 trillion in 2003. Within this large market, we primarily target middle-market companies with revenues between $25 million and $1 billion. We believe there are over 60,000 customers in our target market.

We have been in the business of selling, leasing, financing and managing information technology and other assets for nearly ten years and currently derive most of our revenues from such activities. The introduction of ePlusSuite reflects our transition to a business-to-business electronic commerce solutions provider from our historical sales and financing business. Over time, we plan to use our ePlusSuite platform to facilitate sales and financing transactions between our customers and third parties rather than originate these transactions as principal. As a result, we expect our electronic commerce revenues to substantially increase and represent a greater portion of our total revenues.

As part of our strategy to become a leading provider of business-to-business electronic commerce solutions, we intend to leverage our financing relationships and supply chain management expertise to aggressively grow our ePlusSuite business. We believe our years of experience in developing supply chain management solutions, including financing, asset management, and information technology sales and services, give us significant competitive advantages in implementing our strategy.

The key elements of our strategy include:

     - Converting our existing client base of approximately 1,500 customers to users of ePlusSuite;

     - Expanding our sales and marketing activities to take advantage of middle-market opportunities;

     - Expanding the functionality of our Internet-based solution to include a broader range of goods and services;

     - Expanding our use of strategic relationships to enhance ePlusSuite and accelerate the market acceptance of our electronic commerce business solutions; and

     - Increasing our role as an intermediary rather than as a principal in sales and financing transactions.


As of March 2, 2000, we had 14 fully-implemented ePlusSuite customers, including MicroStrategy, Inc., Logicon, Inc. (a subsidiary of Northrop Grumman Corporation) and Proxicom, Inc. We are currently implementing ePlusSuite with 11 additional customers, including Corning Incorporated.

                            ------------------------

We are a Delaware corporation, and we were founded in 1990. Our former name was MLC Holdings, Inc., which was legally changed to ePlus inc. on October 18, 1999. We announced our name change on October 25, 1999 and changed our ticker symbol from "MLCH" to "PLUS" effective November 1, 1999. Our executive offices are located at 400 Herndon Parkway, Herndon, Virginia 20170. Our telephone number at our executive offices is (703) 834-5710.

                                  THE OFFERING


COMMON STOCK OFFERED.................................  1,500,000 shares
COMMON STOCK OUTSTANDING AFTER THIS OFFERING.........  10,175,687 shares
USE OF PROCEEDS BY ePLUS.............................  For general corporate purposes, including, but not limited to, sales and marketing of ePlusSuite, research and
                                                       development and potential acquisitions. Pending such use,
                                                       we intend to invest the net proceeds in interest-bearing,
                                                       investment grade securities or to pay down our working
                                                       capital line of credit.
NASDAQ NATIONAL MARKET SYMBOL........................  PLUS


---------------


Unless otherwise indicated, the share information in the table above is based on 7,954,009 shares of common stock outstanding as of April 7, 2000 and excludes up to 225,000 shares that may be sold by the underwriters on our behalf to cover over-allotments.



The table excludes 1,590,802 shares reserved for future issuance under ePlus' stock option and stock purchase plans. As of April 7, 2000, we had granted options to purchase 1,289,962 of such shares. The table also excludes shares of common stock underlying warrants to purchase an additional 107,500 shares of common stock. The table includes an additional 721,678 shares of common stock to be issued pursuant to the exercise of a warrant held by TC Plus, LLC. The number of shares into which the warrant is exercisable depends upon the price per share of the common stock to be sold in this offering and is based on an assumed public offering price of $32.50 (the last sale price as reported by Nasdaq on April 7, 2000). The number of shares that will be issued pursuant to the cashless exercise of the warrant will increase if the public offering price increases and decrease if the public offering price decreases. On December 23, 1999, we gave notice to TC Plus, LLC requiring it to exercise the warrant it holds to purchase shares of our common stock. Pursuant to the terms of an agreement dated February 25, 2000, TC Plus, LLC intends to exercise the warrant on a cashless basis subject to the completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the information set forth below together with our consolidated financial statements and the related notes, our "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The historical financial information presented below may not be indicative of our future operating results as a result of our transitioning to a business-to-business electronic commerce solutions provider from our traditional sales and financing business.

The pro forma data for the year ended March 31, 1999 and the nine months ended December 31, 1999 reflects the acquisition of CLG, Inc., which we completed on September 30, 1999, and accounted for as a purchase, as if such acquisition was completed at the beginning of fiscal 1999 for the statement of earnings information presented below. For more detailed information, see "Unaudited Pro Forma Consolidated Financial Statements."


                                  --------------------------------------------------------------------------------------------
                                                                                                                     PRO FORMA
                                                                            PRO FORMA      NINE MONTHS ENDED       NINE MONTHS
                                          YEAR ENDED MARCH 31,             YEAR ENDED        DECEMBER 31,                ENDED
                                  ------------------------------------      MARCH 31,   -----------------------   DECEMBER 31,
                                        1997         1998         1999           1999         1998      1999(1)           1999
                                  ----------   ----------   ----------   ------------   ----------   ----------   ------------
Dollar amounts in thousands,
  except per share data
STATEMENT OF EARNINGS DATA:
Revenues                          $   86,212   $  118,442   $  193,970   $    232,345   $  149,531   $  191,803   $    208,458
Costs and expenses                    81,361      109,712      182,675        220,110      141,528      181,866        199,039
                                  ----------   ----------   ----------   ------------   ----------   ----------   ------------
Earnings before provision for
  income taxes                         4,851        8,730       11,295         12,235        8,003        9,937          9,419
Provision for income taxes             1,360        2,691        4,579          4,966        3,201        3,975          3,768
                                  ----------   ----------   ----------   ------------   ----------   ----------   ------------
Net earnings                      $    3,491   $    6,039   $    6,716   $      7,269   $    4,802   $    5,962   $      5,651
                                  ==========   ==========   ==========   ============   ==========   ==========   ============
Net earnings per common
  share--basic                    $     0.67   $     1.00   $     0.99   $       1.01   $     0.73   $     0.78   $       0.72
                                  ==========   ==========   ==========   ============   ==========   ==========   ============
Net earnings per common
  share--diluted(2)               $     0.66   $     0.98   $     0.98   $       1.01   $     0.72   $     0.70   $       0.64
                                  ==========   ==========   ==========   ============   ==========   ==========   ============
Pro forma net earnings(2)         $    3,133   $    5,426                               $    4,802
                                  ==========   ==========                               ==========
Pro forma net earnings per
  common share--basic(2)          $     0.60   $     0.90                               $     0.73
                                  ==========   ==========                               ==========
Pro forma net earnings per
  common share--diluted(2)        $     0.60   $     0.88                               $     0.72
                                  ==========   ==========                               ==========
Weighted average common shares
  outstanding--basic               5,184,261    6,031,088    6,769,732      7,162,722    6,540,359    7,618,700      7,877,359
Weighted average common shares
  outstanding--diluted             5,262,697    6,143,017    6,827,528      7,220,518    6,648,754    8,554,461      8,813,120


---------------
(1) The summary consolidated statement of earnings and balance sheet data include financial data of CLG, Inc. only since its acquisition by us on September 30, 1999.

(2) The pro forma net earnings for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, are presented as if companies which were subchapter S corporations prior to their business combinations with us had been subject to federal income tax throughout the periods presented. During the year ended March 31, 1998, these business combinations were accounted for under the pooling-of-interests method.

                                                              ---------------------------------------------------------
                                                                    AS OF MARCH 31,           AS OF DECEMBER 31, 1999
                                                              ----------------------------   --------------------------
                                                                 1997      1998       1999   ACTUAL(1)   AS ADJUSTED(2)
                                                              -------   -------   --------   ---------   --------------
Dollar amounts in thousands
BALANCE SHEET DATA:
Accounts receivable                                           $ 8,846   $16,383   $ 44,090   $ 63,388     $     63,388
Investment in direct financing and sales type leases, net      17,473    32,496     83,371    204,281          204,281
Total assets                                                   49,024    83,196    154,359    319,860          365,125
Accounts payable                                                7,953    28,149     30,567     48,708           48,708
Non-recourse notes payable                                     19,705    13,028     52,429    179,102          179,102
Total liabilities                                              32,547    59,652    110,545    265,853          265,853
Stockholders' equity                                           16,477    23,544     43,814     54,007           99,272
Total liabilities and stockholders' equity                     49,024    83,196    154,359    319,860          365,125


---------------
(1) The summary consolidated statement of earnings and balance sheet data include financial data of CLG, Inc. only since its acquisition by us on September 30, 1999.


(2) Adjusted to reflect the issuance of (a) 1,500,000 shares of common stock in this offering at an assumed offering priced of $32.50 per share (the last sale price as reported by Nasdaq on April 7, 2000) and (b) 721,678 shares of common stock pursuant to the cashless exercise of a warrant held by TC Plus, LLC at an exercise price of $11.00 per share. The number of shares into which the warrant is exercisable depends upon the price per share of the common stock to be sold in this offering and is based on an assumed public offering price of $32.50 (the last sale price as reported by Nasdaq on April 7, 2000). The number of shares that will be issued pursuant to the cashless exercise of the warrant will increase if the public offering price increases and decrease if the public offering price decreases.

                                  RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

RISKS RELATED TO ePLUS

THE LIMITED OPERATING HISTORY OF OUR EPLUSSUITE BUSINESS MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

Our ePlusSuite solution, introduced on November 2, 1999, has an extremely limited operating history. Although we have been in the business of financing and selling information technology equipment since 1990, over the longer term we expect to derive most of our revenues from our ePlusSuite service. As a result, we will encounter some of the challenges, risks, difficulties and uncertainties frequently encountered by early-stage companies using new and unproven business models in new and rapidly evolving markets. Some of these challenges relate to our ability to:

     - increase the total number of users of our ePlusSuite services;

     - adapt to meet changes in our markets and competitive developments;

     - hire sufficient sales and technical personnel to accommodate the expected growth in our customer base; and

     - continue to update our technology to enhance the features and functionality of our suite of products.

We cannot be certain that our business strategy will be successful or that we will successfully address these and other challenges, risks and uncertainties.

WE EXPECT TO INCUR INCREASED EXPENSES WHICH MAY NEGATIVELY IMPACT OUR PROFITABILITY.

We expect to incur significant sales and marketing, research and development, and general and administrative expenses in order to develop our electronic commerce business. As a result, we may incur significant losses in our ePlusSuite business which may result in operating losses for the company as a whole.

WE HAVE NOT ESTABLISHED OUR PRICING, EXPENSE AND REVENUE MODEL FOR OUR ePlusSuite SERVICES.

Although we expect to derive most of our revenue over the longer-term from our ePlusSuite business, we have not yet established the pricing, expense and revenue model associated with these services. Also, we have not established the manner in which we will charge customers and vendors for the ePlusSuite solution. If we are unable to establish a pricing, expense and revenue model acceptable to our customers, our ePlusSuite business may not be commercially successful. Broad and timely acceptance of ePlusSuite is critical to our future success.

OUR FUTURE REVENUES DEPEND ON OUR ABILITY TO INCREASE TRANSACTION VOLUME ON PURCHASES THROUGH EPLUSSUITE.

We expect most of our revenues in the future to be derived from amounts charged for transactions completed through EPlusSuite. Accordingly, our future revenues will depend significantly on the number of transactions that are successfully completed on ePlusSuite. If we are unable to develop and increase transaction volume on ePlusSuite, it is unlikely that we will achieve or maintain profitability in this business.

Our ability to increase our transaction volume will depend largely on our ability to increase our customer base. Some of our potential customers already have business relationships with our competitors. Some of our business-to-business electronic commerce competitors charge their customers large sums of money upon the execution of customer agreements. Businesses that have made substantial up-front payments for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. Other factors that could prevent us from attaining a critical mass of customers include:

     - a reluctance to use new technology instead of traditional asset management and procurement methods;

     - concerns about the security and reliability of online transactions; and

     - opposition from procurement professionals whose roles could be diminished if the use of our electronic asset management systems becomes widespread.

WE MAY NOT BE ABLE TO IMPLEMENT OUR STRATEGY TO REDUCE OR ELIMINATE OUR CREDIT AND RESIDUAL RISKS.

We currently derive most of our revenue from sales of information technology assets and providing lease and other financing directly to our customers. Our strategy is also to reduce or eliminate our credit and residual risks over time by:

     - arranging all lease and other financing between our customers and third-party financial institutions in exchange for an origination fee; and

     - arranging sales of information technology and other equipment for a fee, rather than purchasing and reselling such equipment ourselves.

We may not be successful in outsourcing financing activities and equipment sales, or it may take us much longer to do so than we would like, and we may not be able to charge origination or arrangement fees in amounts that allow us to maintain our historical margins from those business activities. We have not yet received any origination or arrangement fees of this kind.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS.

The performance of our systems infrastructure is critical to our ability to process transactions, provide high quality customer service, and attract and retain customers, suppliers, users and strategic partners. Our system's ability to support large numbers of buyers and sellers is unproven. If our ePlusSuite solution cannot be expanded to cope with increased demand or fails to perform, we could experience:

     - unanticipated disruptions in service;

     - slower response time; or

     - decreased customer service and customer satisfaction.

Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. Currently our infrastructure and systems are located at one site in Herndon, Virginia. We anticipate adding a mirror site at a different, distant location. Until then, we depend on our single-site infrastructure. In addition, we rely on a third party for our back-up site, and we do not currently have alternative providers of hosting services. We do not carry sufficient business interruption insurance to compensate for losses that could occur. Any disruption to our infrastructure resulting from a natural disaster or other event could result in an interruption in our service, fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services.

If we are unable to accommodate additional users on our system, slow transaction processing time would result, making it difficult to provide high-quality, real-time services. If the number of users of our system increases substantially, we will need to significantly expand and upgrade our transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

OUR CURRENT EPLUSSUITE CUSTOMER BASE IS LIMITED AND OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS.

We introduced ePlusSuite in November 1999 and we currently only have a limited number of ePlusSuite customers. Our current ePlusSuite customers have no obligation to conduct their procurement or other activities using ePlusSuite and may terminate their relationships with us with little or no advance notice and without any penalty to them. As a result, our current customers may not continue to be customers in future periods and may not actively use ePlusSuite. In addition, regardless of whether we retain our current ePlusSuite customers, we need to attract new customers for our ePlusSuite business to succeed since our future revenues will depend significantly on the number of transactions that are completed on ePlusSuite.

OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.

The period between our initial contact with a potential customer and the purchase of our products and services may be long and subject to delays. A customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources and is influenced by customer budgetary cycles. To successfully sell our electronic commerce products and services, we generally must educate our potential customers regarding the use and benefit of our products and services. In addition, they must generally consider a wide range of other issues before committing to use our product, including product benefits, ability to work with existing computer systems, ability to support a larger user base, functionality and reliability. It may take several months at a number of management levels within the customer organization to secure approval of the use of the ePlusSuite. Our total sales and implementation cycle ranges from one to six months and averages approximately two months.

THE ELECTRONIC COMMERCE BUSINESS-TO-BUSINESS SOLUTIONS MARKET IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

The market for Internet-based, business-to-business electronic commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not harm our business, operating results or financial condition. In addition, the market for electronic procurement solutions is relatively new and underdeveloped. Our strategy of providing an Internet-based electronic commerce solution may not be successful, or it may not be executed effectively by us. Accordingly, our solution may not be widely adopted by businesses.

Our current and potential competitors in the market include, among others, Ariba, Inc., Commerce One, Inc., Comdisco, Inc., Clarus Corporation, Concur Technologies, Inc., Connect, Inc., Harbinger Corporation, i2 Technologies, Inc., International Business Machines Corporation, Intellisys Group, Inc., Microsoft Corporation, Netscape Communications Corporation, Oracle Corporation, PeopleSoft, Inc. and SAP Corporation Systems. Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers may become competitors in the future. Increased competition is likely to result in reduced margins, longer sales cycles and loss of market share, any of which could materially harm our business, operating results or financial condition. The business-to-business electronic commerce solutions offered by our competitors now or in the future may be perceived by buyers and suppliers as superior to ours. Many of our competitors have, and potential competitors may have, more experience developing Internet-based software and end-to-end purchasing solutions, larger technical staffs, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services.

WE RELY AND EXPECT TO RELY ON THIRD PARTIES TO DEVELOP AND CUSTOMIZE EPLUSSUITE.

We rely, and expect to rely on a number of third parties to assist in the development and customization of our ePlusSuite services. ePlusSuite has been developed in part by licensing software from several vendors and retaining outside companies to develop, modify and implement the software. If we are unable to establish and maintain effective, long-term relationships with such third parties, our business will be seriously harmed. As a result of the limited resources and capacities of many third-party providers, we may be unable to establish or maintain relationships with third parties having sufficient resources to provide the necessary services to support our needs. If these resources are unavailable, we will be required to provide these services internally, which may significantly limit our ability to meet our customers' needs. In addition, we cannot control the level and quality of service provided by third parties.

IF OUR ELECTRONIC COMMERCE PRODUCTS DO NOT CONTAIN THE FEATURES AND FUNCTIONALITY OUR CUSTOMERS WANT, OUR CUSTOMERS WILL NOT USE THEM AND OUR BUSINESS WILL SUFFER.

The market for business-to-business electronic commerce is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt by continually improving the performance, features and reliability of our products and services. We cannot assure you that we will successfully determine customer requirements or that the features and functionality of our future products and services will adequately satisfy current or future customer demands. If we fail to accurately determine customer feature and functionality requirements or enhance our existing products or develop new products, our business, operating results and financial condition will suffer.

IF OUR PRODUCTS CONTAIN DEFECTS, OUR BUSINESS COULD SUFFER.

Products as complex as those used to provide our electronic commerce solutions often contain known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our products are not error-free. Undetected errors or performance problems may not be discovered in the future and known errors considered minor by us may be considered serious by our customers. This could result in lost revenues, delays in customer acceptance or unforeseen liability which would be detrimental to our reputation and to our business.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL THAT WE NEED TO SUCCEED.

To increase market awareness and sales of ePlusSuite and the related services we offer, we need to substantially expand our sales operations and marketing efforts. These products and services require a sophisticated sales effort and significant technical support. Hiring technical personnel and finding third-party technical support is very competitive in the electronic commerce market due to the limited number of people available with the necessary technical skills and understanding of the Internet. Competition for qualified sales, marketing and technical personnel is intense, and we might not be able to hire and retain sufficient numbers of such personnel to grow our electronic commerce business.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

The success of our business strategy depends, in part, upon proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret and service mark laws to protect our proprietary technology. We have not applied for any patents on our proprietary technology or processes. We have filed applications in the U.S. Patent and Trademark Office to register the service marks ePlus, ePlusSuite, Procure(+), Manage(+), Finance(+), Service(+), EPLUS LEASING, EPLUS ONLINE and EPLUS ADVANTAGE. The applications for EPLUS LEASING, EPLUS ONLINE and EPLUS ADVANTAGE are currently based on intent-to-use. The grant of registrations for these intent-to-use marks is conditioned upon each mark being used in commerce, assuming the mark is found to be allowable.

We have entered into certain software licensing agreements in connection with the development of ePlusSuite, but such licenses are non-exclusive. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Some of our agreements with our customers and technology licensors contain residual clauses regarding confidentiality and the rights of third parties to obtain the source code for our products. These provisions may limit our ability to protect our intellectual property rights in the future which could seriously harm our business, operating results and financial condition. We cannot assure you that our means of protecting our intellectual property rights will be adequate. If any of these events happen, our business, operating results and financial condition could be harmed.

WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT THAT COULD HARM OUR BUSINESS.

Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services do not infringe on the intellectual property rights of third parties.

In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, we may not be aware of applications that have been filed which relate to our products or processes. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that such licenses could be obtained from third parties at a reasonable cost or at all. Defense of any lawsuit or failure to obtain any such required license could harm our business, operating results and financial condition. In addition, in certain instances, third parties licensing software to us have refused to indemnify us for possible infringement claims.

IF WE ARE UNABLE TO LICENSE CERTAIN TECHNOLOGY FROM THIRD PARTIES IN THE FUTURE, OUR BUSINESS WILL SUFFER.

We license and will continue to license certain technology integral to our electronic commerce products and services from third parties, including value-added commerce-related products and services which may be integrated with internally developed products and used with our products to provide key content and services. We also expect to require new licenses in the future as our business grows and technology evolves. While we have perpetual licensing rights with respect to certain technology, we cannot assure you that all of our third-party product licenses will continue to be available to us on commercially reasonable terms, if at all. Our inability to maintain or acquire any necessary licenses, or to integrate the related third-party products into our products, could result in delays in product development until equivalent products can be developed, identified, licensed and integrated. Any such delays in product development could cause our business, operating results and financial condition to suffer.

IF WE PUBLISH INACCURATE CATALOG CONTENT DATA, OUR BUSINESS COULD SUFFER.

Any defects or errors in catalog content data could harm our customers or deter businesses from participating in ePlusSuite, damage our business reputation, harm our ability to attract new customers and potentially expose us to legal liability. In addition, from time to time some participants in ePlusSuite could submit to us inaccurate pricing or other catalog data. Even though such inaccuracies are not caused by our work and are not within our control, such inaccuracies could deter current and potential customers from using our products and could harm our business, operating results and financial condition.

WE DEPEND ON HAVING CREDITWORTHY CUSTOMERS.

Our leasing business requires sufficient amounts of debt and equity capital to fund our equipment purchases. If the credit quality of our customer base materially decreases, or if we experience a material increase in our credit losses, we may find it difficult to continue to obtain the capital we require and our business, operating results and financial condition may be harmed. In addition to the impact on our ability to attract capital, a material increase in our delinquency and default experience would itself have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON SIGNIFICANT CUSTOMER RELATIONSHIPS.

Most of our revenues to date have come from our lease financing activities. As of March 31, 1999, our leasing portfolio consisted of 335 customers. Our largest leasing customer, Sprint Communications Company, L.P. and its affiliates accounted for 42% of our leasing volume for the year ended March 31, 1999. Our ten largest customers accounted for approximately 65% of the aggregate purchase price of equipment we leased to those 335 customers. The failure of any of our major customers to continue leasing additional equipment, or at least to maintain the current level of equipment it leases from us, could have a material adverse effect on our business, operating results and financial condition.

In addition, through MLC/CLC LLC, we have a formal joint venture arrangement with an institutional investor which historically provided the necessary cash required to finance the equity portion of selected leases. For the fiscal year 1999, approximately 41.8% of our total revenue was attributable to sales of lease transactions to MLC/CLC LLC. For the nine months ended December 31, 1999, approximately 8.8% of our total revenue was attributable to sales of lease transactions to MLC/ CLC LLC. We have received notice that Firstar Equipment Finance Corporation, which owns 95% of MLC/CLC LLC, intends to discontinue its investment in new lease acquisitions effective May 2000. The failure to find alternative purchasers of our leased equipment may have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO REALIZE OUR ENTIRE INVESTMENT IN THE EQUIPMENT WE LEASE.

We lease various types of equipment to customers through two distinct types of transactions: direct financing leases and operating leases. A direct financing lease passes substantially all of the risks and rewards of owning the related equipment to the customer. Lease payments during the initial term of a direct financing lease cover approximately 90% of the underlying equipment's cost at the inception of the lease. The duration of an operating lease, however, is shorter relative to the equipment's useful life. We bear greater risk in operating leases in that we may not be able to remarket the equipment on terms that will allow us to fully recover our investment.

At the inception of each lease, we estimate the fair market value of the item as a residual value for the leased equipment based on the terms of the lease contract. Residual values are determined and approved by our investment committee. A decrease in the market value of such equipment at a rate greater than the rate we expected, whether due to rapid technological obsolescence or other factors, would adversely affect the residual values of such equipment. Any such loss which is considered by management to be permanent in nature would be recognized in the period of impairment in accordance with Statement of

Financial Accounting Standard No. 13, "Accounting for Leases." Consequently, there can be no assurance that our estimated residual values for equipment will be realized.

WE MAY NOT RESERVE ADEQUATELY FOR OUR CREDIT LOSSES.

We maintain a consolidated reserve for credit losses on finance receivables. Our consolidated reserve for credit losses reflects management's judgment of the loss potential. Our management bases its judgement on the nature and financial characteristics of our obligors, general economic conditions and our charge-off experience. It also considers delinquency rates and the value of the collateral underlying the finance receivables.

We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If our reserves for credit losses are not adequate, our business, operating results and financial condition may suffer.

CHANGES IN TAX LAWS COULD HARM OUR INFORMATION TECHNOLOGY LEASING BUSINESS.

Our leasing activities generate significant depreciation allowances that provide us with substantial tax deductions on an ongoing basis. Many of our lessees currently enjoy favorable tax treatment by entering into operating leases. In addition, parties financing certain leases to state and local governments enjoy favorable tax treatment based upon their interest income not being subject to certain income taxes. Any change to current tax laws that makes existing operating lease financing or municipal lease financing less attractive could materially adversely affect our business, operating results and financial condition.

OUR QUARTERLY EARNINGS MAY FLUCTUATE.

Our quarterly earnings are susceptible to fluctuations for a number of reasons, including the seasonal nature of our ePlusSuite customers' procurement patterns or the development of new technologies that affect the use of ePlusSuite by our customers. While we anticipate that more of our future revenues will be derived from our ePlusSuite services, our quarterly earnings will continue to be affected by fluctuations in our historical business, such as reductions in realized residual values, lower sales of equipment and lower overall leasing activity. Also, sales of leased equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters. In the event our revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on our common stock's market price.

WE ARE DEPENDENT UPON OUR CURRENT MANAGEMENT TEAM.

Our operations and future success depend on the efforts, abilities and relationships of our Chairman, Chief Executive Officer and President, Phillip G. Norton; our founder and Executive Vice President, Bruce M. Bowen, who also serves as a director; Steven J. Mencarini, Senior Vice President and Chief Financial Officer; Kleyton L. Parkhurst, Senior Vice President, Secretary and Treasurer; Vincent Marino, President of ePlus Technology of PA, inc.; David Rose, President of ePlus Technology of NC, inc.; and Nadim Achi, President of ePlus Technology, inc. The loss of any of these key management officers or personnel could have a material adversely effect on our business, operating results and financial condition. Each of these officers has entered into an employment agreement with us. We maintain key-man life insurance only on Mr. Norton.

WE HAVE ENTERED INTO AGREEMENTS WITH A MAJOR STOCKHOLDER THAT PERMITS IT TO APPOINT TWO MEMBERS OF OUR BOARD OF DIRECTORS.


On October 23, 1998, we sold 1,111,111 shares of common stock to TC Plus, LLC and issued a warrant to TC Plus, LLC to purchase an additional 1,090,909 shares of our common stock at an exercise price of $11.00 per share. In connection with the transaction, we entered into a stock purchase agreement and a stockholders agreement each of which contained restrictive provisions. On February 25, 2000, we entered into an agreement with TC Plus, LLC, which agreement was amended as of April 10, 2000, amending the warrant, which permits TC Plus, LLC to exercise the warrant on a cashless basis in exchange for waiving the restrictive provisions of the stock purchase agreement and amending the stockholders agreement to eliminate most of the more restrictive provisions. However, the amended and restated stockholders agreement provides that TC Plus, LLC will continue to have the right to appoint two of our six directors and to nominate one of two individuals who will serve on a nominating committee to select two of the four other directors. TC Plus, LLC retains these rights as long as it owns at least five percent of the issued and outstanding common stock of the company. As a result, TC Plus, LLC will have a large amount of influence over the direction of the affairs of the company.


RISKS RELATED TO THE INTERNET

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. As a result of our decision to reposition our business strategy to emphasize our electronic commerce business solutions, much of our future revenues and future profits depend upon the widespread acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform indirect goods procurement and fulfillment functions. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of buyers and suppliers of indirect goods to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition.

FAILURE OF THE INTERNET INFRASTRUCTURE TO EXPAND COULD LIMIT OUR FUTURE GROWTH.

The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the infrastructure of the Internet may not be able to support these demands and the Internet's performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our electronic commerce products and services could grow more slowly or decline. Our ability to increase the speed and scope of our electronic commerce services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our electronic commerce services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our electronic commerce solutions will be hindered, and our business, operating results and financial condition may suffer.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions on ePlusSuite or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

RISKS RELATED TO THIS OFFERING

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

The stock market and specifically the stock prices of Internet-related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

SHARES HELD ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


Future sales of substantial amounts of our common stock in the public market or the perception that such sale could occur could adversely affect the market price of our common stock. Upon the completion of this offering, assuming the underwriters' over-allotment option is not exercised, we will have 10,175,687 shares of common stock issued and outstanding. All of these shares will be freely tradable without restriction or further registration under the Securities Act, except for 4,455,789 shares that may only be resold in compliance with the provisions of Rule 144. Upon completion of this offering, Centura Banks, Inc. will hold 392,990 shares for which it has the one-time right to demand registration and unlimited piggyback registration rights. Upon completion of this offering, after giving effect to the cashless exercise of the warrant it holds, TC Plus, LLC will hold 1,652,789 shares for which it has unlimited piggyback registration rights, shelf registration rights and the right to demand registration of its shares on three occasions at any time its shares are not included in our shelf registration statement or our shelf registration statement is not effective.



We and our directors, executive officers and certain stockholders have also agreed not to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus.


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. You can identify such statements by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS


We estimate that our net proceeds from the sale of the 1,500,000 shares of common stock at an assumed offering price of $32.50 per share (the last sale price as reported by Nasdaq on April 7, 2000) will be $45.3 million, after deducting the underwriting discount and estimated offering expenses.


We expect to use the proceeds from this offering for general corporate purposes, including sales and marketing of ePlusSuite, research and development and potential acquisitions purposes. We currently have no commitments or agreements for acquisitions of complementary businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities or to pay down our working capital line of credit.


As of April 7, 2000, we had a principal balance of $25.0 million outstanding under our working capital line of credit with First Union National Bank, N.A. which was accruing interest at LIBOR plus 1.5% or Prime minus .5% depending on the term of the borrowing. We use the borrowings under this line for general corporate purposes, and it expires on December 19, 2000.


                          PRICE RANGE OF COMMON STOCK

Our common stock traded on the Nasdaq National Market from November 20, 1996 until October 29, 1999 under the symbol "MLCH." Since November 1, 1999, our stock has traded on the Nasdaq National Market under the symbol "PLUS." The following table sets forth the range of high and low sale prices for our common stock for the fiscal quarters ended on the date indicated.


                                                              -----------------
                                                                 PRICE RANGE
                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR 1998
  June 30, 1997.............................................  $14.000   $10.750
  September 30, 1997........................................   14.750    12.750
  December 31, 1997.........................................   14.750    11.750
  March 31, 1998............................................   13.750    11.500
FISCAL YEAR 1999
  June 30, 1998,............................................  $15.750   $12.750
  September 30, 1998........................................   14.500     7.250
  December 31, 1998.........................................   10.250     6.625
  March 31, 1999............................................    9.250     8.250
FISCAL YEAR 2000
  June 30, 1999.............................................  $ 9.500   $ 7.500
  September 30, 1999........................................   11.250     7.000
  December 31, 1999.........................................   46.000     8.750
  March 31, 2000............................................   74.625    27.125



On April 7, 2000, the last sale price of our common stock was $32.50 per share. As of April 7, 2000, there were approximately 97 stockholders of record of our common stock. We believe there are approximately 400 beneficial holders of our common stock.


                                DIVIDEND POLICY

We have never paid a cash dividend to our stockholders. The current policy of our board of directors is to retain our earnings for use in our business. Therefore, we are unlikely to pay cash dividends on the common stock we are offering in the foreseeable future.

                                 CAPITALIZATION


The following table sets forth our capitalization as of December 31, 1999 (1) on an actual basis and (2) on an as adjusted basis to reflect the issuance of (a) 1,500,000 shares of common stock in this offering at an assumed public offering price of $32.50 per share (the last sale price as reported by Nasdaq on April 7, 2000), after deducting underwriting discounts and estimated offering expenses and (b) 721,678 shares of common stock pursuant to the cashless exercise of a warrant held by TC Plus, LLC. The number of shares into which the warrant is exercisable depends upon the price per share of the common stock to be sold in this offering and is based on an assumed public offering price of $32.50 (the last sale price as reported by Nasdaq on April 7, 2000). The number of shares that will be issued pursuant to the cashless exercise of the warrant will increase if the public offering price increases and decrease if the public offering price decreases. You should read this table together with our consolidated financial statements and the related notes included in this prospectus and the information included under "Management's Discussion and Analysis of Results of Operations and Financial Condition." Also see "Selected Consolidated Financial Data." This table excludes the following shares: (1) 1,590,802 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which, as of April 7, 2000, we have granted options to purchase 1,289,962 shares and (2) 107,500 shares of common stock issuable upon exercise of outstanding warrants.



                                                              -----------------------
                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                               ------     -----------
Dollar amounts in thousands, except per share data
Notes payable...............................................  $209,811     $209,811
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized;
     None issued or outstanding.............................        --           --
  Common stock, $.01 par value; 25,000,000 authorized;
     7,904,544 and 10,126,222 issued and outstanding at
     December 31, 1999 and as adjusted......................        79          101
  Additional paid-in capital................................    29,226       74,469
  Retained earnings.........................................    24,702       24,702
                                                              --------     --------
          Total stockholders' equity........................    54,007       99,272
                                                              --------     --------
          Total capitalization..............................  $263,818     $309,083
                                                              ========     ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated financial data below as of and for each of the five years ended March 31, 1995, 1996, 1997, 1998 and 1999 from our audited consolidated financial statements. Our consolidated balance sheets as of March 31, 1998 and 1999, and the consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors and are included elsewhere in this prospectus. We derived the selected consolidated financial data presented below as of and for the nine months ended December 31, 1998 and 1999 from our unaudited consolidated financial statements. We prepared the unaudited financial statements on substantially the same basis as our audited financial statements and, in our opinion, the unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for those periods. The historical financial information presented below may not be indicative of our future operating results as a result of our transitioning to a business-to-business electronic commerce solutions provider from our traditional sales and financing business.

You should read this selected consolidated financial information together with our consolidated financial statements and the related notes included in this prospectus, the discussion under "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

On September 30, 1999, we completed the acquisition of CLG, Inc. and accounted for such acquisition as a purchase. For additional information about the CLG, Inc. acquisition, see the information included under "Unaudited Pro Forma Consolidated Financial Statements," our Current Report on Form 8-K/A that we filed with the SEC on December 20, 1999 and CLG, Inc.'s consolidated financial statements and related notes included in this prospectus.

                                               ---------------------------------------------------------------------------------
                                                                                                            FOR THE NINE MONTHS
                                                             FOR THE YEAR ENDED MARCH 31,                   ENDED DECEMBER 31,
                                               ---------------------------------------------------------   ---------------------
                                                 1995        1996        1997        1998        1999        1998       1999(1)
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Dollar amounts in thousands, except per share
  data
STATEMENT OF EARNINGS DATA:
Revenue:
  Sales of equipment.........................  $  50,471   $  47,591   $  52,167   $  47,419   $  83,516   $  55,740   $ 118,850
  Sales of leased equipment..................      9,958      16,318      21,634      50,362      84,379      74,613      44,882
  Lease revenues.............................      3,245       5,928       9,908      14,882      20,611      14,995      21,817
  Fee and other income.......................        690       1,877       2,503       5,779       5,464       4,183       5,957
  ePlusSuite revenues........................         --          --          --          --          --          --         297
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total revenues......................     64,364      71,714      86,212     118,442     193,970     149,531     191,803
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Costs and Expenses:
  Cost of sales of equipment.................     44,157      38,782      42,180      37,423      71,367      47,157     106,363
  Cost of sales of leased equipment..........      9,463      15,522      21,667      49,669      83,269      73,630      42,969
  Direct lease costs.........................        841       2,697       4,761       5,409       6,184       5,221       5,409
  Professional and other costs...............        657         709         577       1,073       1,222         895       1,388
  Salaries and benefits......................      5,679       6,682       8,241      10,357      11,880       8,508      13,688
  General and administrative expenses........      1,673       2,040       2,286       3,694       5,152       3,619       4,817
  Interest and financing costs...............      1,111       1,702       1,649       1,837       3,601       2,498       7,232
  Nonrecurring acquisition costs.............         --          --          --         250          --          --          --
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total costs and expenses............     63,581      68,134      81,361     109,712     182,675     141,528     181,866
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings before provision for income taxes
  and extraordinary item.....................        783       3,580       4,851       8,730      11,295       8,003       9,937
Provision for income taxes...................        198         881       1,360       2,691       4,579       3,201       3,975
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings before extraordinary item.......        585       2,699       3,491       6,039       6,716       4,802       5,962
Extraordinary gain...........................         --         117          --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings.................................  $     585   $   2,816   $   3,491   $   6,039   $   6,716   $   4,802   $   5,962
                                               =========   =========   =========   =========   =========   =========   =========

---------------

(1) The selected consolidated statements of earnings and balance sheet data include financial data of CLG, Inc. only since its acquisition by us on September 30, 1999.

                                               ---------------------------------------------------------------------------------
                                                                                                            FOR THE NINE MONTHS
                                                             FOR THE YEAR ENDED MARCH 31,                   ENDED DECEMBER 31,
                                               ---------------------------------------------------------   ---------------------
                                                 1995        1996        1997        1998        1999        1998       1999(1)
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings per common share,
  before extraordinary item..................  $    0.13   $    0.59   $    0.67   $    1.00   $    0.99   $    0.73   $    0.78
Extraordinary gain per common share..........         --        0.03          --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings per common
  share--basic...............................  $    0.13   $    0.62   $    0.67   $    1.00   $    0.99   $    0.73   $    0.78
                                               =========   =========   =========   =========   =========   =========   =========
Net earnings per common
  share--diluted.............................  $    0.13   $    0.62   $    0.66   $    0.98   $    0.98   $    0.72   $    0.70
                                               =========   =========   =========   =========   =========   =========   =========
Pro forma net earnings(2)....................  $     529   $   2,389   $   3,133   $   5,426               $   4,802
                                               =========   =========   =========   =========               =========
Pro forma net earnings per
  common share--basic(2).....................  $    0.12   $    0.52   $    0.60   $    0.90               $    0.73
                                               =========   =========   =========   =========               =========
Pro forma net earning per
  common share--diluted(2)...................  $    0.12   $    0.52   $    0.60   $    0.88               $    0.72
                                               =========   =========   =========   =========               =========
Weighted average common
  shares outstanding--basic..................  4,383,490   4,572,635   5,184,261   6,031,088   6,769,732   6,540,359   7,618,700
                                               =========   =========   =========   =========   =========   =========   =========
Weighted average common
  shares outstanding--diluted................  4,383,490   4,572,635   5,262,697   6,143,017   6,827,528   6,648,754   8,554,461
                                               =========   =========   =========   =========   =========   =========   =========

---------------

(1) The selected consolidated statements of earnings and balance sheet data include financial data of CLG, Inc. only since its acquisition by us on September 30, 1999.

(2) The pro forma net earnings for the years ended March 31, 1995, 1996, 1997 and 1998 and the nine months ended December 31, 1998 are presented as if companies which were subchapter S corporations prior to their business combinations with us had been subject to federal income tax throughout the periods presented. During 1998, these business combinations were accounted for under the pooling-of-interests method.

                                                  ---------------------------------------------------------------
                                                                                                        AS OF
                                                                  AS OF MARCH 31,                    DECEMBER 31,
                                                  ------------------------------------------------   ------------
                                                  1995(1)    1996      1997      1998       1999       1999(2)
                                                  -------   -------   -------   -------   --------   ------------
Dollar amounts in thousands
BALANCE SHEET DATA:
Assets:
  Cash and cash equivalents.....................  $   276   $   651   $ 6,654   $18,684   $  7,892   $     11,687
  Accounts receivable...........................    4,852     4,526     8,846    16,383     44,090         63,388
  Notes receivable..............................       37        92     2,154     3,802        547          4,952
  Inventories...................................    1,294       965     1,278     1,214        658          1,837
  Investment in direct financing
     and sales type leases, net.................   12,124    16,273    17,473    32,496     83,371        204,281
  Investment in operating lease
     equipment, net.............................    1,874    10,220    11,065     7,296      3,530         11,684
  Other assets..................................      587     1,935       741     2,137     12,232         19,416
  All other assets..............................      672       522       813     1,184      2,039          2,615
                                                  -------   -------   -------   -------   --------   ------------
          Total assets..........................  $21,716   $35,184   $49,024   $83,196   $154,359   $    319,860
                                                  =======   =======   =======   =======   ========   ============
Liabilities:
  Accounts payable--trade.......................  $ 1,890   $ 2,215   $ 3,007   $ 6,865   $ 12,518   $     30,193
  Accounts payable--equipment...................    3,014     4,973     4,946    21,284     18,049         18,515
  Salaries and commissions payable..............      316       153       672       390        536            961
  Recourse notes payable........................    2,597     2,106       439    13,037     19,081         30,709
  Nonrecourse notes payable.....................   10,162    18,352    19,705    13,028     52,429        179,102
  All other liabilities.........................      936     2,153     3,778     5,048      7,932          6,373
                                                  -------   -------   -------   -------   --------   ------------
  Total liabilities.............................   18,915    29,952    32,547    59,652    110,545        265,853
  Stockholders' equity..........................    2,801     5,232    16,477    23,544     43,814         54,007
                                                  -------   -------   -------   -------   --------   ------------
          Total liabilities and stockholders'
            equity..............................  $21,716   $35,184   $49,024   $83,196   $154,359   $    319,860
                                                  =======   =======   =======   =======   ========   ============

---------------

(1) The balance sheet of ePlus as of March 31, 1995 (prior to certain acquisitions) and the balance sheets of ePlus Technology of NC, inc. (formerly MLC Network Solutions, Inc.) and ePlus Technology of PA, inc. (formerly Educational Computer Concepts, Inc.) as of March 31, 1995 have been audited, but we prepared the consolidated balance sheet as of March 31, 1995 without audit.

(2) The selected consolidated statements of earnings and balance sheet data include financial data of CLG, Inc. only since its acquisition by us on September 30, 1999.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated statements of earnings for the nine months ended December 31, 1999, and the year ended March 31, 1999, reflect the acquisition of CLG, Inc. by ePlus, which we completed on September 30, 1999 and accounted for as a purchase as if the purchase occurred on April 1, 1998. The unaudited pro forma consolidated statement of earnings for the nine months ended December 31, 1999, includes the results for the ePlus nine-month period ended December 31, 1999, which includes the CLG, Inc. results for the months of October to December 1999, and the CLG, Inc. results for the six months of April to September 1999. The unaudited pro forma consolidated statement of earnings for the fiscal year ended March 31, 1999, includes the financial data for the ePlus twelve-month fiscal year ended March 31, 1999, and the CLG, Inc. twelve-month fiscal year ended December 31, 1998. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that we believe appropriate.

The unaudited pro forma consolidated financial data presented herein does not purport to represent the result that ePlus inc. would have obtained had the transactions, which are the subject of pro forma adjustments, been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable. A preliminary allocation of the purchase price has been made. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly. For information with respect to the pro forma effect of the acquisition of CLG, Inc. on the balance sheet of ePlus, see our Current Report on Form 8-K/A, filed with the SEC on December 17, 1999. See "Where You Can Find More Information About Us."

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1999

                                                  -----------------------------------------------------------
                                                     EPLUS         CLG, INC.
                                                  NINE MONTHS     SIX MONTHS
                                                     ENDED           ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,    PRO FORMA
                                                      1999           1999        ADJUSTMENTS      PRO FORMA
                                                  ------------   -------------   -----------     ------------
Sales of equipment..............................  $118,850,359    $ 3,867,750                    $122,718,109
Sales of leased equipment.......................    44,882,169                                     44,882,169
                                                  ------------    -----------                    ------------
  Total sales...................................   163,732,528      3,867,750                     167,600,278
                                                  ------------    -----------                    ------------
Lease revenues..................................    21,816,694     12,328,253                      34,144,947
Fee and other income............................     5,956,374        459,444                       6,415,818
                                                  ------------    -----------                    ------------
ePlusSuite revenues.............................       297,453             --                         297,453
                                                  ------------    -----------                    ------------
  Total other revenue...........................    28,070,521     12,787,697                      40,858,218
                                                  ------------    -----------                    ------------
Total revenues..................................   191,803,049     16,655,447                     208,458,496
                                                  ------------    -----------                    ------------
Cost of sales, equipment........................   106,363,250      3,603,292                     109,966,542
Cost of sales, leased equipment.................    42,969,242             --                      42,969,242
                                                  ------------    -----------                    ------------
  Total cost of sales...........................   149,332,492      3,603,292                     152,935,784
                                                  ------------    -----------                    ------------
Direct lease costs..............................     5,408,846      5,429,393                      10,838,239
Professional and other fees.....................     1,387,540        282,941                       1,670,481
Salaries and benefits...........................    13,688,322      3,227,749                      16,916,071
General and administrative expenses.............     4,817,067        984,865    $   258,333(1)     6,060,265
Interest and financing costs....................     7,231,746      2,210,289      1,176,284(2)    10,618,319
                                                  ------------    -----------    -----------     ------------
  Total expenses................................    32,533,521     12,135,237      1,434,617       46,103,375
                                                  ------------    -----------    -----------     ------------
Total costs and expenses........................   181,866,013     15,738,529      1,434,617      199,039,159
                                                  ------------    -----------    -----------     ------------
Earnings before income taxes....................     9,937,036        916,918     (1,434,617)       9,419,337
Provision for income taxes......................     3,974,847        366,737       (573,846)(3)    3,767,738
                                                  ------------    -----------    -----------     ------------
Net income......................................  $  5,962,189    $   550,181    $  (860,771)    $  5,651,599
                                                  ============    ===========    ===========     ============
Net earnings per common share--basic............  $       0.78                                   $       0.72
Net earnings per common share--diluted..........  $       0.70                                   $       0.64
Weighted average common shares
  outstanding--basic............................     7,618,700                       258,659(4)     7,877,359
Weighted average common shares
  outstanding--diluted..........................     8,554,461                       258,659(4)     8,813,120

---------------
(1) Represents the goodwill amortization related to the acquisition of CLG, Inc. This intangible asset is estimated at a value of $7,750,000 and amortized over a 15-year period. Actual amortization may differ depending on the final allocation of the total consideration. Represents six months of amortization.

(2) Represents the adjustment for the acquisition financing. The amount is based on the estimated portfolio balance financed on non-recourse basis of approximately $27,799,500 at an interest rate of 7.25% and the subordinated debt of $3,064,575 at an interest rate of 11%.

(3) Reflects adjustment necessary to reach an effective tax rate of 40%, and represents the average rate for the prior two annual periods which are appropriate for presentation.

(4) The increase in shares represents the 392,990 shares of stock issued to the seller in the acquisition of CLG, Inc. less 134,331 shares already included in the ePlus inc. weighted average common shares outstanding (basic and diluted) as of December 31, 1999.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1999

                                                    ----------------------------------------------------------
                                                       EPLUS        CLG, INC.
                                                     YEAR ENDED     YEAR ENDED
                                                     MARCH 31,     DECEMBER 31,     PRO FORMA
                                                        1999           1998        ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------    -----------    ------------
Sales of equipment................................  $ 83,516,254   $ 1,524,071                    $ 85,040,325
Sales of leased equipment.........................    84,378,800                                    84,378,800
                                                    ------------   -----------                    ------------
  Total sales.....................................   167,895,054     1,524,071                     169,419,125
                                                    ------------   -----------                    ------------
Lease revenues....................................    20,610,542    36,031,319                      56,641,861
Fee and other income..............................     5,464,242       819,538                       6,283,780
                                                    ------------   -----------                    ------------
  Total other revenue.............................    26,074,784    36,850,857                      62,925,641
                                                    ------------   -----------                    ------------
Total revenues....................................   193,969,838    38,374,928                     232,344,766
                                                    ------------   -----------                    ------------
Cost of sales, equipment..........................    71,367,090     1,232,064                      72,599,154
Cost of sales, leased equipment...................    83,269,110                                    83,269,110
                                                    ------------   -----------                    ------------
  Total cost of sales.............................   154,636,200     1,232,064                     155,868,264
                                                    ------------   -----------                    ------------
Direct lease costs................................     6,183,562    18,304,182                      24,487,744
Professional and other fees.......................     1,222,080       169,413                       1,391,493
Salaries and benefits.............................    11,880,062     6,580,602                      18,460,664
General and administrative expenses...............     5,151,494     2,606,300     $   516,666(1)    8,274,460
Interest and financing costs......................     3,601,348     5,861,168       2,164,230(2)   11,626,746
                                                    ------------   -----------     -----------    ------------
  Total expenses..................................    28,038,546    33,521,665       2,680,896      64,241,107
                                                    ------------   -----------     -----------    ------------
Total costs and expenses..........................   182,674,746    34,753,729       2,680,896     220,109,371
                                                    ------------   -----------     -----------    ------------
Earnings before income taxes......................    11,295,092     3,621,199      (2,680,896)     12,235,395
Provision for income taxes........................     4,578,625     1,459,749      (1,072,359)(3)    4,966,015
                                                    ------------   -----------     -----------    ------------
Net income........................................  $  6,716,467   $ 2,161,450     $(1,608,537)   $  7,269,380
                                                    ============   ===========     ===========    ============
Net earnings per common share--basic..............  $       0.99                                  $       1.01
Net earnings per common share--diluted............  $       0.98                                  $       1.01
Weighted average common shares
  outstanding--basic..............................     6,769,732                       392,990(4)    7,162,722
Weighted average common shares
  outstanding--diluted............................     6,827,528                       392,990(4)    7,220,518

---------------

(1) Represents the goodwill amortization related to the acquisition of CLG, Inc. This intangible asset is estimated at a value of $7,750,000 and amortized over a 15-year period. Actual amortization may differ depending on the final allocation of the total consideration. Represents twelve months of amortization.

(2) Represents the adjustment for the acquisition financing. The amount is based on the estimated portfolio balance financed on a non-recourse basis of approximately $25,200,000 at an interest rate of 7.25% and the subordinated debt of $3,064,575 at an interest rate of 11%.

(3) Reflects adjustment necessary to reach an effective tax rate of 40%, and represents the average rate for the prior two annual periods which are appropriate for presentation.

(4) The increase in shares represents the shares of stock issued to the seller in the acquisition of CLG, Inc.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

The following discussion and analysis of results of our operations and financial condition should be read together with the consolidated financial statements and the related notes thereto included in this prospectus beginning on page F-1.

OVERVIEW

In November 1999, we introduced ePlusSuite, a comprehensive business-to-business electronic commerce supply chain management solution for information technology and other operating resources. We currently derive most of our revenue from sales and financing of information technology and other assets. The introduction of ePlusSuite reflects our transition to a business-to-business electronic commerce solutions provider from our historical sales and financing business. Our strategy is to reduce or eliminate our balance sheet risk over time by outsourcing lease and other financing to third-party financial institutions, while charging a transaction fee and arranging the sales of information technology and other assets for a transaction fee, rather than purchasing and reselling such assets ourselves.

We expect our electronic commerce revenues to be derived primarily from (1) amounts charged to customers with respect to procurement activity executed through Procure(+), (2) fees from third-party financing sources that provide leasing and other financing for transactions that we arrange through Procure(+)on behalf of our customers, (3) fees from third-party vendors for sales in transactions that we arrange through Procure(+) on behalf of our customers and (4) amounts charged to customers for the Manage(+) service. We expect to generate increased revenues from our electronic commerce business unit, while revenues from our leasing and sales business may decrease over time. Because revenues for the sale of leased and other equipment include the full purchase price of the item sold, total revenues may decline to the extent leasing and sales revenues begin to represent a smaller portion of our total revenues. However, in the near term, as we seek to implement our electronic commerce business strategy, we will continue to derive most of our revenues from our traditional businesses.

We expect to incur substantial increases in the near term in our sales and marketing, research and development, and general and administrative expenses. In particular, we expect to significantly expand the marketing of our electronic commerce business solution and increase spending on advertising and marketing. To implement this strategy, we plan to hire additional sales personnel, open new sales locations and retain an outside advertising, marketing and public relations firm. We also plan to hire additional technical personnel and third parties to assist in the implementation and upgrade of ePlusSuite and to develop complementary electronic commerce business solutions. As a result of these increases in expenses, we expect to incur significant losses in our ePlusSuite business which may, in the near term, have a material adverse effect on operating results for the company as a whole.

To the extent we successfully implement this strategy, we expect our business to become less capital intensive over time. We expect that as a result, our total assets and total liabilities will decrease. We expect to significantly reduce our receivables and lease assets along with the associated liabilities including debt and equipment payables.

We have added new classifications to our financial statement presentation in order to reflect the changes in our business. We have added a line item, ePlusSuite revenues, to our statement of earnings which includes the revenues associated with the electronic commerce business unit. We have also added for segment reporting purposes a new business segment, electronic commerce, to present separately electronic commerce business unit revenues.

As a result of the foregoing, our historical results of operations and financial position may not be indicative of our future performance over time. However, our results of operations and financial position will continue to primarily reflect our traditional sales and financing businesses for at least the next twelve months.

SELECTED ACCOUNTING POLICIES

Amounts charged for the electronic commerce business unit's Procure(+) service are recognized as services are rendered. Amounts charged for the Manage(+)service will be recognized on a straight line basis over the period the services are provided.

The manner in which lease finance transactions are characterized and reported for accounting purposes has a major impact upon reported revenue and net earnings. Lease accounting methods significant to our business are discussed below.

We classify our lease transactions, as required by the Statement of Financial Accounting Standards No. 13, Accounting for Leases, or FASB No. 13, as: (1) direct financing; (2) sales type; or (3) operating leases. Revenues and expenses between accounting periods for each lease term will vary depending upon the lease classification.

For financial statement purposes, we present revenue from all three classifications in lease revenues, and costs related to these leases in direct lease costs.

Direct Financing and Sales-Type Leases. Direct financing and sales-type leases transfer substantially all benefits and risks of equipment ownership to the customer. A lease is a direct financing or sales-type lease if the creditworthiness of the customer and the collectability of lease payments are reasonably certain and it meets one of the following criteria: (1) the lease transfers ownership of the equipment to the customer by the end of the lease term; (2) the lease contains a bargain purchase option; (3) the lease term at inception is at least 75% of the estimated economic life of the leased equipment; or (4) the present value of the minimum lease payments is at least 90% of the fair market value of the leased equipment at the inception of the lease.

Direct finance leases are recorded as investment in direct financing leases upon acceptance of the equipment by the customer. At the inception of the lease, unearned lease income is recorded which represents the amount by which the gross lease payments receivable plus the estimated residual value of the equipment exceeds the equipment cost. Unearned lease income is recognized, using the interest method, as lease revenue over the lease term.

Sales-type leases include a dealer profit or loss which is recorded by the lessor at the inception of the lease. The dealer's profit or loss represents the difference, at the inception of the lease, between the fair value of the leased property and its cost or carrying amount. The equipment subject to such leases may be obtained in the secondary marketplace, but most frequently is the result of re-leasing our own portfolio. This profit or loss which is recognized at lease inception, is included in net margin on sales-type leases. For equipment sold through our technology business unit subsidiaries, the dealer margin is presented in equipment sales revenue and cost of equipment sales. Interest earned on the present value of the lease payments and residual value is recognized over the lease term using the interest method and is included as part of our lease revenues.

Operating Leases. All leases that do not meet the criteria to be classified as direct financing or sales-type leases are accounted for as operating leases. Rental amounts are accrued on a straight-line basis over the lease term and are recognized as lease revenue. Our cost of the leased equipment is recorded on the balance sheet as investment in operating lease equipment and is depreciated on a straight-line basis over the lease term to our estimate of residual value. Revenue, depreciation expense and the resulting profit for operating leases are recorded on a straight-line basis over the life of the lease.

As a result of these three classifications of leases for accounting purposes, the revenues resulting from the "mix" of lease classifications during an accounting period will affect the profit margin percentage for such period and such profit margin percentage generally increases as revenues from direct financing and sales-type leases increase. Should a lease be financed, the interest expense declines over the term of the financing as the principal is reduced.

Residual Values. Residual values represent our estimated value of the equipment at the end of the initial lease term. The residual values for direct financing and sales-type leases are recorded in investment in direct financing and sales-type leases, on a net present value basis. The residual values for operating leases are included in the leased equipment's net book value and are recorded in investment in operating lease equipment. The estimated residual values will vary, both in amount and as a percentage of the original equipment cost, and depend upon several factors, including the equipment type, manufacturer's discount, market conditions and the term of the lease.

We evaluate residual values on an ongoing basis and record any required changes in accordance with FASB No. 13. Residual values are affected by equipment supply and demand and by new product announcements and price changes by manufacturers. In accordance with generally accepted accounting principles, residual value estimates are adjusted downward when such assets are impaired.

We seek to realize the estimated residual value at lease termination through:
(1) renewal or extension of the original lease; (2) sale of the equipment either to the lessee or the secondary market; or (3) lease of the equipment to a new user. The difference between the proceeds of a sale and the remaining estimated residual value is recorded as a gain or loss in lease revenues when title is transferred to the lessee, or, if the equipment is sold on the secondary market, in equipment sales revenues and cost of equipment sales when title is transferred to the buyer. The proceeds from any subsequent lease are accounted for as lease revenues at the time such transaction is entered into.

Initial Direct Costs. Initial direct costs related to the origination of direct financing, sales-type or operating leases are capitalized and recorded as part of the net investment in direct financing leases, or net operating lease equipment, and are amortized over the lease term.

Sales. Sales revenue includes the following types of transactions: (1) sales of new or used equipment which is not subject to any type of lease; (2) sales of equipment subject to an existing lease, under which we are lessor, including any underlying financing related to the lease; and (3) sales of off-lease equipment to the secondary market.

Other Sources of Revenue. Fee and other income results from (1) income from events that occur after the initial sale of a financial asset such as escrow/prepayment income, (2) re-marketing fees, (3) brokerage fees earned for the placement of financing transactions and (4) interest and other miscellaneous income. These revenues are included in fee and other income in our statements of earnings.

RESULTS OF OPERATIONS

Three and Nine Months Ended December 31, 1999 Compared to Three and Nine Months Ended December 31, 1998

We generated total revenues of $76,240,195 during the three-month period ended December 31, 1999 compared to revenues of $69,946,693 during the comparable period in the prior fiscal year, an increase of 9.0%. During the nine-month period ended December 31, we generated total revenues of $191,803,049 and $149,530,588 in 1999 and 1998, respectively, an increase of 28.3%. During the three-month period, the increase in equipment sales was largely offset by a decrease in sales of leased equipment, thereby yielding a lower overall increase in total revenues of 9.0%. In comparison, the increase in equipment sales for the nine-month period significantly outpaced the decrease in sales of leased equipment, which contributed to the 28.3% increase in total revenues. The increase in total revenues for the three- and nine-month periods, without the inclusion of the operations of CLG, Inc., would have been 8.3% and 24.9%, respectively. Our revenues are composed of sales and other revenue, and may vary considerably from period to period. See "Potential Fluctuations In Quarterly Operating Results" on page 36.

Sales revenue, which includes sales of equipment and sales of leased equipment, decreased .2% to $63,549,650 during the three-month period ended December 31, 1999, as compared to $63,688,706 in the corresponding period in the prior fiscal year. For the nine-month period ended December 31, 1999, sales increased 25.6% to $163,732,528 over the corresponding period in the prior year.

The majority of sales of equipment are generated through our technology business unit subsidiaries. Sales of used or off-lease equipment are also generated from our brokerage and re-marketing activities. For both the three-and nine-month periods ended December 31, 1999, equipment sales through our technology business unit subsidiaries accounted for 99.7% of sales of equipment, with the remainder being sales from brokerage and re-marketing activities. Sales of equipment increased significantly during both the three- and nine-month periods, primarily a result of increased technology sales through our technology business unit subsidiaries. For the three-month period, sales of equipment increased 84.1% to $47,188,893. For the fiscal year to date through December 31, equipment sales increased 113.2% to $118,850,359. The acquisition of CLG, Inc. on September 30, 1999, did not materially contribute to the increase in sales of equipment for the periods presented.

We realized a gross margin on sales of equipment of 10.3% and 10.5% for the three- and nine-month periods ended December 31, 1999, respectively, as compared to a gross margin of 13.6% and 15.4% realized on sales of equipment generated during the three- and nine-month periods, respectively, in the prior fiscal year. This decrease in net margin percentage can be primarily attributed to our July 1, 1998 acquisition of ePlus Technology, inc., formerly PC Plus, Inc., which has a concentration of higher volume customers with lower gross margin percentages. Our gross margin on sales of equipment may be affected by the mix and volume of products sold.

We also recognize revenue from the sale of leased equipment. During the three-and nine-month periods, sales of leased equipment decreased 57.0% and 39.8% to $16,360,757 and $44,882,169, respectively. The revenue and gross margin recognized on sales of leased equipment can vary significantly depending on the nature and timing of the sale, as well as the timing of any debt funding recognized in accordance with SFAS No. 125. The decrease in sales of leased equipment can be primarily attributed to the decline in the volume of leases sold to MLC/CLC, LLC, a joint venture in which we own a 5% interest. During the three months ended December 31, 1999 and 1998, sales to MLC/CLC, LLC, accounted for 67.5% and 93.1% of sales of leased equipment, respectively. During the nine-month periods ended December 31, sales to MLC/CLC, LLC accounted for 37.8% and 96.5% of 1999 and 1998 sales of leased equipment, respectively. Sales to the joint venture require the consent of the relevant joint venture partner. We have received notice that Firstar Equipment Finance Corporation, which owns 95% of MLC/CLC, LLC, intends to discontinue their continued investment in new lease acquisitions effective May, 2000. We have developed and will continue to develop relationships with additional lease equity investors and financial intermediaries to diversify our sources of equity financing.

During the three-month period ended December 31, 1999, we recognized a gross margin of 6.4% on leased equipment sales of $16,360,757 as compared to a gross margin of 1.5% on leased equipment sales of $38,053,115 during the same period in the prior fiscal year. For the fiscal year to date through December 31, 1999, we recognized a gross margin of 4.3% on leased equipment sales of $44,882,169, as compared to a gross margin of 1.3% on leased equipment sales of $74,612,679 during the same period in the prior fiscal year. The increase in gross margin is due primarily to increased origination fees charged to the equity purchasers of leased equipment.

Our lease revenues increased 99.5% to $9,467,586 for the three-month period ended December 31, 1999, compared with the corresponding period in the prior fiscal year. For the fiscal year to date through December 31, lease revenues increased 45.5% to $21,816,694 for the 1999 period compared to the same period in 1998. This increase consists of increased lease earnings and rental revenues reflecting a higher average investment in direct financing and sales type leases. The investment in direct financing and sales type leases at December 31, 1999 and March 31, 1999 were $204,280,675 and $83,370,950, respectively. The
December 31, 1999 balance represents an increase of $120,909,725 or 145.0% over the balance as of March 31, 1999. The increase in the net investment in direct financing and sales type leases, as well as the corresponding lease revenues was due in large part to the acquisition of CLG, Inc. The increases in lease revenues for the three- and nine-month periods, without the operations of CLG, Inc., would have been 10.0% and 17.2%, respectively.

For the three and nine months ended December 31, 1999, fee and other income increased 93.4% and 42.4%, respectively, over the comparable periods in the prior fiscal year. This increase is attributable to increases in revenues from adjunct services and fees, including broker fees, support fees, warranty reimbursements, and learning center revenues generated by our technology business unit subsidiaries. Included in our fee and other income are earnings from certain transactions which are in our normal course of business but there is no guarantee that future transactions of the same nature, size or profitability will occur. Our ability to consummate such transactions, and the timing thereof, may depend largely upon factors outside the direct control of management. The earnings from these types of transactions in a particular period may not be indicative of the earnings that can be expected in future periods. The acquisition of CLG, Inc. did not materially affect the increases for the periods presented.

For the three and nine months ended December 31, 1999, we recorded $297,453 in ePlusSuite revenues. These revenues consisted of amounts charged for the arrangement of procurement transactions executed through Procure(+), a component of ePlusSuite. There were no ePlusSuite revenues recorded prior to this quarter, as ePlusSuite was introduced on November 2, 1999.

During the three months ended December 31, 1999, the selling, general, and administrative expenses allocated to the electronic commerce business unit consisted primarily of overhead allocation.

Our direct lease costs increased 3.6% during the nine-month period ended December 31, 1999 as compared to the same period in the prior fiscal year. There was an increase of 100.9%, in direct lease costs for the three-month period ended December 31, 1999 as compared to December 31, 1998. The largest component of direct lease costs is depreciation expense on operating lease equipment. The increase for the three-month period is attributable to the acquisition of CLG, Inc., which has a higher percentage of operating leases, and as a result, added $1.9 million in direct lease costs. For the nine months ended December 31, 1999, the increase attributable to CLG, Inc. was offset by a $1.2 million reduction in depreciation on our operating lease equipment prior to the CLG, Inc. acquisition.

Salaries and benefits expenses increased 64.2% during the three-month period ended December 31, 1999 over the same period in the prior year. For the fiscal year to date through December 31, 1999, salaries and benefits increased 60.9% over the prior year. These increases reflect the increased number of personnel we employed, the higher commission expenses in the technology businesses unit and the acquisition of CLG, Inc.

Our interest and financing costs for the three and nine months ended December 31, 1999 increased 254.1% and 189.5%, respectively, and relate to interest costs on our indebtedness. In addition to increased borrowing under our lines of credit, our lease related non-recourse debt portfolio increased significantly. See "--Liquidity and Capital Resources" below. Payment for interest costs on the majority of non-recourse and certain recourse notes are typically remitted directly to the lender by the lessee.

Our provision for income taxes increased to $1,580,340 for the three months ended December 31, 1999 from $1,131,934 for the three months ended December 31, 1998, reflecting effective income tax rates of 40% for both periods. For the nine months ended December 31, 1999, our provision for income taxes was $3,974,847 as compared to $3,201,099 during the comparable prior year period, reflecting effective income tax rates of 40% for both periods.

The foregoing resulted in a 39.6% and 24.2% increase in net earnings for the three- and nine-month periods ended December 31, 1999, respectively, as compared to the same periods in the prior fiscal year. The increases in net earnings for the three- and nine-month periods, exclusive of the operations of CLG, Inc., would have been 10.4% and 13.8%.

Basic and diluted earnings per common share were $.30 and .26 for the three months ended December 31, 1999, as compared to $.24 for both methods for the three months ended December 31, 1998, based on weighted average common shares outstanding of 7,885,729 and 9,092,317, respectively, for 1999, and 7,189,324 and 7,220,060, respectively, for 1998. For the fiscal year to date through December 31, 1999, our basic and diluted earnings per common share were $.78 and $.70, respectively, as compared to $.73 and $.72, respectively, for the same period in 1998, based on weighted average common shares outstanding of 7,618,700 and 8,554,461, respectively, for 1999, and 6,540,359 and 6,648,754 respectively, for 1998.

LIQUIDITY AND CAPITAL RESOURCES

During the nine-month period ended December 31, 1999, we used cash flows in operations of $743,351, and used cash flows from investing activities of $87,057,093. Cash flows generated by financing activities amounted to $91,596,123 during the same period. The net effect of these cash flows was a net increase in cash and cash equivalents of $3,795,679 during the nine-month period. During the same period, our total assets increased $165,501,260, or 107.2%, primarily the result of increases in direct financing leases and the acquisition of CLG, Inc. on September 30, 1999. Our net investment in operating lease equipment increased during the period, primarily due to the acquisition of operating lease assets from CLG, Inc.

Our debt financing activities typically provide approximately 80% to 100% of the purchase price of the equipment we purchased for lease to our customers. Any balance of the purchase price (our equity investment in the equipment) must generally be financed by cash flow from its operations, the sale of the equipment lease to third parties, or other internal means of financing. Although we expect that the credit quality of our leases and our residual return history will continue to allow us to obtain such financing, no assurances can be given that such financing will be available, at acceptable terms, or at all. The financing necessary to support our leasing activities has principally been provided from non-recourse and recourse borrowings. Historically, we have obtained recourse and non-recourse borrowings from money centers and regional banks, insurance companies, finance companies and financial intermediaries. We have formal programs with Key Corporate Capital, Inc., Fleet Business Credit Corporation, Centura Bank, Wachovia Bank & Trust, Norwest Equipment Finance, Inc. and Synovus Leasing Company. These programs require that each transaction is specifically approved and done solely at the lender's discretion.

During the nine-month period ended December 31, 1999, our lease related non-recourse debt portfolio increased 241.6% to $179,102,322. This increase is due to the acquisition of CLG, Inc., as well as increased on balance sheet debt fundings on our existing lease portfolio.

On March 12, 1997, we established a $10,000,000 credit facility agreement with Heller Financial, Inc., or Heller. Under the terms of the Heller facility, a maximum amount of $10.0 million was available to borrow provided that each draw was subject to the approval of Heller. On March 12, 1998, the formal commitment from Heller to fund additional advances under the line was allowed to expire, however, we are still transacting business as if the formal agreement terms are in place. The primary purpose of the Heller facility was for the permanent fixed-rate discounting of rents for commercial leases of information technology assets with our middle-market customers. As of December 31, 1999, the balance on this account was $3,148,520. Originally, each advance under the facility bore an annual interest rate equal to the sum of the weekly average U.S. Treasury Constant Maturities for a Treasury Note having approximately an equal term as the weighted average term of the contracts subject to the advance, plus an index ranging from 1.75% to 3.00%, depending on the amount of the advance and the credit rating (if any) of the lessee. Thereafter, the annual interest rate was fixed by Heller each month and adjusted each subsequent month. The Heller facility contains a number of contractual covenants and is a limited recourse facility, secured by a first-priority lien in the lease contracts and chattel paper relating to each loan advance, the equipment under the lease contracts, a 10% cross-collateralized first loss guarantee, and all books, records and proceeds. The Heller facility was made to ePlus Group, inc., formerly MLC Group, and is guaranteed by us. The Heller facility is subject to their sole discretion, and is further subject to our compliance with certain conditions and procedures.

Through MLC/CLC, LLC, we have a joint venture agreement that has historically provided the equity investment financing for certain of our transactions. Firstar Equipment Finance Company, or Firstar Finance, formerly Cargill Leasing Corporation, is an unaffiliated investor which owns 95% of MLC/CLC, LLC. Firstar Finance's parent company, Firstar Corporation, is a $20 billion bank holding company. This joint venture arrangement enables us to invest in a significantly greater portfolio of business than our limited capital base would otherwise allow. A significant portion of our revenue generated by the sale of leased equipment is attributable to sales to MLC/CLC, LLC. See "--Results of Operations." We have received notification of Firstar Finance's intent to discontinue their investment in new lease transactions effective May 2000.

Our "Accounts payable--equipment" represents equipment costs that have been placed on a lease schedule, but for which the we have not yet paid. The balance of unpaid equipment cost can vary depending on vendor terms and the timing of lease originations. As of December 31, 1999, we had $18,515,180 of unpaid equipment cost, as compared to $18,049,059 at March 31, 1999.

Working capital financing in our leasing business is provided by a $65.0 million committed line of credit which is a short-term, secured, recourse facility provided through First Union National Bank, N.A. and which has syndicated the facility to the following participants and in the following amounts: City National Bank ($15.0 million); Summit Bank ($10.0 million); Bank Leumi USA ($10.0 million); and Key Bank ($10.0 million). This line of credit has been in place since December 1998, was renewed for another one-year period on December 19, 1999, has full recourse to us, and is secured by a blanket lien against all of our assets. In addition, we have entered into pledge agreements to pledge the common stock of all of our wholly-owned subsidiaries. The interest rates charged under the facility are LIBOR plus 1.5% or Prime minus .5%, depending on the term of the borrowing. The facility expires on December 19, 2000. As of December 31, 1999, we had an outstanding balance of $29.5 million on the First Union facility.

ePlus Technology of NC, inc., formerly MLC Network Solutions of North Carolina, Inc., ePlus Technology of PA, inc., formerly Educational Computer Concepts, Inc. and ePlus Technology, inc., formerly PC Plus, Inc., have separate credit sources to finance their working capital requirements for inventories and accounts receivable. Their traditional business as sellers of PCs and related network equipment and software products is financed through agreements known as "floor planning" financing where interest expense for the first thirty to forty days is not charged to us but is paid for by the supplier/distributor. These floor plan liabilities are recorded as accounts payable-trade as they are normally repaid within the thirty- to forty-day time frame and represent an assigned accounts payable originally generated with the supplier/distributor. If the thirty- to forty-day obligation is not paid timely, interest is then assessed at stated contractual rates.

As of December 31, 1999, the floor planning agreements are as follows:

                                 ----------------------------------------------------------
                                                                                BALANCE AT
                                                                               DECEMBER 31,
            ENTITY                    FLOOR PLAN SUPPLIER        CREDIT LINE       1999
            ------               ------------------------------  -----------   ------------
ePlus Technology of NC, inc.     Finova Capital Corporation      $ 4,000,000    $1,992,631
                                 IBM Credit Corporation              250,000            --
ePlus Technology of PA, inc.     Finova Capital Corporation        7,000,000     4,579,513
                                 IBM Credit Corporation              750,000        48,199
ePlus Technology, inc.           BankAmerica Credit Corporation   15,000,000     5,401,064

All of the above credit facility limits have been increased during the year to provide the credit capacity to increase sales on account. ePlus Technology of PA, inc. also has a line of credit in place with PNC Bank, N.A. that expires on July 31, 2000. This asset based line has a maximum credit limit of $2,500,000 and interest charges are set at the bank's prime rate. There was no outstanding balance on this line of credit at December 31, 1999. The credit facilities provided by Finova Capital Corporation and PNC Banks, N.A., are required to be guaranteed by us.

Availability under the revolving lines of credit may be limited by the asset value of equipment we purchase and may be further limited by certain covenants and terms and conditions of the facilities.

The successful implementation of our electronic commerce business strategy will require a significant amount of cash beyond what we currently have available or are likely to generate from our current operations. In addition, we may selectively acquire other companies that have attractive customer relationships and skilled sales forces. We may also acquire technology companies to expand and enhance the platform of ePlusSuite to provide additional functionality and value-added services. As a result, we expect to require additional financing to fund our strategy implementation and potential future acquisitions, which may include additional debt and equity financing.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

Our future quarterly operating results and the market price of our stock may fluctuate. In the event our revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of our stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing and financing companies or our major customers or vendors.

Our quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, our entry into the electronic commerce market, any reduction of expected residual values related to the equipment under our leases, timing of specific transactions and other factors. See "Risk Factors" beginning on page 6. Quarterly operating results could also fluctuate as a result of our sale of equipment in our lease portfolio, at the expiration of a lease term or prior to such expiration, to a lessee or to a third party. Such sales of equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters.

We believe that comparisons of quarterly results of our operations are not necessarily meaningful and that results for one quarter should not be relied upon as an indication of future performance.

INFLATION

We do not believe that inflation has had a material impact on our results of operations during the first three quarters of fiscal 2000.

YEAR 2000 ISSUE

We have substantially completed the Year 2000 compliance modification to our information-technology and non-information technology based applications. To date, we have not experienced any disruptions in any aspect of our operations. We continue to monitor our infrastructure, the products we offer, and our critical business partners to ensure continued success. We do not anticipate any significant future costs related to maintaining our Year 2000 compliance.
                            ------------------------

Certain statements contained in this prospectus are not based on historical fact, but are forward-looking statements that are based upon numerous assumptions about future conditions that may not occur. Actual events, transactions and results may materially differ from the anticipated events, transactions, or results described in those forward-looking statements. Our ability to consummate anticipated transactions and achieve anticipated events or results is subject to certain risks and uncertainties. See "Risk Factors" beginning on page 6.

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

                                    BUSINESS

OVERVIEW AND BACKGROUND OF THE COMPANY

We provide Internet-based, business-to-business supply chain management solutions for information technology and other operating resources. On November 2, 1999, we introduced our remotely-hosted electronic commerce solution, ePlusSuite, which combines Internet-based tools with dedicated customer service to provide a comprehensive outsourcing solution for the automated procurement, management, financing and disposition of operating resources.

The ePlusSuite solution consists of four modules which can be operated independently or integrated to provide a full suite of services:

     - Procure(+) is an electronic procurement and content management solution which allows customers to automate their internal workflow procedures for the procurement of operating resources.

     - Manage(+) is an electronic infrastructure management solution which provides asset management through an asset repository and tracking database.

     - Finance(+) facilitates automated financing solutions for assets procured through Procure(+) or Manage(+).

     - Service(+) provides implementation and customization services, fulfillment and asset disposition.

We have been in the business of selling, leasing, financing, and managing information technology and other assets for nearly ten years and currently derive most of our revenues from such activities. The introduction of ePlusSuite reflects our transition to a business-to-business electronic commerce solutions provider from our historical sales and financing business. Over time, we plan to use our ePlusSuite platform to facilitate sales and financing transactions between our customers and third parties rather than originate these transactions as principal. As a result, we expect our electronic commerce revenues to substantially increase and represent a greater portion of our total revenues.

INDUSTRY BACKGROUND

Growth of the Internet as a Platform for Efficient Business-to-Business Electronic Commerce.

The Internet is rapidly becoming the preferred channel for business-to-business transactions. It has fundamentally changed how companies of all sizes communicate and share information. In the intensely competitive global business environment, businesses have increasingly adopted the Internet to streamline their business processes, lower costs and make their employees more productive.

Traditional Areas of Business Process Automation

Businesses have traditionally attempted to reduce costs through the automation of internal processes. In particular, these efforts focused on the procurement of direct goods such as raw materials and unfinished products. Similar efforts have been made to improve the procurement process for operating resources, which include information technology and telecommunications equipment, office equipment and supplies, travel and entertainment, professional services and other repeat purchase items. The purchase and sale of these goods comprise a large portion of business-to-business transactions.

Many organizations conduct procurement and management of operating resources through costly paper-based processes that require actions by many individuals both inside and outside the organization. We estimate that replacing a traditional paper-based procurement system with an Internet-based system can reduce the cost of processing a purchase request by at least two-thirds. Traditional processes also do not generally feature automated spending and procurement controls and, as a result, may fail to direct spending to preferred vendors and may permit spending on unapproved goods and services.

Many large companies have installed enterprise resource planning and supply chain automation systems and software to increase their procurement efficiency for operating resources. These systems are often complex and are designed to be used by a relatively small number of sophisticated users. They may not provide the necessary interactivity with the vendor. In addition, a variety of point-to-point solutions such as electronic data interchange have been developed. However, the expense and complexity associated with licensing, implementing and managing these solutions can make them unsuitable for all but the largest organizations.

Certain providers of business-to-business electronic commerce solutions have attempted to link purchasers and vendors of operating resources and services into trading communities over the Internet. Their solutions are software-based and enable development of marketplaces to operate among participants with similar systems and primarily cater to larger firms.

Opportunity for Business-to-Business Electronic Commerce and Supply Chain Management Solutions

We believe that an opportunity exists to provide Internet-based supply chain management solutions which are remotely-hosted. Our end-to-end business process solutions integrate the procurement and management of assets with financing, fulfillment and other asset services. These solutions streamline processes within an organization and provide integrated access to third-party content, commerce and services. Our comprehensive approach also facilitates relationships with preferred vendors.

Our target customers are primarily middle-market companies, with revenues between $25 million and $1 billion per year. We believe there are over 60,000 customers in our target market.

Our target customer has one or more of the following business characteristics that we believe make ePlusSuite a preferred solution:

     - seeks a lower cost alternative to enterprise software solutions;

     - will benefit from the cost savings and efficiency gains that can be obtained from an Internet-based procurement solution;

     - prefers to retain the flexibility to negotiate prices with designated vendors or buying exchanges;

     - wants to lower its total cost of ownership of information technology assets by standardizing configurations and proactively managing its fixed asset base over the life of the asset; and

     - seeks a comprehensive solution for its entire asset management supply chain.

THE ePLUS SOLUTION

We provide an integrated suite of Internet-based business-to-business supply chain management solutions designed to improve productivity and enhance operating efficiency on a company-wide basis. Our ePlusSuite currently includes Internet-based applications for the procurement and management of operating resources that can be integrated with financing and other asset services. In addition, our solution uses the Internet as a gateway between employees and third-party content, commerce and service providers. We believe our solution makes our customers' companies more efficient, while providing better information to management.

ePlusSuite allows customers to automate and customize their existing business rules and procurement processes using an Internet-based workflow tool. We offer a remotely-hosted solution with a transaction-based fee structure that reduces up-front costs for customers, facilitates quick adoption, and eliminates the need for customers to maintain and update software. In addition, ePlusSuite integrates effectively with existing legacy systems. We believe our solution can be implemented faster with less customer training than many competing software-based solutions.

STRATEGY

Our goal is to become a leading provider of Internet-based supply chain management solutions. The key elements of our strategy include the following:

Convert our existing customer base to become users of ePlusSuite

We have an existing client base of approximately 1,500 customers. We believe our years of experience in developing supply chain management solutions, including financing, asset management and information technology sales and service, give us significant advantages over our competitors. Consequently, we believe we are well-positioned to offer a comprehensive Internet-based supply chain management solution tailored to meet our customers' specific needs.


We introduced ePlusSuite on November 2, 1999, and, as of March 2, 2000, we had implemented or are in the process of implementing the EPlusSuite solution with 25 customers, 9 of which were our existing customers.


Expand our sales force and marketing activities


As of March 2, 2000 we had approximately 68 salespersons in 16 locations, and we plan to substantially increase the number of salespersons and locations in the next 12 months. We intend to expand our presence in locations that have a high concentration of fast-growing middle market companies. In addition, we plan to add sales staff to some of our existing offices. We will seek to hire experienced personnel with established customer relationships and with backgrounds in hardware and software sales, telecommunications sales, and supply chain management. We also plan to create a national brand to increase market awareness of ePlusSuite through advertising and public relations campaigns. We may also selectively acquire companies that have attractive customer relationships and skilled sales forces. For example, as a result of our recent acquisition of CLG, Inc. we added 448 additional customers.

Expand the functionality of our Internet-based solutions

We intend to continue to modify ePlusSuite to expand its functionality to serve customer needs. In addition, we intend to use the flexibility of our platform to offer additional products and services through ePlusSuite. For example, we believe that EPlusSuite can be expanded to include outsourcing of human resources services and other non-core activities. As part of this strategy, we may also acquire technology companies to expand and enhance the platform of ePlusSuite to provide additional functionality and value added services.

Expand our strategic relationships to market and enhance ePlusSuite


We intend to expand and develop strategic relationships to accelerate market acceptance of our electronic commerce business solutions. We believe these strategic relationships will allow us to access a wider customer base and expand the functionality of ePlusSuite. We recently entered into joint marketing arrangements with finance subsidiaries of Chase Manhattan, Inc. and Wachovia Corporation that enable them to market ePlusSuite to their customers. We have also entered into a marketing and distribution agreement with PSINet, Inc. which will enable it to market ePlusSuite to its customers. We believe these marketing relationships can be a substantial source of growth.


Increase our role as intermediary in sales and financing transactions

Over time, we plan to use our ePlusSuite platform to facilitate sales and financing transactions between our customers and third parties, rather than originate these transactions as principal. We currently buy and sell information technology assets and provide financing directly to our customers. We plan to use our ePlusSuite platform to facilitate sales and financing transactions between our customers and third parties rather than originate these transactions as principal. We believe we can leverage our financing expertise and relationships to arrange programs with specific institutions to provide financing directly to our electronic commerce customers.

DESCRIPTION OF ePLUSSUITE

ePlusSuite consists of four modules, Procure(+), Manage(+), Finance(+) and Service(+). These components are fully integrated in that each component links with and shares information with the other components. Procure(+) and Manage(+) are remotely-hosted electronic commerce solutions, and Finance(+) and Service(+) are services provided by us.

Procure(+). Procure(+) offers Internet-based procurement capabilities that enable companies to reduce their purchasing costs while increasing their overall supply chain efficiency. Cost reductions are achieved through user-friendly application functionality designed to reduce off-contract, or unauthorized purchases, automate unnecessary manual processes, improve leverage with suppliers and provide links to a sophisticated asset information repository, Manage(+). Procure(+) is a remotely-hosted solution with no applets or executables to download. Its core technology is based on the Microsoft SQL server and it uses XML and cXML software technology to permit scalability, flexibility and open architecture standards.

Procure(+) provides the following features and functions for the customer:

     - Electronic Catalogs--combines multiple vendor catalogs including item pricing and availability information which can be updated as required. Catalog content can be viewed in customized formats and can include detailed product information.

     - Workflow and Business Rules--graphically displays complex business rules to build the internal workflow process to mirror the customer's organization. Multiple business rules can be used, and changes can be made by the customer or EPlus. Approval thresholds and routing rules can be set by dollar amount, quantity, asset type or other criteria. No coding or expensive programming is required.

     - Order Tracking--provides detailed information online about every order, including date and time stamps from requestors, approvers, purchasers, vendors and shippers enabling customers to track orders and to create detailed order audit trails.

     - Order Information--contains multiple data fields which can be easily customized to provide complete information to the customer, such as accounting codes, budget costs, cost center information, notes, and shipping and billing information.

The key benefits of Procure(+) include:

     - easy to use, Internet-based interface that requires limited training;

     - easy implementation without the assistance of consultants, no upfront license fees and no ongoing maintenance or upgrade costs;

     - integration of multiple vendor catalogs and advanced search, filtering and viewing capabilities that allow the customer to control views by user groups;

     - an easily configured workflow module that automates and controls each customer's existing business processes for requisition or order routing, approval and preparation;

     - order status reporting throughout the requisition process as well as real-time connections to suppliers for pricing and availability and other critical information; and

     - controls unauthorized purchasing and enables usage of preferred vendors for volume discounts.

Manage(+). Manage(+) offers Internet-based asset management capabilities that are designed to provide customers with comprehensive asset information to enable them to proactively manage their fixed assets and lower the total cost of ownership of the assets. Assets procured using Procure(+) or from other sources populate the Manage(+) database to provide a seamless link. Manage(+) is a remotely-hosted solution with no applets or executables to download. Its core technology is an Oracle relational database system.

Manage(+) provides the following information to the customer:

     - Asset Information--contains descriptive information on each asset including serial number, tracking number, purchase order number, manufacturer number, model number, vendor, category, billing code, order date, shipping date, delivery date, install date, equipment status and, if applicable, lease number, lease schedule, lease start date, lease end date, lease term, remaining term and information on any options ordered with the equipment.

     - Location Information--provides asset location information including an address, building or room number, or other information required by the customer.

     - Cost Center Information--invoices assets to cost center or budget categories. One asset can be billed to multiple cost centers and all information will be listed under that asset record.

     - Maintenance Information--maintains a history of the asset. As maintenance and warranty repairs are made, information may be updated. The information includes the date, a description of the service performed and the cost.

     - Invoice Information--maintains information from the original invoice on the asset for warranty and tracking purposes.

     - Financial Information--tracks all financial information on the asset, including purchase price or lease cost, software licensing costs and warranty and maintenance information.

     - Customized Information--user specific information can also be maintained.

The key benefits of Manage(+) include:

     - an easy to use Internet-based interface that requires limited training;

     - easy implementation without the assistance of consultants and entails no upfront license fee or ongoing maintenance or upgrade costs;

     - providing the information necessary to proactively manage the fixed asset base, including property and sales tax calculations, upgrade and replacement planning, technological obsolescence and total cost of ownership calculations;

     - automating invoice reconciliation to reduce errors and track vendor performance, including evaluating scheduled delivery versus actual delivery performance;

     - management of warranty and maintenance information to reduce redundant maintenance fees and charges on equipment no longer in use;

     - tracking of all pertinent financial, contractual, location, cost center, configuration, upgrade and usage information for each asset enabling customers to calculate the return of their investment by model, vendor, department or other factors; and

     - reducing overruns and assists with application rollouts and the annual budgeting process.

Finance(+). Finance(+) is a service that facilitates the financing of purchases on terms previously negotiated by a customer with a financing provider while automating the accumulation of data to assist in the financing process.

Finance(+) allows customers to order equipment when desired and aggregate an unlimited number of orders onto one or more financing transactions at the end of a pre-determined order period (usually one to three months). The transactions can then be invoiced by location, division, or business unit if so desired by the customer. Finance(+) helps a customer simplify the process thereby, lowering costs and increasing productivity.

We can assist customers in structuring loans, leases, sales/leasebacks, tax-exempt financing, vendor programs, private label programs, off-balance sheet leases and federal government financing in order to meet their requirements.

Service(+) is our technology business unit which provides implementation and customization services for the rapid implementation of ePlusSuite, as well as fulfillment and asset disposition services. Service(+) allows customers to obtain high-quality services which can be seamlessly linked with other components of our ePlusSuite solution. Assets which are procured through Procure(+) can be configured, imaged, staged, and installed by us on the customer site. Our services also assist our customers in managing their existing information technology asset base, including maintenance, reverse logistics, engineering, and other technology services.

ePLUSSUITE CUSTOMERS

We have approximately 1,500 customers in all of our businesses. We formally introduced our ePlusSuite solution on November 2, 1999, and, as of March 2, 2000, we had fully-implemented ePlusSuite with the following customers:

        Aatlas Commerce, LLC                              National Railroad Passenger Corporation
        BlueStone Software, Inc.                          (AMTRAK)
        Dain Rausher Corporation                          OneSoft Corporation
        Forte Systems, LLC                                Pharmaceutical Product Development, Inc
        Logicon, Inc. (a subsidiary of Northrop           Proxicom, Inc.
             Grumman Corporation)                         SAGA SOFTWARE, Inc.
        Martin Marietta Materials, Inc.                   The Ellerbe Becket Company
        MicroStrategy, Incorporated                       WebMethods, Inc.


As of March 2, 2000, we were implementing ePlusSuite with the following customers:



        Catalytica Pharmaceuticals, Inc.                  MBM Corporation
        Christian Broadcasting Network, Inc.              PSINet, Inc.
        Corning Incorporated                              Promotions.com inc.
        Interpath Communications, Inc.                    Serviceco LLC (dba Road Runner)
        Lincoln National Management Corporation           Robroy Industries, Inc.
             (a subsidiary of Lincoln National            Womble Carlyle Sandridge & Rice, PLLC
        Corporation)


TECHNOLOGY

General. Our Procure(+) and Manage(+) applications are fully standards-based, designed for the Internet and built upon an underlying architecture that is based on Microsoft's and Sybases' distributed Internet application frameworks. These Internet-based frameworks provide access security, load balancing, resource pooling, message queuing, distributed transaction processing and reusable components and services. We use XML software to enhance the business-to-business transfer of data and documents between multiple systems. Our development strategy relies on object-oriented programming and stresses modularity, inheritance and reuse when feasible.

Our applications are designed to be scalable, due to our multi-tier architecture employing thin client, multi-threaded application servers and relational databases. We use standard software programming languages, packages and protocols, including Visual Basic, PowerBuilder, PowerDynamo, JavaScript, ASP, C++, HTTP, HOP, DCOM, CORBA, Native and OBDC Data constructs. Our applications are provided to our customers over any standard Internet browser, and there are no applets or executables to download.

We use a component-based application infrastructure composed of readily-configurable business rules, a workflow engine, advanced data management capabilities and an electronic cataloging system. Each of these core elements plays a crucial role in deploying enterprise-wide solutions that can capture a customer's unique policies and processes and manage key business functions.

Business Rules. Our business rules engine allows Procure(+) to be configured so that our customers can effectively enforce their requisition approval policies while providing flexibility so that the business rules can be edited and modified as our customer's policies change. Users of the system are presented with appropriate guidance to facilitate adherence to corporate policies. The business rules dramatically reduce reworking of procedures, track and resolve policy exceptions online and eliminate re-keying of data into back-end systems. The business rules permit management by exception, in which items requiring managerial attention are automatically highlighted.

Workflow Engine. Our workflow engine permits that information flows through the organization in a timely, secure and efficient manner. For example, in addition to incorporating policy-based business rules, it incorporates time-based standards to reroute purchase requisitions if the original recipient does not respond within the allocated performance timeframe. Robust enterprise applications require database-driven workflow, with e-mail-based messaging, to provide increased security and reliability, data and transaction integrity, real-time availability, optimization for high performance and usage reporting. Our application also provides e-mail notification to users of the status of a procedure or of events requiring attention, alteration and action, such as notifying the creator of a purchase requisition of its location in the purchasing cycle or notifying a manager of a requisition requiring attention.

Content Management. Our electronic catalog allows multiple vendor information to be linked to customized customer catalogs. Information can be updated when required by the customer. Our electronic cataloging system accepts XML, EDI and other industry data standards for information transfer.

Asset Management. Manage(+) is an Oracle-based data management system that is designed to be scalable and can be easily customized to provide customer-specific fields and data elements. New functionality can also be assigned to existing controls, or new controls, with little application modification and minimal programming.

ePlusSuite can integrate with enterprise systems such as ERP systems, financial management systems, human resource systems (for user information and organizational structure), project accounting systems and corporate credit card systems. These interfaces allow for the automatic exchange of data between ePlusSuite and other enterprise systems and for the downloading of data managed by these enterprise systems into ePlusSuite. These integration processes are scheduled according to the needs of our customer's information services and finance departments.

Data Accuracy. Data input from internal departments is quality controlled within the entering department before it is released for use to other functions. Customer input is also quality controlled before it is released for use to other functions.

System Security. Our security design provides multiple layers of security--ranging from the Portal level (initial user contact occurs) to the database level where users and roles are authenticated to the socket/protocol layer. On the browser side (customer access), our software makes use of SSL connections and 128-bit encryption technology. We currently use Check Point Security software to protect our internal network systems from unauthorized access. Check Point Firewall-1 is a comprehensive, security suite providing: access control, content security, authentication, network address translation, auditing and state table synchronization.

RESEARCH AND DEVELOPMENT

To date, the majority of our software development has been outsourced to third-party software companies. We have obtained perpetual license rights and object code from these third-party software companies. Subject to certain exceptions, we generally retain the object code and intellectual property rights of the customized software. To accelerate the development of our EPlusSuite, we are building an internal software development team. We have recently hired four software developers, two of whom previously worked for the companies which licensed the software to us. In addition, since December 1998, we have retained a consultant who has worked full time in the capacity of Chief Technology Officer.

To successfully implement our business strategy, we have to provide hosted software functionality and related services that meet the demands of our customers and prospective customers. We expect that competitive factors will create a continuing need for us to improve and add to our ePlusSuite. The addition of new products and services will also require that we continue to improve the technology underlying our applications. We intend to maintain our competitive advantage by investing significantly greater resources in our internal development efforts, including adding a significant number of in-house software engineers, and executives. In addition, to complement our in-house development efforts, we expect significant future expenditures on software licenses and third-party software development and consulting costs.

SALES AND MARKETING

We focus our marketing efforts on achieving brand recognition, market awareness, lead generation, and converting our existing customer base to our ePlusSuite solution. The target market for our ePlusSuite is primarily middle market companies with revenues between $25 million and $1 billion. We believe there are over 60,000 customers in our target market. Our sales representatives are paid on commission, with specific incentives for generating new ePlusSuite customers and revenues.

We typically market to the senior financial officer or the senior information officer in an organization. To date, the majority of our customers have been generated from our direct sales. As part of our strategy to grow our electronic commerce business, we intend to hire additional sales personnel and open new sales locations. In the future, we plan to conduct public relations campaigns to create brand and market awareness of product benefits, developments and major initiatives. We anticipate that these will include advertising in business and financial publications, Internet advertising, trade shows, seminars, and direct mail. We also intend to develop strategic relationships to expand market acceptance of our electronic commerce business solutions. We recently entered into joint marketing arrangements with the finance subsidiaries of Chase Manhattan, Inc. and Wachovia Corporation. We believe these strategic relationships can be a substantial source of growth.

Our sales force is organized under three regional directors located in our headquarters in Herndon, Virginia and our Pottstown, Pennsylvania and Raleigh, North Carolina regional operating centers. We have sales locations in: Herndon, Virginia; Dallas, Texas; Sacramento and San Diego, California; Greenville, Wilmington and Raleigh, North Carolina; Pittsburgh, Pottstown and West Chester, Pennsylvania; Golden, Colorado; and Baltimore, Maryland. As of March 2, 2000, our sales organization included 68 direct sales representatives and additional sales support personnel.

IMPLEMENTATION AND CUSTOMER SERVICE

We use a project management approach to the implementation of ePlusSuite with each new ePlusSuite customer. Our multidisciplinary team consists of an ePlusSuite implementation specialist, who is responsible for the customer audit and implementation of the solution, a customer relationship manager, who leads the customer's long-term support team, and the appropriate Service(+) staff members to provide technology services, if required, to the customer.

Our implementation of ePlusSuite is a multi-step process that requires, on average, approximately four weeks and involves the following steps:

     - We conduct an extensive operational audit to understand the customer's business processes across multiple departments, existing ERP and outsourced applications, future plans, procurement approval processes and business rules and internal control structure.

     - We design a customized procurement, management and service program to fit the customer's organizational needs.

     - We implement an Internet-based supply chain management system including: customer workflow processes and business rules using our graphical route-builder, custom catalogs linking to chosen vendors, including ePlus, custom reporting and querying, and data capture parameters for the Manage(+) asset repository.

     - We beta test the site and train the customer's personnel.

We provide ePlusSuite as a service solution to our customers, and the ongoing support of the customer and our commitment to the highest possible customer satisfaction is fundamental to our strategy. We use a team approach to providing customer care and assign each customer to a specific team so that they are able to continue to interact with the same ePlus personnel who have experience and expertise with the customer's specific business processes and requirements.

INTELLECTUAL PROPERTY RIGHTS

Our success depends in part upon proprietary business methodologies, and technologies which we have licensed and modified. We rely on a combination of copyright, service mark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect intellectual property rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

We currently have no patents, although we have filed applications in the U.S. Patent and Trademark Office to register the service marks ePlus, ePlusSuite, Procure(+), Manage(+), Finance(+), Service(+), EPLUS LEASING, EPLUS ONLINE and EPLUS

ADVANTAGE. The applications for EPLUS LEASING, EPLUS ONLINE and EPLUS ADVANTAGE are currently based on intent-to-use. The grant of registrations for these intent-to-use marks is conditioned upon each mark being used in commerce, assuming the mark is found to be allowable. We also may file provisional patent applications with the U.S. Patent and Trademark Office relating to various features and processes embodied in our applications. A provisional patent application is a type of application under which a patent will not be issued, but which provides a priority date for a regular patent application that is filed within a one year period following the filing of the provisional patent application. We cannot assure you that any regular patents will be filed based on our provisional applications, or that any patents will issue on our pending provisional applications from any such regular applications. Further, we cannot provide any assurance that any patents, if issued, will prevent the development of competitive products or that our patents will not be successfully challenged by others or invalidated through administrative process or litigation.

We have entered into three software licensing agreements in connection with the development of ePlusSuite. Each of these agreements grants us a perpetual license to the object code or gives us the right to obtain such a license upon payment of an additional fee. Each of these licenses is nonexclusive. The agreements permit us to modify the software source code in conjunction with normal use or upon payment of an additional fee. Generally, the agreements provide that any software developed to interface with licensed software is our property if such work is based on our proprietary information. The licensing agreements provide the payment of initial and on going fees. In addition, certain of our licensing agreements provide for additional fees based on transaction volume. If we commit a material breach of any one of the agreements, it may be terminated. These agreements do not provide any indemnification for intellectual property infringement.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our proprietary intellectual property.

FINANCING AND SALES ACTIVITIES

We have been in the business of selling, leasing, financing, and managing information technology and other assets for nearly ten years and currently derive most of our revenues from such activities. Over time, we plan to use our ePlusSuite platform to facilitate sales and financing transactions between our customers and third parties rather than originate these transactions as principal. We believe we can develop formal contractual arrangements with our current as well as new financing sources to provide equipment financing and leasing for our ePlusSuite customers.

Leasing and Financing. Our leasing and financing transactions generally fall into three categories, direct financing, sales-type or operating leases. Direct financing and sales-type leases transfer substantially all of the benefits and risks of equipment ownership to the customer. Operating leases consist of all other leases that do not meet the criteria to be direct financing or sales-type leases. Our lease transactions include true leases and installment sales or conditional sales contracts with corporations, not-for-profit entities and municipal and federal government contracts. Substantially all of our lease transactions are net leases with a specified non-cancelable lease term. These non-cancelable leases have a provision which requires the lessee to make all lease payments regardless of any lessee dissatisfaction with its equipment. A net lease requires the lessee to make the full lease payment and pay any other expenses associated with the use of equipment, such as maintenance, casualty and liability insurance, sales or use taxes and personal property taxes.

In anticipation of the expiration of the initial term of a lease, we initiate the remarketing process for the related equipment. Our goal is to maximize revenues on the remarketing effort by either: (1) releasing or selling the equipment to the initial lessee; (2) renting the equipment to the initial lessee on a month-to-month basis; (3) selling or leasing the equipment to a different customer; or (4) selling the equipment to equipment brokers or dealers. The remarketing process is intended to enable us to recover or exceed the residual value of the leased equipment. Any amounts received over the estimated residual value less any commission expenses becomes profit margin to us and can significantly impact the degree of profitability of a lease transaction.

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

Our top ten commercial financing customers for the nine months ended December 31, 1999 were:

The American National Red Cross                   SAGA SOFTWARE, Inc.
BlueCross BlueShield of North Carolina            Sandia Corporation
Burlington Industries, Inc.                       Sprint Communications Company, L.P.
Checkfree Corporation                             and its affiliates
Georgetown University                             U.S. Office Products Company
Hooper Holmes, Inc.

We aggressively manage the remarketing process of our leases to maximize the residual values of our leased equipment portfolio. To date, we have realized a premium over our original booked residual assumption. The majority of these gains are attributable to early termination fees as a direct result of our remarketing strategy.

Sales. We have been providing technology sales and services since 1997. We are an authorized reseller or have the right to resell products and services from over 150 manufacturers, distributors, resellers, content management solution providers and sourcing organizations. Our largest vendor relationships include Ingram Micro, Inc., Dell Computer Corporation, MicroSoft Corporation, and Sun Microsystems, Inc. We expect the number of vendor relationships to grow significantly as we expand Procure(+) beyond its traditional information technology and telecommunications products. Our flexible platform and customizable catalogs facilitate the addition of new vendors with little incremental effort. Our value added reseller product transactions have varying sales on account terms from net 45 days to collect on delivery, depending on the customer's credit and payment term requirements.

Our top ten sales customers for the nine months ended December 31, 1999 were:

America Online, Inc.                              National Association of Securities Dealers,
AstraZeneca LP                                    Inc.
Corning, Incorporated                             Pharmaceutical Products & Development, Inc.
DC Public Schools                                 PSINet Inc.
Geico Corporation                                 Serviceco LLC (dba Road Runner)
                                                  UUNet Technologies Incorporated

Financing and Bank Relationships. We have a number of bank and finance company relationships which we use to provide working capital for all of our businesses and long term financing for our lease financing businesses. Our finance department is responsible for maintaining and developing relationships with a diversified pool of regional commercial banks, money-center banks, finance companies, insurance companies and financial intermediaries with varying terms and conditions.

Working capital financing in our leasing business is provided by a $65 million committed line of credit provided through First Union National Bank, N.A. This line of credit has been in place since December 1998, was renewed for another one-year period on December 19, 1999, has full recourse to the company, and is secured by a blanket lien against all of our assets. In addition, we have entered into pledge agreements to pledge the common stock of each of our wholly-owned subsidiaries. The interest rates charged under this facility are LIBOR plus 1.5% or Prime minus .5%, depending on the term of the borrowing. The facility expires on December 19, 2000.

In general, we use this facility to pay the cost of equipment to be put on lease, and we repay borrowings from the proceeds of: (1) long-term, non-recourse, fixed rate financing which we obtain from lenders after the underlying lease transaction is finalized or (2) sales of leases to third parties. The line is collateral based and our ability to borrow is limited to the amount of eligible collateral at any given time. Collateral is eligible under the line for up to a year. However, we generally finance the underlying contracts on a non-recourse basis as soon as practical.

Non-recourse financings are loans whose repayment is the responsibility of a specific customer, although we may make representations and warranties to the lender regarding the specific contract or have ongoing loan servicing obligations. Under a non-recourse loan, we borrow from a lender an amount based on the present value of the contractually committed lease payments under the lease at a fixed rate of interest, and the lender secures a lien on the financed assets. When the lender is fully repaid from the lease payment, the lien is released and all further rental or sale proceeds are ours. We are not liable for the repayment of non-recourse loans unless we breach our representations and warranties in the loan agreements. The lender assumes the credit risk of each lease, and their only recourse, upon a default under a lease by the lessee, is against the lessee and the specific equipment under lease.

Non-recourse debt and debt that is partially recourse is provided by various lending institutions. We have formal programs with Heller Financial, Inc., Key Corporate Capital, Inc., and Fleet Business Credit Corporation. These programs require that each transaction is specifically approved and done solely at the lender's discretion.

We sell our leases to a number of financial institutions. In particular, through MLC/CLC LLC, we have a formal joint venture arrangement with an institutional investor, that purchases a substantial portion of our total equipment under lease. Firstar Equipment Finance, a subsidiary of Firstar Corporation, a bank holding company, is an unaffiliated investor that owns 95% of MLC/CLC LLC. MLC/CLC LLC represented approximately $81.1 million of our leased equipment sales of $84.4 million or 96.1% for the year ended March 31, 1999. It represented approximately $17.0 million of our leased equipment sales of $44.9 million or 37.8% for the nine months ended December 31, 1999. We have received notice that Firstar Equipment Finance Corporation intends to discontinue its investment in new lease acquisitions effective May 2000.

When we sell a lease, we generally retain little or no residual risk, and we usually preserve the right to share in remarketing proceeds of the equipment on a subordinated basis after the investor has received an agreed-to return on its investment.

We obtain working capital for the financing of accounts receivables and inventory in our technology sales subsidiaries from various floor planning agreements in place between the subsidiaries with BankAmerica Credit ($15 million), Finova Capital Corporation ($11.0 million), IBM Credit Corporation ($750,000), and PNC Banks, N.A. ($2.5 million). These facilities are fully recourse to our subsidiary companies and have various levels of recourse to us. Interest charges under the floor planning facilities are paid by the manufacturers of the products through the distributor for up to 40 days after the sale, and we are responsible for interest charges thereafter.

Risk Management and Process Controls. It is our goal to minimize our on-balance sheet financial asset risk. To accomplish this goal we use and maintain conservative underwriting policies and disciplined credit approval processes. We also have strong internal control processes, including contract origination and management, cash management, servicing, collections, remarketing and accounting. Whenever possible, we use non-recourse financing for which we try to obtain lender commitments before asset origination. We have over 35 non-recourse financing sources that we use regularly, including GE Capital Corporation, Key Corporate Capital, Inc., Fleet Business Credit Corporation, Citizens Banking Corporation and BancOne Leasing Corporation.

Whenever possible and desirable we sell assets, including the residual portion of leases, to third-parties rather than maintaining them on our balance sheet. We try to obtain commitments for these asset sales before asset origination in a financing transaction. We regularly sell assets to GE Capital Corporation, Firstar Equipment Finance Company, Fleet Business Credit Corporation, Bombardier Capital, Inc. and John Hancock Leasing Corp., among others. We also use agency purchase orders to procure equipment as an agent, not a principal, and otherwise take measures to minimize our inventory. Additionally, we use match funding to reduce interest rate risk and issue proposals that adjust for material adverse interest rate movements as well as material adverse changes of the customer.

We have an executive management review process and other internal controls in place to protect against entering into lease transactions that may have undesirable financial terms or unacceptable levels of risk. Our leases and sales contracts are reviewed by senior management for pricing, structure, documentation and credit quality. Due in part to our strategy of focusing on a few equipment categories, we have extensive product knowledge, historical re-marketing information and experience on the products we lease, sell and service. We rely on our experience in setting and adjusting our sale prices, lease rate factors and the residual values.

Default and Loss Experience. During the first nine months of this fiscal year we reserved for $385,000 in credit losses and incurred actual credit losses of $72,473. During the fiscal year ended March 31, 1999, we reserved for $810,565 in credit losses and incurred actual credit losses of $12,452. Until the fiscal year ended March 31, 1998, when we incurred a $17,350 credit loss, we had not taken any write-offs due to credit losses with respect to lease transactions since our inception.

During the quarter ended December 31, 1999, a customer of CLG, Inc., which we recently acquired, filed for voluntary bankruptcy protection. During our due diligence process prior to the acquisition, we had identified the customer, Tultex, as well as several other potential problem credits, and we required Centura Bank, the seller of CLG, Inc., to provide financing on a non-recourse basis for a portfolio of identified bad credit customers. The interest costs and principal for this non-recourse debt is paid solely from amounts collected from customers, and the only costs to us are the costs of collection and managing the accounts. Therefore, should these accounts need to be written-off, there would be a corresponding write-off of the underlying non-recourse debt and there would be no loss of income to us. The book value of Tultex is less than $52,000, and the total non-recourse debt associated with these identified potential bad credits is approximately $1,608,000.

During the fiscal year ended March 31, 1999, two customers filed for voluntary bankruptcy protection. The largest was Allegheny Health, Education & Research Foundation, or AHERF, which was a Pittsburgh based not-for-profit hospital entity. As of December 31, 1999, our net book value of leases to AHERF was approximately $415,000 and receivable balance was approximately $478,000. We will probably sustain a loss, and have accordingly provided for such loss in the statement of earnings for the year ended March 31, 1999. The undetermined status of our claims in the bankruptcy court and amount and timing of such loss cannot be accurately estimated at this time due to the size and nature of this bankruptcy. During the quarter ended December 31, 1998, PHP Healthcare, Inc. a lessee of ours, was placed in receivership by the New Jersey Insurance Commission which led to them filing for voluntary bankruptcy protection. As of December 31, 1999, we have a net book value of assets totaling approximately $421,000 at risk with this lessee. We believe that as of December 31, 1999, our reserves are adequate to provide for the potential losses resulting from these customers.

COMPETITION

The market for our electronic commerce products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition comes from independent software vendors of procurement applications. We also face indirect competition from potential customers' internal development efforts and have to overcome potential customers' reluctance to move away from existing legacy systems and processes.

Our current and potential competitors in the electronic commerce market include, among others, Ariba, Inc., Commerce One, Inc., Comdisco, Inc., Clarus Corporation, Concur Technologies, Inc., Connect, Inc., Harbinger Corporation, i2 Technologies, International Business Machines Corporation, Intellisys Group, Inc., Microsoft Corporation, Netscape Communications Corporation, Oracle Corporation, PeopleSoft, Inc. and SAP Corporation Systems. In addition, there are a number of companies developing and marketing business-to-business electronic commerce solutions targeted at specific vertical markets. Some of these competitors offer Internet-based solutions that are designed to enable an enterprise to buy more effectively from its suppliers. Other competitors are also attempting to migrate their technologies to an Internet-enabled platform. Some of these competitors and potential competitors include ERP vendors, that are expected to sell their procurement products along with their application suites. These ERP vendors have a significant installed customer base and have the opportunity to offer additional products to those customers as additional components of their respective application suites.

We believe that the principal competitive factors for business-to-business electronic commerce solutions are scalability, functionality, ease-of-use, ease-of-implementation ability to integrate with existing legacy systems, experience in business-to-business supply chain management and knowledge of a business' asset management needs. We believe we compete favorably with our competitors in these areas.

In addition, we expect to continue to compete in the information technology and telecommunications equipment leasing and financing market. We compete directly with various independent leasing companies, such as El Camino Resources, Ltd., Comdisco, Inc. and GE Capital Corporation as well as captive finance companies such as IBM Credit Corporation. Many of these competitors are well established, have substantially greater financial, marketing, technical and sales support than we do and have established reputations for success in the purchase, sale and lease of computer-related products. In addition, many computer manufacturers may sell or lease directly to our customers, and our continued ability to compete effectively may be affected by the policies of such manufacturers.

EMPLOYEES AND FACILITIES

As of December 31, 1999, we employed 337 full-time and part-time employees who operated through our 16 locations, including our principal executive offices and regional sales offices. We believe our relationships with our employees are good.

Our 12 leased offices are located in the following metropolitan and suburban locations: Herndon, Virginia; Dallas, Texas; Sacramento and San Diego, California; Greenville, Wilmington and Raleigh, North Carolina; Pittsburgh, Pottstown and West Chester, Pennsylvania; Golden, Colorado; and Baltimore, Maryland. All of our office facilities are leased, and our monthly rental for all of our office space is approximately $65,925.

LITIGATION

We are not involved in any legal proceedings, and are not aware of any pending or threatened legal proceedings, that would have a material adverse effect on our business, operating results and financial condition.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH MAJOR INVESTOR

On October 23, 1998, we sold 1,111,111 shares of common stock at a price of $9.00 per share and a warrant to acquire an additional 1,090,909 shares of our common stock at an exercise price of $11.00 per share, subject to certain anti-dilution adjustment, to TC Plus, LLC, formerly named TC Leasing, LLC, for total consideration of $10 million. TC Plus, LLC is controlled by Thayer Equity Investors III, L.P., a private equity investment fund. TC Equity Partners, L.L.C. is the sole general partner of Thayer Equity Investors III, L.P.

The stock purchase agreement entered into in connection with this transaction imposed certain super-majority voting requirements on our board of directors and restricted our ability to engage in mergers or other material transactions. We also entered into a stockholders agreement with TC Plus, LLC, Phillip G. Norton, Bruce M. Bowen, J.A.P. Investment Group, L.P., Kevin M. Norton and Patrick J. Norton. The stockholders agreement as originally entered into provided for restrictions on transfers of shares, restriction on the issuance of shares, board representation, the forced sale of ePlus by TC Plus, LLC in certain circumstances and registration rights.

The warrant gave us the right to require TC Plus, LLC to exercise the warrant if our common stock closes at or above $11.00 per share for 20 consecutive days. On December 23, 1999, this condition was satisfied, and we gave notice to TC Plus, LLC to require exercise.


On February 25, 2000, we entered into an agreement with TC Plus, LLC, which agreement was amended on April 10, 2000, to defer the obligation of TC Plus, LLC to exercise the warrant and to permit TC Plus, LLC to exercise the warrant at the time of this offering on a cashless basis in exchange for a commitment by TC Plus, LLC to waive certain provisions of the stock purchase agreement and amend the stockholders agreement. Assuming a public offering price of $32.50 (the last sale price as reported by Nasdaq on April 7, 2000), upon the cashless exercise of the warrant, we would issue to TC Plus, LLC 721,678 shares of our common stock. The number of shares that will be issued pursuant to the cashless exercise of the warrant will increase if the public offering price increases and decrease if the public offering price decreases.



The agreement, as amended, provides for the waiver of all super-majority voting requirements and restrictions on mergers and material transactions contained in the stock purchase agreement. The stockholders agreement, as amended, will provide as follows:


- Our board of directors will have six members with two directors designated by TC Plus, LLC, two directors designated by the management stockholders party to the agreement and two directors designated by a nominating committee comprised of one individual designated by TC Plus, LLC and one individual designated by the management stockholders party to the agreement. The two directors named by TC Plus, LLC will continue to be Carl J. Rickertsen, who has served as a director since November 1996, and Paul G. Stern. Phillip G. Norton and Bruce
  M. Bowen serve as the directors designated by the management stockholders.

- TC Plus, LLC has the right to have the shares of our common stock that it has purchased and that it has acquired through exercise of the warrant included in our shelf registration statement. If those shares are not included in our shelf registration statement or if our shelf registration statement is not effective, TC Plus, LLC has the right to demand registration of its shares on three separate occasions. TC Plus, LLC also has the right to include its shares in any other registration by us of our common stock, such as this offering. We are responsible for all of the registration expenses incurred in connection with TC Plus, LLC's exercise of these registration rights. TC Plus, LLC has used its registration rights under the stockholders agreement to register shares in this offering.

- If we agree to purchase any shares of our common stock held by the management stockholders party to the agreement, we must give notice to TC Plus, LLC. If TC Plus, LLC wishes to participate, we must purchase its shares on the same terms and conditions.

- Shares held by stockholders party to the stockholders agreement are no longer subject to the terms of the agreement when they are transferred in a registered offering or pursuant to Rule 144 under the Securities Act.


- All rights and obligations under the stockholders agreement terminate when TC Plus, LLC no longer holds 5% of our outstanding stock and shall remain terminated even if TC Plus, LLC later acquires 5% or more of our outstanding stock.



Under the terms of the agreement, if for any reason the offering is not completed, TC Plus LLC has agreed to exercise the warrant pursuant to its original terms within thirty days of receiving notice from us that the offering will not be consummated in the next six months.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our board of directors is divided into three classes: (1) Class I, with a term ending after the 2000 annual stockholders meeting; (2) Class II, with a term ending after the 2001 annual stockholders meeting; and (3) Class III, with a term ending after the 2002 annual stockholders meeting. Each director serves for a term ending after the third annual meeting following the annual meeting at which he is elected or until his successor is elected. Each officer is chosen by the board of directors and holds his office until his successor has been chosen and qualified, until his death, or until he resigns or is removed as provided by our bylaws.

The following table sets forth the name, age and position with us of each person who served as an executive officer, director or significant employee as of the date of this prospectus.

NAME                                AGE   POSITION                                                       CLASS
----                                ---   --------                                                       -----
Phillip G. Norton                   55    Chairman of the Board, President and Chief Executive Officer    III
Bruce M. Bowen                      48    Director and Executive Vice President                           III
Steven J. Mencarini                 44    Senior Vice President and Chief Financial Officer
Kleyton L. Parkhurst                36    Senior Vice President, Secretary and Treasurer
C. Thomas Faulders, III             49    Director                                                          I
Terrence O'Donnell                  55    Director                                                         II
Carl J. Rickertsen                  39    Director                                                         II
Dr. Paul G. Stern                   61    Director                                                          I

The name and business experience during the past five years of each person who served as an executive officer, director or significant employee as of the date of this prospectus are described below.

Phillip G. Norton joined us in March 1993 and has served since then as our Chairman of the Board and Chief Executive Officer. Since September 1996, Mr. Norton has also served as our President. Mr. Norton is a 1966 graduate of the U.S. Naval Academy.

Bruce M. Bowen founded our company in 1990 and served as our President until September 1996. Since September 1996, Mr. Bowen has served as our Executive Vice President, and from September 1996 to June 1997 also served as our Chief Financial Officer. Mr. Bowen has served on our board of directors since our founding. He is a 1973 graduate of the University of Maryland and in 1978 received a Masters of Business Administration from the University of Maryland.

Steven J. Mencarini joined us in June of 1997 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Mencarini was Controller of the Technology Management Group of Computer Sciences Corporation, one of the nation's three largest information technology outsourcing organizations. Mr. Mencarini joined Computer Sciences Corporation in 1991 as Director of Finance and was promoted to Controller in 1996. Mr. Mencarini is a 1976 graduate of the University of Maryland and in 1985 received a Masters of Taxation from American University.

Kleyton L. Parkhurst joined us in May 1991 as Director of Finance and, since September 1996, has also served as our Secretary and Treasurer. In July 1998, Mr. Parkhurst was made Senior Vice President for Corporate Development. Mr. Parkhurst is currently responsible for all of our investor relations, mergers and acquisitions and corporate financing activities. Mr. Parkhurst has syndication expertise in commercial non-recourse debt, federal government leases, state and local taxable and tax-exempt leases, and computer lease equity placements. Mr. Parkhurst is a 1985 graduate of Middlebury College.

C. Thomas Faulders, III joined our board of directors in July 1998. Mr. Faulders is the Chairman, President and Chief Executive Officer of LCC International, Inc. From July 1998 to December 1999, Mr. Faulders served as Chairman of the Board of Telesciences, Inc., an information services company. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc., a prominent systems integration company which is a wholly owned subsidiary of TRW, Inc. Mr. Faulders is a member of the board of directors of James Martin & Co., Universal Technology and Systems, Inc. and the Ronald Reagan Institute for Emergency Medicine. He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Terrence O'Donnell joined our board of directors in November 1996 upon the completion of our initial public offering. Mr. O'Donnell is a partner with the law firm of Williams & Connolly in Washington, D.C., where he has practiced law since

1977, with the exception of the period from 1989 through 1992 when he served as general counsel to the U.S. Department of Defense. Mr. O'Donnell presently also serves as a director of IGI, Inc. which manufactures and markets a broad range of animal health products used in poultry production and pet care as well as cosmetics, consumer products and human pharmaceuticals. Mr. O'Donnell also serves on the governing boards of the Air Force Academy Falcon Foundation and the Gerald R. Ford Foundation. Mr. O'Donnell is a 1966 graduate of the U.S. Air Force Academy and in 1971 received a Juris Doctor from Georgetown University Law Center.

Carl J. Rickertsen joined our board of directors in November 1996 upon the completion of our initial public offering. Mr. Rickertsen is a member of TC Equity Partners, L.L.C., the general partner of a $364 million institutional private equity fund based in Washington, D.C. and TC Equity Partners IV, L.L.C., the general partner of an $880 million institutional private equity fund based in Washington, D.C. An affiliate of TC Equity Partners, L.L.C., TC Plus, LLC, owns 22.41% of the shares of our issued and outstanding common stock. Mr. Rickertsen has been with TC Equity Partners, L.L.C. since September 1994. Mr. Rickertsen is a 1983 graduate of Stanford University and in 1987 received a Masters of Business Administration from Harvard Business School.

Dr. Paul G. Stern joined our board of directors in October 1998. Dr. Stern is a member and co-founder of TC Equity Partners, L.L.C. and a partner and co-founder of Arlington Capital Partners, L.L.P. Dr. Stern has been with TC Equity Partners, L.L.C. since January 1995 and with Arlington Capital Partners, L.L.P. since January 1999. An affiliate of TC Equity Partners, L.L.C., TC Plus, LLC, owns 22.40% of the shares of our issued and outstanding common stock. Prior to joining TC Equity Partners, L.L.C., Dr. Stern was a Special Partner at Forstmann Little & Co. from 1993 to 1995. Dr. Stern is a Co-Chairman and director of Aegis Communications, Inc., Whirlpool Corporation, the Dow Chemical Company and SAGA Systems, Inc. He is a board member of the Lauder Institute and the University of Pennsylvania's School of Engineering and Applied Science and the Wharton School. He also serves on the Madison Council of the Library of Congress and the Treasurer of the John F. Kennedy Center for the Performing Arts. Dr. Stern is a 1961 graduate of Steven's Institute of Technology and in 1963 received a Masters of Science from Steven's. In 1965, he also received his Ph.D. in solid state physics from Britain's University of Manchester England.

None of our executive officers, directors, affiliates or beneficial or record owners of more than five percent of any class of our voting securities, or any affiliate of those parties is party to a proceeding in which it has a material interest adverse to us or any of our subsidiaries.

                             PRINCIPAL STOCKHOLDERS



The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 7, 2000, and as adjusted to (a) give effect to the sale of common stock in this offering by us and (b) give effect to the issuance of 721,678 shares upon the cashless exercise of a warrant by TC Plus, LLC, with respect to (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns 5% or more of our common stock.



                                                               NUMBER OF           PERCENTAGE OF SHARES
                                                                 SHARES             BENEFICIALLY OWNED
                                                              BENEFICIALLY   --------------------------------
               NAME OF BENEFICIAL OWNER(1)(2)                    OWNED       BEFORE OFFERING   AFTER OFFERING
               ------------------------------                 ------------   ---------------   --------------
Phillip G. Norton(3)........................................   2,182,500          27.00%           21.15%
Bruce M. and Elizabeth D. Bowen(4)..........................     742,500           9.31             7.28
Steven J. Mencarini(5)......................................      19,780              *                *
Kleyton L. Parkhurst(6).....................................     158,000           1.96             1.54
C. Thomas Faulders, III(7)..................................      13,507              *                *
Terrence O'Donnell(8).......................................      30,000              *                *
Carl J. Rickertsen(9)(10)...................................   2,042,020          22.53            16.41
Dr. Paul G. Stern(9)........................................   2,022,020          22.36            16.24
Eric D. Hovde(11)...........................................     468,124           5.89             4.60
Steven D. Hovde(12).........................................     411,300           5.17             4.04
TC Plus, LLC(9).............................................   2,022,020          22.36            16.24
Centura Banks, Inc..........................................     392,990           4.94             3.86
All directors and named executive officers as a group (8
  individuals)..............................................   5,188,307          55.15            45.73


---------------

  *  Less than 1%.

 (1) The business address of Messrs. Norton, Bowen, Parkhurst, and Mencarini is 400 Herndon Parkway, Herndon, Virginia 20170. The business address of Mr. Rickertsen, Dr. Stern and TC Plus, LLC is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington, D.C. 20004. The business address of Mr. Faulders is 7925 Jones Branch Drive, McLean, VA 22102. The business address of Mr. Hovde is 1826 Jefferson Place, N.W., Washington, D.C. 20036. The business address of Centura Banks, Inc. is 134 North Church Street, Rocky Mount, North Carolina 27804.

 (2) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming options or warrants that are held by such person (but not by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised. The ownership amounts reported for persons who we know own 5% or more of our common stock but who are not selling stockholders are based on the Schedules 13D and 13G filed with the SEC by such persons.


 (3) Includes 2,040,000 shares held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which J.A.P., Inc., a Virginia corporation, is the sole general partner. The limited partners are: Patricia A. Norton, trustee for the benefit of Phillip G. Norton, Jr., u/a dated as of July 20, 1983; Patricia A. Norton, the spouse of Phillip G. Norton, trustee for the benefit of Andrew L. Norton, u/a dated as of July 20, 1983; Patricia A. Norton, trustee for the benefit of Jeremiah O. Norton, u/a dated as of July 20, 1983; and Patricia A. Norton. Patricia A. Norton is the sole stockholder of J.A.P., Inc., and Phillip G. Norton is the sole director and President of J.A.P., Inc. Also includes 142,500 shares of common stock issuable to Phillip G. Norton under currently exercisable options. Phillip
     G. Norton and J.A.P. Investment Group, L.P. are parties to a stockholders agreement with TC Plus, LLC, Bruce M. Bowen, Kevin M. Norton and Patrick J. Norton. See "Certain Transactions--Relationship with Major Investor" on page 56.



 (4) Includes 560,000 shares held by Mr. and Mrs. Bowen, as tenants by the entirety, and includes 160,000 shares held by Bowen Holdings L.C., a Virginia limited liability company, composed of Mr. Bowen and three minor children of whom Mr. Bowen is legal guardian and for which shares Mr. Bowen serves as manager. Also includes 22,500 shares of common stock issuable to Mr. Bowen under currently exercisable options. Mr. Bowen is party to a stockholders agreement with TC Plus, LLC, Phillip G. Norton, Kevin M. Norton and Patrick J. Norton. See "Certain Transactions--Relationship with Major Investor" on page 56.



 (5) Includes 19,780 shares of common stock issuable to Mr. Mencarini under currently exercisable options.

 (6) Includes 13,000 shares held by Kleyton L. Parkhurst; 30,000 shares held by three minor children of Kleyton L. Parkhurst, all of which shares are voted by Kleyton L. Parkhurst, Custodian, under the Virginia Uniform Gift to Minors Act; and 115,000 shares of common stock issuable to Mr. Parkhurst under currently exercisable options.



 (7) Includes 13,507 shares of common stock issuable to Mr. Faulders under currently exercisable options.



 (8) Includes 30,000 shares of common stock issuable to Mr. O'Donnell under currently exercisable options.



 (9) Includes 931,111 shares of our common stock owned by TC Plus, LLC. Also includes 1,090,909 shares issuable upon a warrant issued to TC Plus, LLC that is currently exercisable at an exercise price of $11.00 per share and which we have required to TC Plus, LLC to exercise under the terms of the warrant. On February 25, 2000, TC Plus, LLC and ePlus entered into an agreement, which agreement was amended on April 10, 2000, providing for the deferral of the required exercise of the warrant and the consent by ePlus to a cashless exercise of the warrant. Assuming a public offering price of $32.50 (the last sale price as reported by Nasdaq on April 7, 2000), upon the cashless exercise of the warrant, we will issue to TC Plus, LLC 721,678 shares. The cashless exercise of the warrant is conditioned on the completion of this offering. Thayer Equity Investors III, L.P. is the managing member of TC Plus, LLC. TC Equity Partners, L.L.C. is the sole general partner of Thayer Equity Investors III, L.P., and has sole voting and investment power with respect to the shares of our common stock held by TC Plus, LLC. Messrs. Frederic V. Malek and Carl J. Rickertsen and Dr. Paul
     G. Stern are members of TC Equity Partners, L.L.C. and share power to vote and dispose of shares of our common stock, except for the 20,000 shares of our common stock underlying the options over which Mr. Rickertsen has sole voting and dispositive power. TC Plus, LLC is party to a stockholders agreement with Phillip G. Norton, J.A.P. Investment Group, L.P., Bruce M. Bowen, Kevin M. Norton and Patrick J. Norton which, among other things, grants TC Plus, LLC authority to effectively appoint two members of our board of directors. Both Mr. Rickertsen and Dr. Stern are directors of ePlus and serve pursuant to appointment by TC Plus, LLC under the terms of the stockholders agreement. See "Certain Transactions--Relationship with Major Investor."



(10) Includes 20,000 shares of common stock issuable to Mr. Rickertsen under currently exercisable options.



(11) Includes 376,300 shares beneficially owned as a managing member of Hovde Capital, L.L.C; 25,000 shares beneficially owned as a trustee for the Hovde Financial, Inc. Profit Sharing Plan and Trust; 10,000 shares beneficially owned as managing member of Hovde Acquisition, L.L.C.; 20,000 shares beneficially owned as a trustee for The Eric D. Hovde Foundation; and 36,824 shares held directly by Eric D. Hovde.



(12) Includes 376,300 shares beneficially owned as a managing member of Hovde Capital, L.L.C.; 25,000 shares beneficially owned as a trustee for the Hovde Financial, Inc. Profit Sharing Plan and Trust; and 10,000 shares beneficially owned as a managing member of Hovde Acquisition, L.L.C.

                                  UNDERWRITING


Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc., First Union Securities, Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have severally agreed to purchase, and ePlus has agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.


                                                              ---------
                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
J.P. Morgan Securities Inc..................................
U.S. Bancorp Piper Jaffray Inc..............................
First Union Securities, Inc.................................
Friedman, Billings, Ramsey & Co., Inc.......................

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock, if any are taken.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering of the common stock, the offering price and other selling terms may be changed from time to time by the underwriters.


According to the terms of the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 225,000 additional shares of common stock, on the same terms and conditions as set forth on the cover page hereof. If such option is exercised in full, the total price to the public, underwriting discounts and commissions, and
proceeds to ePlus will be           ,           and           , respectively.
The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. To the extent that option is exercised, each of the underwriters will have a commitment, subject to certain conditions, to purchase approximately the same percentage of those additional shares as the number of shares of common stock initially to be purchased by it as shown in the table above bears to the total number of shares of common stock offered hereby. The following table shows the per share and total underwriting discounts to be paid to the underwriters. The table also shows per share and total underwriting discounts to be paid if the underwriters' over-allotment option is exercised.



                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
By ePlus....................................................
  Per share.................................................
  Total.....................................................



ePlus, its officers and directors, and certain stockholders of ePlus have agreed that during the period beginning on the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus they will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of ePlus, which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock (other than, in the case of ePlus, (x) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus and (y) the issuance of common stock in connection with the transactions described in this prospectus), without the prior written consent of J.P. Morgan Securities Inc.


ePlus estimates that the total expenses of this offering, excluding underwriting discounts and commissions will be approximately $560,000.

ePlus has agreed to indemnify the underwriters against specified liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with such liabilities.


In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

It is expected that delivery of the shares sold in this offering will be made to
investors on or about             , 2000.

The common stock is traded on the Nasdaq National Market under the symbol
"PLUS."

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, are engaging and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates for which they have received or will receive customary compensation. ePlus may use a portion of the proceeds from this offering to refinance or otherwise repay a portion of the indebtedness incurred under its working capital credit facility. As a result, more than 10% of the net proceeds of the offering may be paid to affiliates of members of the National Association of Securities Dealers, or NASD. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD.

                                 LEGAL MATTERS

Alston & Bird LLP, Washington, D.C., our counsel, has passed upon the legality of the common stock being offered by this prospectus. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of ePlus inc. (formerly known as MLC Holdings, Inc.) as of March 31, 1998 and 1999 and for each year of the three years in the period ended March 31, 1999 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CLG, Inc. as of December 31, 1998 and 1997 and for the two years ended December 31, 1998 and for the eleven months ended December 31, 1996 have been included and incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, included elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our Securities and Exchange Commission file number is 0-28926. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commissions at 1-800-SEC-0330 for further information. Our common stock is listed on the Nasdaq National Market under the symbol "PLUS."

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission and does not contain all of the information set forth in the registration statement. You should consult the registration statement for further information with respect to us and these securities.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information and information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

- Annual Report on Form 10-K for the fiscal year ended March 31, 1999, as amended by the Annual Report on Form 10-K/A, filed on July 28, 1999;

- Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

- Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as amended by the Quarterly Report on Form 10-Q/A filed on January 20, 2000;

- Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

- Current Report on Form 8-K filed September 14, 1999;

- Current Report on Form 8-K filed October 18, 1999, as amended by Current Report on Form 8-K/A filed December 17, 1999, Current Report on Form 8-K/A filed December 20, 1999 and Current Report on Form 8-K/A filed February 24, 2000;

- Current Report on Form 8-K filed November 4, 1999;

- Current Report on Form 8-K filed December 10, 1999;

- Current Report on Form 8-K filed January 3, 2000;


- Current Report on Form 8-K filed March 9, 2000;



- Current Report on Form 8-K filed March 21, 2000; and


- The description of our common stock set forth in the Registration Statement on Form 8-A, dated October 21, 1996.

You may request a copy of these filings, at no cost, by writing or calling us at the following address: Steven J. Mencarini, Chief Financial Officer, ePlus inc., 400 Herndon Parkway, Herndon, Virginia 20170, (703) 834-5710.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                         INDEX TO FINANCIAL STATEMENTS

EPLUS INC. AND SUBSIDIARIES (FORMERLY MLC HOLDINGS, INC.)     PAGE
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of March 31, 1998 and 1999...   F-3
Consolidated Statements of Earnings for the Years Ended
  March 31, 1997, 1998 and 1999.............................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended March 31, 1997, 1998 and 1999.................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1997, 1998 and 1999.............................   F-6
Notes to Consolidated Financial Statements..................   F-8
Condensed Consolidated Balance Sheets as of March 31, 1999
  and December 31, 1999 (Unaudited).........................  F-23
Condensed Consolidated Statements of Earnings for the Three
  Months Ended December 31, 1998 and 1999 (Unaudited).......  F-24
Condensed Consolidated Statements of Earnings for the Nine
  Months Ended December 31, 1998 and 1999 (Unaudited).......  F-25
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended December 31, 1998 and 1999 (Unaudited).......  F-26
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-27
CLG, INC.
Independent Auditors' Report................................  F-31
Balance Sheets as of December 31, 1998 and 1997.............  F-32
Statements of Income for the Years Ended December 31, 1998
  and 1997, and for the Eleven Months Ended December 31,
  1996......................................................  F-33
Statements of Stockholder's Equity for the Years Ended
  December 31, 1998 and 1997, and for the Eleven Months
  Ended December 31, 1996...................................  F-34
Statements of Cash Flows for the Years Ended December 31,
  1998 and 1997 and for the Eleven Months Ended December 31,
  1996......................................................  F-35
Notes to Financial Statements...............................  F-36
Condensed Balance Sheet as of September 30, 1999
  (Unaudited)...............................................  F-44
Condensed Statements of Income for the Nine Months Ended
  September 30, 1999 and 1998 (Unaudited)...................  F-45
Condensed Statements of Cash Flows for the Nine Months Ended
  September 30, 1999 and 1998 (Unaudited)...................  F-46
Notes to Financial Statements (Unaudited)...................  F-47

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ePlus inc.
Herndon, Virginia

We have audited the consolidated balance sheets of ePlus inc. (formerly known as MLC Holdings, Inc.) and subsidiaries as of March 31, 1998 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ePlus inc. and subsidiaries as of March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

/s/DELOITTE & TOUCHE LLP

McLean, Virginia
June 11, 1999

                          EPLUS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   AS OF MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
ASSETS
  Cash and cash equivalents.................................  $18,683,796   $  7,891,661
  Accounts receivable.......................................   16,383,314     44,090,101
  Notes receivable(1).......................................    3,801,808        547,011
  Employee advances.........................................       53,582         20,078
  Inventories...............................................    1,213,734        658,355
  Investment in direct financing and sales type
     leases -- net..........................................   32,495,594     83,370,950
  Investment in operating lease equipment -- net............    7,295,721      3,530,179
  Property and equipment -- net.............................    1,131,512      2,018,133
  Other assets(2)...........................................    2,136,554     12,232,130
                                                              -----------   ------------
          Total Assets......................................  $83,195,615   $154,358,598
                                                              ===========   ============
LIABILITIES
  Accounts payable -- trade.................................  $ 6,865,419   $ 12,518,533
  Accounts payable -- equipment.............................   21,283,582     18,049,059
  Salaries and commissions payable..........................      390,081        535,876
  Accrued expenses and other liabilities....................    3,560,181      4,638,708
  Recourse notes payable....................................   13,037,365     19,081,137
  Nonrecourse notes payable.................................   13,027,676     52,429,266
  Deferred taxes............................................    1,487,000      3,292,210
                                                              -----------   ------------
          Total Liabilities.................................   59,651,304    110,544,789
Commitments and contingencies (Note 7)......................           --             --
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; none issued or outstanding.................           --             --
  Common stock, $.01 par value; 25,000,000 authorized at
     March 31, 1998 and 1999; 6,071,505 and 7,470,595 issued
     and outstanding at March 31, 1998 and 1999
     respectively...........................................       60,715         74,706
  Additional paid-in capital................................   11,460,331     24,999,371
  Retained earnings.........................................   12,023,265     18,739,732
                                                              -----------   ------------
          Total Stockholders' Equity........................   23,544,311     43,813,809
                                                              -----------   ------------
          Total Liabilities and Stockholders' Equity........  $83,195,615   $154,358,598
                                                              ===========   ============

---------------

(1) Includes amounts with related parties of $3,709,508 and $518,955 as of March 31, 1998 and 1999, respectively.

(2) Includes amounts with related parties of $732,051 and $1,281,474 as of March 31, 1998 and 1999, respectively.

                See Notes to Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                        YEAR ENDED MARCH 31,
                                                              -----------------------------------------
                                                                 1997           1998           1999
                                                              -----------   ------------   ------------
REVENUES
  Sales of equipment........................................  $52,166,828   $ 47,419,115   $ 83,516,254
  Sales of leased equipment.................................   21,633,996     50,362,055     84,378,800
                                                              -----------   ------------   ------------
                                                               73,800,824     97,781,170    167,895,054
  Lease revenues............................................    9,908,469     14,882,420     20,610,542
  Fee and other income......................................    2,503,381      5,778,685      5,464,242
                                                              -----------   ------------   ------------
                                                               12,411,850     20,661,105     26,074,784
                                                              -----------   ------------   ------------
          Total Revenues(1).................................   86,212,674    118,442,275    193,969,838
                                                              -----------   ------------   ------------
COSTS AND EXPENSES
  Cost of sales, equipment..................................   42,179,823     37,423,397     71,367,090
  Cost of sales, leased equipment...........................   21,667,197     49,668,756     83,269,110
                                                              -----------   ------------   ------------
                                                               63,847,020     87,092,153    154,636,200
  Direct lease costs........................................    4,761,227      5,409,338      6,183,562
  Professional and other fees...............................      576,855      1,072,691      1,222,080
  Salaries and benefits.....................................    8,241,405     10,356,456     11,880,062
  General and administrative expenses.......................    2,285,878      3,694,309      5,151,494
  Nonrecurring acquisition costs............................           --        250,388             --
  Interest and financing costs..............................    1,648,943      1,836,956      3,601,348
                                                              -----------   ------------   ------------
                                                               17,514,308     22,620,138     28,038,546
                                                              -----------   ------------   ------------
          Total Costs and Expenses(2).......................   81,361,328    109,712,291    182,674,746
                                                              -----------   ------------   ------------
Earnings Before Provision for Income Taxes..................    4,851,346      8,729,984     11,295,092
                                                              -----------   ------------   ------------
Provision for Income Taxes..................................    1,360,000      2,690,890      4,578,625
                                                              -----------   ------------   ------------
Net Earnings................................................  $ 3,491,346   $  6,039,094   $  6,716,467
                                                              ===========   ============   ============
Net Earnings Per Common Share -- Basic......................  $      0.67   $       1.00   $       0.99
                                                              ===========   ============   ============
Net Earnings Per Common Share -- Diluted....................  $      0.66   $       0.98   $       0.98
                                                              ===========   ============   ============
Pro Forma Net Earnings (Note 8).............................  $ 3,133,436   $  5,425,833   $  6,716,467
                                                              ===========   ============   ============
Pro Forma Net Earnings Per Common Share -- Basic............  $      0.60   $       0.90   $       0.99
                                                              ===========   ============   ============
Pro Forma Net Earnings Per Common Share -- Diluted..........  $      0.60   $       0.88   $       0.98
                                                              ===========   ============   ============
Weighted Average Shares Outstanding -- Basic................    5,184,261      6,031,088      6,769,732
Weighted Average Shares Outstanding -- Diluted..............    5,262,697      6,143,017      6,827,528

---------------

(1) Includes amounts from related parties of $21,051,453, $46,710,190 and $82,652,623 for the fiscal years ended March 31,1997, 1998 and 1999, respectively.

(2) Includes amounts from related parties of $20,566,924, $44,831,701 and $80,966,659 for the fiscal years ended March 31, 1997, 1998, and 1999, respectively.

                See Notes to Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   COMMON STOCK          TREASURY STOCK      ADDITIONAL
                               ---------------------   -------------------     PAID-IN      RETAINED
                                SHARES     PAR VALUE    SHARES      COST       CAPITAL      EARNINGS        TOTAL
                               ---------   ---------   --------   --------   -----------   -----------   -----------
BALANCE MARCH 31, 1996.......  4,754,390     48,661     111,716     28,854       744,485     4,467,223     5,231,515
  Compensation to outside
    directors................         --         --          --         --         9,500            --         9,500
  Distributions to owners....         --         --          --         --            --      (859,378)     (859,378)
  Sale of common shares......  1,150,000     11,500          --         --     8,592,262            --     8,603,762
  Issuance of shares to
    owners...................      5,586         56          --         --           (56)           --            --
  Retirement of treasury
    shares...................         --     (1,117)   (111,716)   (28,854)           23       (27,760)           --
  Net earnings...............         --         --          --         --            --     3,491,346     3,491,346
                               ---------    -------    --------   --------   -----------   -----------   -----------
BALANCE MARCH 31, 1997.......  5,909,976    $59,100          --   $     --   $ 9,346,214   $ 7,071,431   $16,476,745
                               =========    =======    ========   ========   ===========   ===========   ===========
  Compensation to outside
    directors................         --         --          --         --       113,982            --       113,982
  Distributions to owners....         --         --          --         --            --    (1,087,260)   (1,087,260)
  Sale of common shares......    161,329      1,613          --         --     1,998,387            --     2,000,000
  Issuance of shares for
    option exercise..........        200          2          --         --         1,748            --         1,750
  Net earnings...............         --         --          --         --            --     6,039,094     6,039,094
                               ---------    -------    --------   --------   -----------   -----------   -----------
BALANCE, MARCH 31, 1998......  6,071,505    $60,715          --   $     --   $11,460,331   $12,023,265   $23,544,311
                               =========    =======    ========   ========   ===========   ===========   ===========
  Sale of common shares......  1,111,111     11,111          --         --     9,714,630            --     9,725,741
  Issuance of shares for
    option exercise..........     10,500        105          --         --        91,770            --        91,875
  Issuance of shares to
    employees................     14,001        140          --         --       112,452            --       112,592
  Issuance of shares
    in business
    combination..............    263,478      2,635          --         --     3,620,188            --     3,622,823
  Net earnings...............         --         --          --         --            --     6,716,467     6,716,467
                               ---------    -------    --------   --------   -----------   -----------   -----------
BALANCE, MARCH 31, 1999......  7,470,595    $74,706          --   $     --   $24,999,371   $18,739,732   $43,813,809
                               =========    =======    ========   ========   ===========   ===========   ===========

                See Notes to Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED MARCH 31,
                                                              ------------------------------------------
                                                                  1997           1998           1999
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $  3,491,346   $  6,039,094   $  6,716,467
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
     Depreciation and amortization..........................     3,650,248      4,628,272      4,720,241
     Abandonment of assets..................................        10,049             --             --
     Provision for credit losses............................        66,000         (1,000)       500,000
     Loss (Gain) on sale of operating lease equipment(1)....        83,754        (55,881)        57,984
     Adjust of basis to fair market value of operating lease
      equipment and investments.............................       153,434             --        306,921
     Payments from leases directly to lenders...............    (1,590,061)    (1,788,611)      (970,483)
     (Gain) Loss on disposal of property and equipment......        (9,124)            --         26,246
     Compensation to outside directors -- stock options.....         9,500        113,982             --
     Changes in:
       Accounts receivable..................................    (4,343,319)    (7,536,888)   (19,809,403)
       Notes receivable(2)..................................    (2,062,393)    (1,647,558)     3,316,261
       Employee advances....................................        28,537         17,030         33,028
       Inventories..........................................      (400,046)        64,410      1,293,081
       Other assets(3)......................................       457,169       (893,959)    (4,094,505)
       Accounts payable -- equipment........................       (26,557)    16,337,160     (3,964,145)
       Accounts payable -- trade............................       796,740      3,858,482        528,181
       Deferred taxes.......................................       121,000        897,000      1,805,210
       Salaries and commissions payable, accrued expenses
        and other liabilities...............................     2,286,921        629,380      1,097,776
                                                              ------------   ------------   ------------
          Net cash provided by (used in) operating
            activities......................................     2,723,198     20,660,913     (8,437,140)
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of operating equipment.................     4,992,050        726,714        138,003
  Purchase of operating lease equipment(4)..................   (24,800,360)    (2,065,079)      (487,418)
  Increase in investment in direct financing and sales-type
     leases(5)..............................................    (6,825,873)   (18,833,704)   (80,744,494)
  Proceeds from sale of property and equipment..............         9,124            800          2,000
  Insurance proceeds received...............................       512,044             --             --
  Purchases of property and equipment.......................      (266,061)    (1,032,243)    (1,249,214)
  Cash used in acquisitions, net of cash acquired...........            --             --     (3,485,279)
  Decrease (Increase) in other assets(6)....................       226,530       (472,962)      (788,856)
                                                              ------------   ------------   ------------
          Net cash used in investing activities.............   (26,152,546)   (21,676,474)   (86,615,258)
                                                              ------------   ------------   ------------

                          EPLUS INC. AND SUBSIDIARIES

                                                                         YEAR ENDED MARCH 31,
                                                              ------------------------------------------
                                                                  1997           1998           1999
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings:
     Nonrecourse............................................  $ 26,825,118   $  4,511,517   $ 79,941,563
     Recourse...............................................       220,768        174,894        415,606
  Repayments:
     Nonrecourse............................................    (3,199,626)    (4,872,557)   (10,200,352)
     Recourse...............................................      (434,867)      (307,819)      (195,892)
  Repayments of loans from stockholders.....................      (275,000)       (10,976)            --
  Distributions to shareholders of combined companies prior
     to business combination................................      (859,378)    (1,087,260)            --
  Proceeds from issuance of capital stock, net of
     expenses...............................................     8,603,762      2,001,750      9,930,209
  Purchase of treasury stock................................            --             --             --
  (Repayments) Proceeds from lines of credit................    (1,448,370)    12,635,599      4,369,129
                                                              ------------   ------------   ------------
          Net cash provided by financing activities.........    29,432,407     13,045,148     84,260,263
                                                              ------------   ------------   ------------
Net Increase (Decrease) in Cash and Cash Equivalents........     6,003,059     12,029,587    (10,792,135)
Cash and Cash Equivalents, Beginning of Period..............       651,150      6,654,209     18,683,796
                                                              ------------   ------------   ------------
Cash and Cash Equivalents, End of Period....................  $  6,654,209   $ 18,683,796   $  7,891,661
                                                              ============   ============   ============
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................  $    140,081   $    347,757   $  1,475,497
                                                              ============   ============   ============
  Cash paid for income taxes................................  $    315,137   $  2,681,867   $  2,913,818
                                                              ============   ============   ============

---------------

(1) Includes amounts provided by (used by) related parties of $3,930, $(35,540), and $-0- for the fiscal years ended March 31, 1997, 1998 and 1999.

(2) Includes amounts (used by) provided by related parties of $(1,897,094) and $3,291,681 for the fiscal years ended March 31, 1998 and 1999.

(3) Includes amounts provided by related parties of $285,943, $51,482, and $329,275 for the fiscal years ended March 31, 1997, 1998 and 1999.

(4) Includes amounts provided by related parties of $2,707,213, $935,737, and $-0- for the fiscal years ended March 31, 1997, 1998 and 1999.

(5) Includes amounts (used by) provided by related parties of $(23,417), $43,418,347, and $80,510,214 for the fiscal years ended March 31, 1997, 1998 and 1999.

(6) Includes amounts provided by (used by) provided by related parties of $73,338, $(473,621), and $652,701 for the fiscal years ended March 31, 1997,
    1998 and 1999.

                See Notes to Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          AS OF AND FOR THE YEARS ENDED MARCH 31, 1997, 1998, AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation -- Effective October 18, 1999, MLC Holdings, Inc. changed its name to ePlus inc. Effective January 31, 2000, MLG Group, Inc., MLC Federal, Inc., MLC Capital, Inc., PC Plus, Inc., MLC Network Solutions, Inc. and Educational Computer Concepts, Inc. changed their names to ePlus Group, inc., ePlus Government, inc., ePlus Capital, inc., ePlus Technology, inc., ePlus Technology of NC, inc. and ePlus Technology of PA, inc., respectively. Effective September 1, 1996, MLC Holdings, Inc., (incorporated August 27, 1996) became the holding company for MLC Group, Inc., and MLC Capital, Inc. (MLC Holdings, Inc., together with its subsidiaries collectively, "MLC" or the "Company"). The accompanying consolidated financial statements include the accounts of the wholly owned subsidiary companies (MLC Network Solutions, Inc. and MLC Integrated, Inc.) at historical amounts as if the combination had occurred on March 31, 1996 in a manner similar to a pooling of interest. The accompanying financial statements also include the accounts of the wholly owned subsidiary (PC Plus, Inc.) from July 1, 1998, accounted for as a purchase.

All significant intercompany balances and transactions have been eliminated.

Business Combinations -- On July 24, 1997, the Company, through a new wholly owned subsidiary, MLC Network Solutions, Inc., issued 260,978 common shares, valued at $3,384,564, in exchange for all outstanding common shares of Compuventures of Pitt County, Inc. ("Compuventures"), a value-added reseller of PC's and related network equipment and software products a provider of various support services to its customers from facilities located in Greenville, Raleigh and Wilmington, North Carolina. On September 29, 1997, the Company issued 498,998 common shares, valued at $7,092,000, in exchange for all outstanding common shares of Educational Computer Concepts, Inc. (dba "ECC Integrated")("ECCI"), a network systems integrator and computer reseller serving customers in eastern Pennsylvania, New Jersey and Delaware. ECC Integrated subsequently changed its name to MLC Integrated ("MLCI"). These business combinations have been accounted for as pooling of interests, and accordingly, the consolidated financial statements for periods prior to the combinations have been restated to include the accounts and results of operations of the pooled companies. See Note 12.

New Subsidiaries -- On July 1, 1998, the Company, through a new wholly owned subsidiary, MLC Network Solutions of Virginia, Inc., issued 263,478 common shares, valued at $3,622,823, and cash of $3,622,836 for all the outstanding common shares of PC Plus, Inc., a value-added reseller of PC's, related network equipment and software products and provider of various support services to its customers from its facility in Reston, Virginia (relocated to Herndon, Virginia in October 1998). Subsequent to the acquisition, MLC Network Solutions of Virginia, Inc. changed its name to PC Plus, Inc. This business combination has been accounted for using the purchase method of accounting, and accordingly, the results of operations of PC Plus, Inc. have been included in the Company's consolidated financial statements from July 1, 1998. The Company's other assets include goodwill calculated as the excess of the purchase price over the fair value of the net identifiable assets acquired of $6,045,330, and is being amortized on a straight-line basis over 27.5 years. See Note 12.

On September 17, 1997, the Company established MLC Federal, Inc., a wholly owned subsidiary of MLC Holdings, Inc. The new subsidiary will concentrate on the origination of leases to federal, state, and local government entities. On October 22, 1997, the Company formed MLC Leasing, S.A. de C.V., a wholly owned subsidiary of MLC Group, Inc. and MLC Network Solutions, Inc., based in Mexico City, Mexico. To date, no business has been conducted through MLC Leasing, S.A. de C.V.

Revenue Recognition -- The Company sells information technology equipment to its customers and recognizes revenue from equipment sales at the time equipment is accepted by the customer. The Company is the lessor in a number of its transactions and these are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Each lease is classified as either a direct financing lease, sales-type lease, or operating lease, as appropriate. Under the direct financing and sales-type lease methods, the Company records the net investment in leases, which consists of the sum of the minimum lease term payments, initial direct costs, and unguaranteed residual value (gross investment) less the unearned income. The difference between the gross investment and the cost of the leased equipment for direct finance leases is recorded as unearned income at the inception of the lease. The unearned income is amortized over the life of the lease using the interest method. Under sales-type leases, the difference between the fair value and cost of the leased property (net margins) is recorded as revenue at the inception of the lease. No sales type leases have been consummated during the three years ended March 31, 1998. The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" effective January 1, 1997. This standard establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of

                          EPLUS INC. AND SUBSIDIARIES
collateral in a secured borrowing. Certain assignments of direct finance leases made on a nonrecourse basis by the Company after December 31, 1996 meet the criteria for surrender of control set forth by SFAS No. 125 and have therefore been treated as sales for financial statement purposes. SFAS No. 125 prohibits the retroactive restatement of transactions consummated prior to January 1, 1997 which would have otherwise met the requirements of a sale under the standard.

Sales of leased equipment represents revenue from the sales of equipment subject to a lease in which the Company is the lessor. If the rental stream on such lease has nonrecourse debt associated with it, sales revenue is recorded at the amount of consideration received, net of the amount of debt assumed by the purchaser. If there is no nonrecourse debt associated with the rental stream, sales revenue is recorded at the amount of gross consideration received, and costs of sales is recorded at the book value of the lease.

Lease revenues consist of rentals due under operating leases and amortization of unearned income on direct financing and sales-type leases. Equipment under operating leases is recorded at cost and depreciated on a straight-line basis over the lease term to the Company's estimate of residual value.

The Company assigns all rights, title, and interests in a number of its leases to third-party financial institutions without recourse. These assignments are accounted for as sales since the Company has completed its obligations at the assignment date, and the Company retains no ownership interest in the equipment under lease.

Residuals -- Residual values, representing the estimated value of equipment at the termination of a lease, are recorded in the financial statements at the inception of each sales-type or direct financing lease as amounts estimated by management based upon its experience and judgment. The residual values for operating leases are included in the leased equipment's net book value.

The Company evaluates residual values on an ongoing basis and records any required adjustments. In accordance with generally accepted accounting principles, no upward revision of residual values is made subsequent to the period of the inception of the lease. Residual values for sales-type and direct financing leases are recorded at their net present value and the unearned interest is amortized over the life of the lease using the interest method.

Reserve for Credit Losses -- The reserve for credit losses (the "reserve") is maintained at a level believed by management to be adequate to absorb potential losses inherent in the Company's lease and accounts receivable portfolio. Management's determination of the adequacy of the reserve is based on an evaluation of historical credit loss experience, current economic conditions, volume, growth, the composition of the lease portfolio, and other relevant factors. The reserve is increased by provisions for potential credit losses charged against income. Accounts are either written off or written down when the loss is both probable and determinable, after giving consideration to the customer's financial condition, the value of the underlying collateral and funding status (i.e., discounted on a nonrecourse or recourse basis).

Cash and Cash Equivalents -- Cash and cash equivalents include short-term repurchase agreements with an original maturity of three months or less.

Inventories -- Inventories are stated at the lower of cost (specific identification basis) or market.

Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

Income Taxes -- Deferred income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income tax liabilities and assets are based on the difference between financial statement and tax bases of assets and liabilities, using tax rates currently in effect. The Company acquired two companies which were accounted for under the pooling of interests method. Prior to their business combinations with the Company, the two companies had elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under this election, each company's income or loss was included in the taxable income of the stockholders. See Note 8.

Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          EPLUS INC. AND SUBSIDIARIES

Reclassifications -- Certain items have been reclassified in the March 31, 1997 and 1998 financial statements to conform to the March 31, 1999 presentation.

Initial Public Offering -- During November and December 1996, MLC consummated an initial public offering ("the Offering") of 1,150,000 shares of its common stock including the over allotment. The Company received proceeds of $9.4 million (gross proceeds of $10.1 million less underwriters expense of $0.7 million), and incurred $0.8 million in expenses. Of the net proceeds of approximately $8.6 million, $0.3 million was used to repay outstanding stockholder loans and the related accrued interest and the balance of $8.3 million was used for general corporate purposes.

Earnings Per Share -- Earnings per share have been calculated in accordance with SFAS No. 128, "Earnings per Share." In accordance with SFAS No. 128, basic EPS amounts were calculated based on weighted average shares outstanding of 5,184,261 in fiscal 1997, 6,031,088 in fiscal 1998, and 6,769,732 in fiscal
1999. Diluted EPS amounts were calculated based on weighted average shares outstanding and common stock equivalents of 5,262,697 in fiscal 1997, 6,143,017 in fiscal 1998, and 6,827,528 in fiscal 1999. Additional shares included in the diluted earnings per share calculations are attributable to incremental shares issuable upon the assumed exercise of stock options.

Capital Structure -- On October 23, 1998, the Company sold 1,111,111 shares of common stock for a price of $9.00 per share to TC Leasing LLC, a Delaware limited liability company. In addition, the Company granted TC Leasing LLC stock purchase warrants granting the right to purchase an additional 1,090,909 shares of common stock at a price of $11.00 per share, subject to certain anti-dilution adjustments. The warrant is exercisable through December 31, 2001, unless it is extended under the terms of the warrant. Pursuant to a purchase agreement, the Company's ability to pay dividends is restricted through October 23, 1999.

On July 1, 1997, the Company sold 161,329 shares of common stock to a single investor for $12.40 per share.

2. INVESTMENT IN DIRECT FINANCING AND SALES-TYPE LEASES

The Company's investment in direct financing and sales-type leases consists of the following components:

                                                               AS OF MARCH 31,
                                                              ------------------
                                                               1998       1999
                                                              -------   --------
                                                                (IN THOUSANDS)
Minimum lease payments......................................  $29,968   $ 75,449
Estimated unguaranteed residual value.......................    7,084     17,777
Initial direct costs, net of amortization(1)................      760      1,606
Less: Unearned lease income.................................   (5,270)   (10,915)
     Reserve for credit losses..............................      (46)      (546)
                                                              -------   --------
Investment in direct finance and sales type leases, net.....  $32,496   $ 83,371
                                                              =======   ========

---------------

(1) Initial direct costs are shown net of amortization of $1,592 and $2,590 at March 31, 1998 and 1999, respectively.

Future scheduled minimum lease rental payments as of March 31, 1999 are as follows:

                   YEAR ENDING MARCH 31,
                   ---------------------                      (IN THOUSANDS)
2000........................................................     $35,189
2001........................................................      26,168
2002........................................................      12,723
2003........................................................       1,021
2004 and thereafter.........................................         348
                                                                 -------
                                                                 $75,449
                                                                 =======

The Company's net investment in direct financing and sales-type leases is collateral for nonrecourse and recourse equipment notes. See Note 5.

                          EPLUS INC. AND SUBSIDIARIES

3. INVESTMENT IN OPERATING LEASE EQUIPMENT

Investment in operating leases primarily represents equipment leased for two to three years. The components of the net investment in operating lease equipment are as follows:

                                                               AS OF MARCH 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Cost of equipment under operating leases....................  $13,990   $ 8,742
Initial direct costs........................................       51        21
Less: Accumulated depreciation and
      Amortization..........................................   (6,745)   (5,233)
                                                              -------   -------
Investment in operating lease equipment, net................  $ 7,296   $ 3,530
                                                              =======   =======

As of March 31, 1999, future scheduled minimum lease rental payments are as follows:

                   YEAR ENDING MARCH 31,
                   ---------------------                      (IN THOUSANDS)
2000........................................................      $1,790
2001........................................................          88
2002........................................................          43
2003........................................................          19
                                                                  ------
                                                                  $1,940
                                                                  ======

Based on management's evaluation of estimated residual values included within the Company's operating lease portfolio, certain recorded residuals were written down to reflect revised market conditions. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," an impairment loss of $153,435 was recognized in the year ended March 31, 1997. Impairment losses are reflected as a component of direct lease costs in the accompanying consolidated statements of earnings.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                              AS OF MARCH 31,
                                                              ----------------
                                                               1998     1999
                                                              ------   -------
                                                               (IN THOUSANDS)
Furniture, fixtures and equipment...........................  $1,157   $ 2,333
Vehicles....................................................     138       139
Capitalized software........................................     477       635
Leasehold improvements......................................      24       193
Less: Accumulated depreciation and
      Amortization..........................................    (664)   (1,282)
                                                              ------   -------
Property and equipment, net.................................  $1,132   $ 2,018
                                                              ======   =======

                          EPLUS INC. AND SUBSIDIARIES

5. RECOURSE AND NONRECOURSE NOTES PAYABLE

Recourse and nonrecourse obligations consist of the following:

                                                               AS OF MARCH 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Recourse equipment notes secured by related investments in
  leases with varying interest rates ranging from 7.50% to
  9.74% in fiscal years 1998
  and 1999..................................................  $   272   $   497
Recourse line of credit with a maximum balance of
  $50,000,000 bearing interest at the LIBOR rate plus 150
  basis points, or, at the Company's option, prime less 1/2%
  expiring December, 1999...................................  $     0   $18,000
Recourse line of credit with a maximum balance of $2,500,000
  bearing interest at prime.................................  $     0   $   175
Recourse equipment notes with varying interest rates ranging from 7.13% to 8.61%, secured by related investment in
  equipment.................................................  $     0   $   409
Recourse line of credit with a maximum balance of
  $25,000,000, bearing interest at the LIBOR rate plus 1.1%, or, at the Company's option, the prime rate less 100 basis points, replaced by $50,000,000 line of credit in
  December, 1998............................................  $12,750   $     0
Term bank obligations with interest rates ranging from 8.25%
  to prime plus 75 basis points.............................  $    10   $     0
Loans from related parties with interest rates ranging from
  8% to 10%.................................................  $     5   $     0
                                                              -------   -------
Total recourse obligations..................................  $13,037   $19,081
                                                              =======   =======
Non-recourse equipment notes secured by related investments
  in leases with interest rates ranging from 6.30% to 9.99%
  in fiscal years 1998 and 1999.............................  $13,028   $52,429
                                                              =======   =======

Principal and interest payments on the recourse and nonrecourse notes payable are generally due monthly in amounts that are approximately equal to the total payments due from the lessee under the leases that collateralize the notes payable. Under recourse financing, in the event of a default by a lessee, the lender has recourse against the lessee, the equipment serving as collateral, and the borrower. Under nonrecourse financing, in the event of a default by a lessee, the lender generally only has recourse against the lessee, and the equipment serving as collateral, but not against the borrower.

Borrowings under the Company's $50 million line of credit are subject to certain covenants regarding minimum consolidated tangible net worth, maximum recourse debt to worth ratio, cash flow coverage, and minimum interest expense coverage ratio. The borrowings are secured by the Company's assets such as leases, receivables, inventory, and equipment. Borrowings are limited to the Company's collateral base, consisting of equipment, lease receivables and other current assets, up to a maximum of $50 million. In addition, the credit agreement restricts, and under some circumstances prohibits the payment of dividends.

Recourse and nonrecourse notes payable as of March 31, 1999, mature as follows:

                                                                RECOURSE       NONRECOURSE
YEAR ENDING MARCH 31,                                         NOTES PAYABLE   NOTES PAYABLE
---------------------                                         -------------   -------------
                                                                     (IN THOUSANDS)
2000........................................................     $18,567         $43,025
2001........................................................         231           4,333
2002........................................................         151           4,418
2003........................................................         102             607
2004 and thereafter.........................................          30              46
                                                                 -------         -------
                                                                 $19,081         $52,429
                                                                 =======         =======

6. RELATED PARTY TRANSACTIONS

The Company provided loans and advances to employees and/or stockholders, the balances of which amounted to $53,582 and $20,078 as of March 31, 1998 and 1999, respectively. Such balances are to be repaid from commissions earned on successful sales or financing arrangements obtained on behalf of the Company, or via scheduled payroll deductions.

                          EPLUS INC. AND SUBSIDIARIES

As of March 31, 1998 and 1999, $85,020 and $(100,602) was receivable (payable) from United Federal Leasing, which is owned in part by an individual related to a Company executive. As of March 31, 1998 and 1999, the Company had fully reserved for the receivable. During the year ended March 31, 1998, the Company recognized re-marketing fees of $561,000 from United Federal Leasing.

At March 31, 1998 and 1999, accrued expenses and other liabilities include $9,599 and $19,416, respectively, due to a company in which an employee/stockholder has a 45% ownership interest. During the years ended March 31, 1998 and 1999, respectively, the Company recognized remarketing fees from the company amounting to $216,828 and $88,180.

During the years ended March 31, 1997 and 1998, the Company sold leased equipment to MLC/GATX Limited Partnership I (the "Partnership"), which amounted to 0.3% and 0% of the Company's revenues, respectively. The Company has a 9.5% limited partnership interest in the Partnership and owns a 50% interest in the corporation that owns a 1% general partnership interest in the Partnership. Revenue recognized from the sales was $3,452,902 and $406,159, the basis of the equipment sold was $3,309,186 and $372,306 during the years ended March 31, 1997 and 1998, respectively. Other assets include $75,981, $136,664, and $(6,989) due to (from) the Partnership as of March 31, 1997, 1998, 1999, respectively. Also reflected in other assets is the Company's investment balance in the Partnership, which is accounted for using the cost method, and amounts to $226,835, $132,351, and $-0- as of March 31, 1997, 1998, and 1999 respectively.
In addition, the Company received $148,590, $104,277 and $-0- for the years ended March 31, 1997, 1998 and 1999, respectively, for accounting and administrative services provided to the Partnership.

During the years ended March 31, 1998 and 1999 the recoverability of certain capital contributions made by the Company to the Partnership was determined to be impaired. As a result, the Company recognized a write-down of its recorded investment balance of $105,719 and $161,387 to reflect the revised net realizable value. These write-downs are included in cost of sales in the accompanying consolidated statements of earnings.

During the years ended March 31, 1997, 1998, and 1999, the Company sold leased equipment to MLC/CLC LLC, a joint venture in which the Company has a 5% ownership interest, that amounted to 20%, 38% and 42% of the Company's revenues, respectively. Revenue recognized from the sales was $16,923,090, $44,784,727, and $81,089,883, respectively. The basis for the equipment sold was $16,917,840, $44,353,676, and $80,510,214, respectively. Notes receivable includes $3,709,508 and $518,955 due from the partnership as of March 31, 1998 and 1999. Other assets reflects the investment in the joint venture of $736,364 and $1,389,065, as of March 31, 1998 and 1999, respectively, accounted for using the cost method. The Company receives an origination fee on leased equipment sold to the joint venture. In addition, the Company recognized $170,709 and $301,708 for the years ended March 31, 1998 and 1999 for accounting and administrative services provided to MLC/CLC LLC.

During the year ended March 31, 1997, the Company recognized $250,000 in broker fees for providing advisory services to a company which is owned in part by one of the Company's outside directors.

The Company leases certain office space from entities which are owned, in part, by executives of subsidiaries of the Company. During the years ended March 31, 1997, 1998, and 1999, rent expense paid to these related parties was $124,222, $306,479, and $269,558, respectively.

The Company is reimbursed for certain general and administrative expenses by a company owned, in part, by an executive of a subsidiary of the Company. The reimbursements totaled $176,075, $81,119, and $25,500 for the years ended March 31, 1997, 1998 and 1999.

                          EPLUS INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain office equipment for the conduct of its business. Rent expense relating to these operating leases was $347,553, $505,032, and $629,456 for the years ended March 31, 1997, 1998, and 1999, respectively. As of March 31, 1999, the future minimum lease payments are due as follows:

YEAR ENDING MARCH 31,
---------------------
1999........................................................  $  760,330
2000........................................................     633,831
2001........................................................     337,986
2002........................................................     251,345
2003 and thereafter.........................................     350,303
                                                              ----------
                                                              $2,333,795
                                                              ==========

As of March 31, 1998, the Company had guaranteed $172,565 of the residual value for equipment owned by the MLC/GATX Limited Partnership I. No guarantee was made for the year ended March 31, 1999.

8. INCOME TAXES

A reconciliation of income tax computed at the statutory Federal rate to the provision for income tax included in the consolidated statements of earnings is as follows:

                                                                  FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                 1997         1998         1999
                                                              ----------   ----------   ----------
Statutory Federal income tax rate...........................          34%          34%          34%
Income tax expense computed at the statutory Federal rate...  $1,649,458   $2,968,195   $3,840,331
Income tax expense based on the statutory Federal rate for
  subsidiaries which were Sub-S prior to their combination
  with the Company..........................................    (343,658)    (568,893)          (0)
State income tax expense, net of Federal tax................      48,641      250,692      528,447
Non-taxable interest income.................................     (33,023)     (35,350)     (16,137)
Non-deductible expenses.....................................      38,582       76,246      225,984
                                                              ----------   ----------   ----------
Provision for income taxes..................................  $1,360,000   $2,690,890   $4,578,625
                                                              ==========   ==========   ==========
Effective tax rate..........................................        28.0%        30.8%        40.5%
                                                              ==========   ==========   ==========

The components of the provision for income taxes are as follows:

                                                              FOR THE YEAR ENDED MARCH 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
Current:
  Federal...................................................  $1,152    $1,669    $ 2,519
  State.....................................................      87       125        255
                                                              ------    ------    -------
                                                               1,239     1,794      2,774
                                                              ------    ------    -------
Deferred:
  Federal...................................................  $  113    $  802    $ 1,259
  State.....................................................       8        95        546
                                                              ------    ------    -------
                                                                 121       897      1,805
                                                              ------    ------    -------
                                                              $1,360    $2,691    $ 4,579
                                                              ======    ======    =======

                          EPLUS INC. AND SUBSIDIARIES

The components of the deferred tax expense (benefit) resulting from net temporary differences are as follows:

                                                                FOR THE YEAR ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                              1997    1998    1999
                                                              -----   ----   -------
                                                                  (IN THOUSANDS)
Alternative minimum tax.....................................  $ 369   $ 18   $(1,207)
Lease revenue recognition...................................   (248)   797     2,740
Other.......................................................     --     82       272
                                                              -----   ----   -------
                                                              $ 121   $897   $ 1,805
                                                              =====   ====   =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of items comprising the Company's deferred tax liability consists of the following:

                                                               AS OF MARCH 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Alternative minimum tax.....................................  $   232   $ 1,539
Lease revenue recognition...................................   (1,637)   (4,720)
Other.......................................................      (82)     (111)
                                                              -------   -------
                                                              $(1,487)  $(3,292)
                                                              =======   =======

During the year ended March 31, 1998, the Company entered into business combinations with companies which, prior to their combination with the Company, had elected to be treated as Sub-chapter "S" ("Sub-S") corporations. As Sub-S corporations, taxable income and losses were passed through the corporate entity to the individual shareholders. These business combinations were accounted for using the pooling of interests method. Therefore, the consolidated financial statements do not reflect a provision for income taxes relating to the pooled companies for the periods prior to their combination with the Company.

In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," the following pro forma income tax information is presented as if the pooled companies had been subject to federal income taxes throughout the periods presented.

                                                                  FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                 1997         1998         1999
                                                              ----------   ----------   ----------
Net earnings before pro forma adjustment....................  $3,491,346   $6,039,094   $6,716,467
Additional provision for income taxes.......................    (357,910)    (613,261)           0
                                                              ----------   ----------   ----------
Pro forma net earnings......................................  $3,133,436   $5,425,833   $6,716,467
                                                              ==========   ==========   ==========

9. NONCASH INVESTING AND FINANCING ACTIVITIES

The Company recognized a reduction in recourse and nonrecourse notes payable (Note 5) associated with its direct finance and operating lease activities from payments made directly by customers to the third-party lenders amounting to $4,214,444, $5,258,955 and $10,733,555 for the years ended March 31, 1997, 1998, and 1999, respectively. In addition, the Company realized a reduction in recourse and nonrecourse notes payable from the sale of the associated assets and liabilities amounting to $18,057,569, $1,057,389 and $10,231,793 for the years ended March 31, 1997, 1998, and 1999, respectively.

10. BENEFIT AND STOCK OPTION PLANS

The Company provides its employees with contributory 401(k) profit sharing plans. To be eligible to participate in the plan, employees must be at least 21 years of age and have completed a minimum service requirement. Full vesting in the plans vary from after the fourth to the sixth consecutive year of plan participation. Employer contributions percentages are determined by

                          EPLUS INC. AND SUBSIDIARIES
the Company and are discretionary each year. The Company's expense for the plans was $56,291, $80,291 and $104,617 for the years ended March 31, 1997, 1998 and
1999, respectively.

The Company has established a stock incentive program (the "Master Stock Incentive Plan") to provide an opportunity for directors, executive officers, independent contractors, key employees, and other employees of the Company to participate in the ownership of the Company. The Master Stock Incentive Plan provides for the award to eligible directors, employees, and independent contractors of the Company, of a broad variety of stock-based compensation alternatives under a series of component plans. These component plans include tax advantaged incentive stock options for employees under the Incentive Stock Option Plan, formula length of service based nonqualified options to nonemployee directors under the Outside Director Stock Plan, nonqualified stock options under the Nonqualified Stock Option Plan, a program for employee purchase of Common Stock of the Company at 85% of fair market value under a tax advantaged Employee Stock Purchase Plan approved by the Board of Directors and effective September 16, 1998, as well as other restrictive stock and performance based stock awards and programs which may be established by the Board of Directors. The aggregate number of shares reserved for grant under all plans which are a part of the Master Stock Incentive Plan represent a floating number equal to 20% of the issued and outstanding stock of the Company (after giving effect to pro forma assumed exercise of all outstanding options and purchase rights). The number that may be subject to options granted under the Incentive Stock Option Plan is also further capped at a maximum of 4,000,000 shares to comply with IRS requirements for a specified maximum. As of March 31, 1999 a total of 1,650,100 shares of common stock have been reserved for issuance upon exercise of options granted under the Plan, which encompasses the following component plans:

          a) the Incentive Stock Option Plan ("ISO Plan"), under which 265,900 options are outstanding or have been exercised as of March 31, 1999;

          b) the Nonqualified Stock Option Plan ("Nonqualified Plan"), under which 265,000 options are outstanding as of March 31, 1999;

          c) the Outside Director Stock Option Plan ("Outside Director Plan"), under which 63,507 are outstanding as of March 31, 1999;

          d) the Employee Stock Purchase Plan ("ESPP") under which 185,500 shares have been issued as of March 31, 1999.

The exercise price of options granted under the Master Stock Incentive Plan is equivalent to the fair market value of the Company's stock on the date of grant, or, in the case of the ESPP, not less than 85% of the lowest fair market value of the Company's stock during the purchase period, which is generally six months. Options granted under the plan have various vesting schedules with vesting periods ranging from one to five years. The weighted average fair value of options granted during the years ended March 31, 1997, 1998 and 1999 was $5.10, $4.84 and $3.69 per share, respectively.

                          EPLUS INC. AND SUBSIDIARIES

A summary of stock option activity during the three years ended March 31, 1999 is as follows:

                                                                                          WEIGHTED
                                                        NUMBER OF   EXERCISE PRICE    AVERAGE EXERCISE
                                                         SHARES          RANGE             PRICE
                                                        ---------   ---------------   ----------------
Outstanding, April 1, 1996............................        --          --                   --
Options granted.......................................   353,800    $6.40  - $10.75        $ 8.20
Options exercised.....................................        --          --                   --
Options forfeited.....................................        --          --                   --
                                                         -------
Outstanding, March 31, 1997...........................   353,800
                                                         =======
Exercisable, March 31, 1997...........................    66,250
                                                         =======
Outstanding, April 1, 1997............................   353,800          --                   --
Options granted.......................................   277,200    $10.75 - $13.25        $11.94
Options exercised.....................................      (200)   $    8.75              $ 8.75
Options forfeited.....................................   (18,900)   $8.75 - $13.00         $11.18
                                                         -------
Outstanding, March 31, 1998...........................   611,900
                                                         =======
Exercisable, March 31, 1998...........................   199,540
                                                         =======
Outstanding, April 1, 1998............................   611,900          --                   --
Options granted.......................................   275,507    $7.25 - $13.63         $ 9.89
Options exercised.....................................   (10,500)   $    8.75              $ 8.75
Options forfeited.....................................   (97,000)   $8.75 - $13.50         $12.57
                                                         -------
Outstanding, March 31, 1999...........................   779,907
                                                         =======
Exercisable, March 31, 1999...........................   326,566
                                                         =======

Additional information regarding options outstanding as of March 31, 1999 is as follows:

                          OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
-----------------------------------------------------------------------     --------------------------------
                                  WEIGHTED AVERAGE
             NUMBER                  REMAINING         WEIGHTED AVERAGE       NUMBER        WEIGHTED AVERAGE
          OUTSTANDING             CONTRACTUAL LIFE      EXERCISE PRICE      EXERCISABLE      EXERCISE PRICE
          -----------             ----------------     ----------------     -----------     ----------------
            779,907                  8.0 years              $9.53             326,566            $9.30

Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement gave the Company the option of either
(1) continuing to account for stock-based employee compensation plans in accordance with the guidelines established by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" while providing the disclosures required under SFAS No. 123, or (2) adopting SFAS No. 123 accounting for all employee and non-employee stock compensation arrangements. The Company opted to continue to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. Option grants made to non-employees, including outside directors, which have been accounted for using the fair value method resulted in $113,982 in compensation expense during the year ended

                          EPLUS INC. AND SUBSIDIARIES

March 31, 1998. The following table summarizes the pro forma disclosures required by SFAS No. 123 assuming the Company had adopted the fair value method for stock-based awards to employees as of the beginning of fiscal year 1998:

                                                                      YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                 1997         1998         1999
                                                              ----------   ----------   ----------
Net earnings, as reported...................................  $3,491,346   $6,039,094   $6,716,467
Net earnings, pro forma.....................................   3,198,669    5,346,761    5,687,667
Basic earnings per share, as reported.......................  $     0.67   $     1.00   $     0.99
Basic earnings per share, pro forma.........................        0.62         0.89         0.84
Diluted earnings per share, as reported.....................  $     0.66   $     0.98   $     0.98
Diluted earnings per share, pro forma.......................        0.61         0.87         0.83

Under SFAS No. 123, the fair value of stock-based awards to employees is derived through the use of option pricing models which require a number of subjective assumptions. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Options granted under the Incentive Stock Option Plan:
  Expected life of option...................................  5 years    5 years    5 years
  Expected stock price volatility...........................    44.00%     30.95%     37.02%
  Expected dividend yield...................................        0%         0%         0%
  Risk-free interest rate...................................     5.81%      5.82%      5.46%
Options granted under the Nonqualified Stock Option Plan:
  Expected life of option...................................  8 years    8 years    5 years
  Expected stock price volatility...........................    44.00%     30.95%     37.02%
  Expected dividend yield...................................        0%         0%         0%
  Risk-free interest rate...................................     6.05%      5.62%        --
Options granted under the Outside Director Stock Option
  Plan:
  Expected life of option...................................       --         --    8 years
  Expected stock price volatility...........................       --         --      37.02%
  Expected dividend yield...................................       --         --          0%
  Risk-free interest rate...................................       --         --       4.95%
Options granted under the Employee Stock Purchase Plan:
  Expected life of option...................................       --         --    5 years
  Expected stock price volatility...........................       --         --      37.02%
  Expected dividend yield...................................       --         --          0%
  Risk-free interest rate...................................       --         --       4.74%

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of the Company's financial instruments is in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The valuation methods used by the Company are set forth below.

The accuracy and usefulness of the fair value information disclosed herein is limited by the following factors:

- These estimates are subjective in nature and involved uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

- These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial asset.

                          EPLUS INC. AND SUBSIDIARIES

- SFAS No. 107 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments.

Because of these and other limitations, the aggregate fair value amounts presented in the following table do not represent the underlying value of the Company.

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                              AS OF MARCH 31,      AS OF MARCH 31,
                                                                    1998                 1999
                                                             ------------------   ------------------
                                                             CARRYING    FAIR     CARRYING     FAIR
                                                              AMOUNT     VALUE     AMOUNT     VALUE
                                                             --------   -------   ---------   ------
                                                                         (IN THOUSANDS)
Assets:
  Cash and cash equivalents................................  $18,684    $18,684    $7,892     $7,892
Liabilities:
  Nonrecourse notes payable................................   13,028     12,973    52,429     55,341
  Recourse notes payable...................................   13,037     13,033    19,081     19,092

12. BUSINESS COMBINATIONS

During the year ended March 31, 1998, the Company acquired Compuventures of Pitt County, Inc. ("Compuventures") and Educational Computer Concepts, Inc. ("ECCI"), both value added resellers of personal computers and related network equipment and software products. These business combinations have been accounted for as pooling of interests, and accordingly, the consolidated financial statements for periods prior to the combinations have been restated to include the accounts and results of operations of the pooled companies. The results of operations previously reported by the Company and the pooled companies and the combined amounts presented in the accompanying consolidated financial statements are presented below.

                                                              FOR THE YEAR ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
                                                                (IN THOUSANDS)
Revenues:
  MLC Holdings, Inc. .......................................  $55,711   $ 77,178
  Pooled companies..........................................   30,502     41,264
                                                              -------   --------
  Combined..................................................  $86,213   $118,442
                                                              =======   ========
Net earnings:
  MLC Holdings, Inc. .......................................  $ 2,481   $  3,785
  Pooled companies..........................................    1,010      2,254
                                                              -------   --------
  Combined..................................................  $ 3,491   $  6,039
                                                              =======   ========

During the year ended March 31, 1999, the Company acquired PC Plus, Inc., a value-added reseller of personal computers, related network equipment and software products and provider of various support services. This business combination has been accounted for as a purchase.

The following pro forma financial information presents the combined results of operations of PC Plus, Inc. as if the acquisition had occurred as of the beginning of the twelve months ended March 31, 1998 and 1999, after giving effect to certain

                          EPLUS INC. AND SUBSIDIARIES
adjustments, including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and PC Plus, Inc. constituted a single entity during such periods.

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Total Revenues..............................................  $156,321    $205,944
Net Earnings................................................     6,885       6,956
Net Earnings per Common Share -- Basic......................      1.09        1.03
Net Earnings per Common Share -- Diluted....................      1.07        1.02

13. PRIVATE PLACEMENTS OF COMMON STOCK

On July 1, 1997, the Company sold 161,329 shares of common stock to a single investor for a price of $9.00 per share.

On October 23, 1998, the Company sold 1,111,111 shares of common stock to TC Leasing, LLC, a Delaware limited liability company, for a price of $9.00 per share. In addition, the Company granted to TC Leasing, LLC, a stock purchase warrant granting the right to purchase an additional 1,090,909 shares of common stock at a price of $11.00 per share, subject to certain anti-dilution adjustments. The warrant is exercisable through December 31, 2001, unless extended pursuant to the terms of the warrant. Pursuant to the terms of this private placement, the Company agreed to expand its' Board of Directors to six persons, four of whom shall be appointed, in whole or in part, by TC Leasing, LLC. Additionally, the terms of the private placement restrict the Company's ability to pay dividends until October 23, 1999 without the consent of TC Leasing, LLC.

14. SEGMENT REPORTING

The Company manages its business segments on the basis of the products and services offered. The Company's reportable segments consist of its lease financing and value-added re-seller business units. The lease financing business unit offers lease financing solutions to corporations and governmental entities nationwide. The value-added re-seller business unit sells information technology equipment and related services primarily to corporate customers in the eastern United States. The Company's management evaluates segment performance on the basis of segment earnings.

The accounting policies of the segments are the same as those described in Note 1, "Organization and Summary of Significant Accounting Policies." Corporate overhead expenses are allocated on the basis of revenue volume, estimates of actual time spent by corporate staff, and asset utilization, depending on the type of expense.

                                                                LEASE     VALUE-ADDED
                                                              FINANCING   RE-SELLING     TOTAL
                                                              ---------   -----------   --------
                                                                        (IN THOUSANDS)
YEAR ENDED AND AS OF MARCH 31, 1997
  Revenues..................................................  $ 56,147      $30,066     $ 86,213
  Interest expense..........................................     1,581           68        1,649
  Earnings before income taxes..............................     3,841        1,010        4,851
  Assets....................................................    42,317        6,707       49,024
YEAR ENDED AND AS OF MARCH 31, 1998
  Revenues..................................................    77,178       41,264      118,442
  Interest expense..........................................     1,732          105        1,837
  Earnings before income taxes..............................     6,143        2,587        8,730
  Assets....................................................    66,960       16,236       83,196
YEAR ENDED AND AS OF MARCH 31, 1999
  Revenues..................................................   110,362       83,608      193,970
  Interest expense..........................................     3,367          234        3,601
  Earnings before income taxes..............................     8,649        2,646       11,295
  Assets....................................................   129,425       24,934      154,359

                          EPLUS INC. AND SUBSIDIARIES

15. QUARTERLY DATA -- UNAUDITED

Condensed quarterly financial information is as follows (amounts in thousands, except per share amounts). Adjustments reflect the results of operations of business combinations accounted for under the pooling of interests method and the reclassification of certain prior period amounts to conform with current period presentation.

                          EPLUS INC. AND SUBSIDIARIES

                              CONDENSED QUARTERLY

                                                           FIRST QUARTER                        SECOND QUARTER
                                                -----------------------------------   -----------------------------------
                                                PREVIOUSLY                 ADJUSTED   PREVIOUSLY                 ADJUSTED
                                                 REPORTED    ADJUSTMENTS    AMOUNT     REPORTED    ADJUSTMENTS    AMOUNT
                                                ----------   -----------   --------   ----------   -----------   --------
                                                                             (IN THOUSANDS)
YEAR ENDED MARCH 31, 1998
Sales.........................................   $35,273        $ --       $35,273     $22,407        $ --       $22,407
Total revenues................................    40,146          --        40,146      26,869          --        26,869
Cost of sales.................................    31,892          --        31,892      19,773          --        19,773
Total costs and expenses......................    37,499          --        37,499      25,335          --        25,335
Earnings before provision for income taxes....     2,647          --         2,647       1,534          --         1,534
Provision for income taxes....................       460          --           460         412          --           412
          Net earnings........................     2,187          --         2,187       1,122          --         1,122
                                                 -------                   -------     -------                   -------
          Net earnings per common
            share -- Basic....................   $  0.37                   $  0.37     $  0.19                   $  0.19
                                                 =======                   =======     =======                   =======
YEAR ENDED MARCH 31, 1999
Sales.........................................   $35,185          --       $35,185     $31,479          --       $31,479
Total Revenues................................    41,583          --        41,583      38,001          --        38,001
Cost of Sales.................................    33,097          --        33,097      28,065          --        28,065
Total Costs and Expenses......................    39,143          --        39,143      35,268          --        35,268
Earnings before provision for income taxes....     2,440          --         2,440       2,733          --         2,733
Provision for income taxes....................       976          --           976       1,093          --         1,093
Earnings before extraordinary item............     1,464          --         1,464       1,640          --         1,640
          Net earnings........................     1,464          --         1,464       1,640          --         1,640
                                                 -------                   -------     -------                   -------
          Net earnings per common share.......   $  0.24                   $  0.24     $  0.26                   $  0.26
                                                 =======                   =======     =======                   =======

                                                           THIRD QUARTER                        FOURTH QUARTER
                                                -----------------------------------   -----------------------------------
                                                PREVIOUSLY                 ADJUSTED   PREVIOUSLY                 ADJUSTED
                                                 REPORTED    ADJUSTMENTS    AMOUNT     REPORTED    ADJUSTMENTS    AMOUNT
                                                ----------   -----------   --------   ----------   -----------   --------
                                                                             (IN THOUSANDS)
YEAR ENDED MARCH 31, 1998
Sales.........................................   $18,097        $ --       $18,097     $22,004        $ --       $22,004
Total revenues................................    23,276          --        23,276      28,151          --        28,151
Cost of sales.................................    15,625          --        15,625      19,802          --        19,802
Total costs and expenses......................    21,148          --        21,148      25,730          --        25,730
Earnings before provision for income taxes....     2,128          --         2,128       2,421          --         2,421
Provision for income taxes....................       851          --           851         968          --           968
Earnings before extraordinary item............     1,277          --         1,277          --          --            --
Extraordinary gain............................        --          --            --          --          --            --
          Net earnings........................     1,277          --         1,277       1,453          --         1,453
                                                 -------                   -------     -------                   -------
          Net earnings per common
            share -- Basic....................   $  0.21                   $  0.21     $  0.24                   $  0.24
                                                 =======                   =======     =======                   =======
YEAR ENDED MARCH 31, 1999
Sales.........................................   $63,689          --       $63,689     $37,542          --       $37,542
Total Revenues................................    69,947          --        69,947      44,439          --        44,439
Cost of Sales.................................    59,625          --        59,625      33,849          --        33,849
Total Costs and Expenses......................    67,117          --        67,117      41,147          --        41,147
Earnings before provision for income taxes....     2,830          --         2,830       3,292          --         3,292
Provision for income taxes....................     1,132          --         1,132       1,378          --         1,378
Earnings before extraordinary item............     1,698          --         1,698       1,914          --         1,914
          Net earnings........................     1,698          --         1,698       1,914          --         1,914
                                                 -------                   -------     -------                   -------
          Net earnings per common share.......   $  0.24                   $  0.24     $  0.25                   $  0.25
                                                 =======                   =======     =======                   =======

                          EPLUS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED

                                                                  AS OF              AS OF
                                                              MARCH 31, 1999   DECEMBER 31, 1999
                                                              --------------   -----------------
ASSETS
  Cash and cash equivalents.................................   $  7,891,661      $ 11,687,340
  Accounts receivable.......................................     44,090,101        63,387,971
  Notes receivable..........................................        547,011         4,951,519
  Employee advances.........................................         20,078            82,235
  Inventories...............................................        658,355         1,837,161
  Investment in direct financing and sales type
     leases -- net..........................................     83,370,950       204,280,675
  Investment in operating lease equipment -- net............      3,530,179        11,684,087
  Property and equipment -- net.............................      2,018,133         2,533,112
  Other assets..............................................     12,232,130        19,415,758
                                                               ------------      ------------
          Total Assets......................................   $154,358,598      $319,859,858
                                                               ============      ============

LIABILITIES
  Accounts payable -- trade.................................   $ 12,518,533      $ 30,192,860
  Accounts payable -- equipment.............................     18,049,059        18,515,180
  Salaries and commissions payable..........................        535,876           960,781
  Accrued expenses and other liabilities....................      4,638,708         3,080,799
  Recourse notes payable....................................     19,081,137        30,709,254
  Nonrecourse notes payable.................................     52,429,266       179,102,322
  Deferred taxes............................................      3,292,210         3,292,210
                                                               ------------      ------------
          Total Liabilities.................................    110,544,789       265,853,406
Commitments and Contingencies...............................             --                --
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; none issued or outstanding.................             --                --
  Common stock, $.01 par value; 25,000,000 authorized;
     7,470,595 and 7,904,544 issued and outstanding at March
     31, 1999 and December 31, 1999, respectively...........         74,706            79,045
  Additional paid-in capital................................     24,999,371        29,225,488
  Retained earnings.........................................     18,739,732        24,701,919
                                                               ------------      ------------
          Total Stockholders' Equity........................     43,813,809        54,006,452
                                                               ------------      ------------
          Total Liabilities and Stockholders'
            Equity..........................................   $154,358,598      $319,859,858
                                                               ============      ============

           See Notes to Condensed Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   UNAUDITED

                                                                 THREE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
REVENUES
  Sales of equipment........................................  $25,635,591   $47,188,893
  Sales of leased equipment.................................   38,053,115    16,360,757
                                                              -----------   -----------
                                                               63,688,706    63,549,650
  Lease revenues............................................    4,745,035     9,467,586
  Fee and other income......................................    1,512,952     2,925,506
  ePlusSuite(SM) revenues...................................           --       297,453
                                                              -----------   -----------
                                                                6,257,987    12,690,545
                                                              -----------   -----------
          Total Revenues....................................   69,946,693    76,240,195
                                                              -----------   -----------
COSTS AND EXPENSES
  Cost of sales, equipment..................................   22,148,807    42,315,260
  Cost of sales, leased equipment...........................   37,476,294    15,309,659
                                                              -----------   -----------
                                                               59,625,101    57,624,919
  Direct lease costs........................................    1,550,955     3,116,460
  Professional and other fees...............................      375,094       566,365
  Salaries and benefits.....................................    3,106,179     5,101,722
  General and administrative expenses.......................    1,318,912     1,841,111
  Interest and financing costs..............................    1,140,617     4,038,850
                                                              -----------   -----------
                                                                7,491,757    14,664,508
                                                              -----------   -----------
          Total Costs and Expenses..........................   67,116,858    72,289,427
                                                              -----------   -----------
Earnings Before Provision for Income Taxes..................    2,829,835     3,950,768
                                                              -----------   -----------
Provision for Income Taxes..................................    1,131,934     1,580,340
                                                              -----------   -----------
Net Earnings................................................  $ 1,697,901   $ 2,370,428
                                                              ===========   ===========
Net Earnings Per Common Share -- Basic......................  $      0.24   $      0.30
                                                              ===========   ===========
Net Earnings Per Common Share -- Diluted....................  $      0.24   $      0.26
                                                              ===========   ===========
Weighted Average Shares Outstanding -- Basic................    7,189,324     7,885,729
Weighted Average Shares Outstanding -- Diluted..............    7,220,060     9,092,317

           See Notes to Condensed Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   UNAUDITED

                                                                   NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
REVENUES
  Sales of equipment........................................  $ 55,740,476   $118,850,359
  Sales of leased equipment.................................    74,612,679     44,882,169
                                                              ------------   ------------
                                                               130,353,155    163,732,528
  Lease revenues............................................    14,994,505     21,816,694
  Fee and other income......................................     4,182,928      5,956,374
  ePlusSuite(SM) revenues...................................            --        297,453
                                                              ------------   ------------
                                                                19,177,433     28,070,521
                                                              ------------   ------------
          Total Revenues....................................   149,530,588    191,803,049
                                                              ------------   ------------
COSTS AND EXPENSES
  Cost of sales, equipment..................................    47,157,230    106,363,250
  Cost of sales, leased equipment...........................    73,630,008     42,969,242
                                                              ------------   ------------
                                                               120,787,238    149,332,492
  Direct lease costs........................................     5,221,414      5,408,846
  Professional and other fees...............................       894,587      1,387,540
  Salaries and benefits.....................................     8,508,006     13,688,322
  General and administrative expenses.......................     3,618,588      4,817,067
  Interest and financing costs..............................     2,498,012      7,231,746
                                                              ------------   ------------
                                                                20,740,607     32,533,521
                                                              ------------   ------------
          Total Costs and Expenses..........................   141,527,845    181,866,013
                                                              ------------   ------------
Earnings Before Provision for Income Taxes..................     8,002,743      9,937,036
                                                              ------------   ------------
Provision for Income Taxes..................................     3,201,099      3,974,847
                                                              ------------   ------------
Net Earnings................................................  $  4,801,644   $  5,962,189
                                                              ============   ============
Net Earnings Per Common Share -- Basic......................  $       0.73   $       0.78
                                                              ============   ============
Net Earnings Per Common Share -- Diluted....................  $       0.72   $       0.70
                                                              ============   ============
Weighted Average Shares Outstanding -- Basic................     6,540,359      7,618,700
Weighted Average Shares Outstanding -- Diluted..............     6,648,754      8,554,461

           See Notes to Condensed Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                   NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $  4,801,644   $  5,962,189
  Adjustments to reconcile net earnings to net cash used in
     operating activities:
     Depreciation and amortization..........................     3,850,449      4,979,393
     Increase in provision for credit losses................       500,000        360,000
     Gain on sale of operating lease equipment..............        (5,267)      (402,036)
     Loss on disposal of property and equipment.............         9,809         45,798
     Adjustment of basis to fair market value of equipment
      and investments.......................................       268,506          9,000
     Payments from lessees directly to lenders..............      (771,465)    (4,043,648)
     Changes in assets and liabilities, net of effects of
      purchase acquisitions:
       Accounts receivable..................................    (5,837,220)   (16,369,538)
       Other receivables....................................    (2,811,095)    (3,998,476)
       Employee advances....................................        26,630        (54,496)
       Inventories..........................................     1,036,507      4,087,197
       Other assets.........................................    (2,764,961)       341,043
       Accounts payable -- equipment........................    (1,397,591)       466,121
       Accounts payable -- trade............................    (2,032,538)    11,287,990
       Salaries and commissions payable, accrued expenses
        and other liabilities...............................     2,195,466     (3,413,888)
                                                              ------------   ------------
          Net cash used in operating activities.............    (2,931,126)      (743,351)
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of operating lease equipment...........        22,151        781,599
  Purchase of operating lease equipment.....................    (1,824,989)    (1,385,105)
  Increase in investment in direct financing and sales-type
     leases.................................................   (66,557,986)   (83,492,103)
  Purchases of property and equipment.......................      (915,346)      (980,036)
  Proceeds from sale of property and equipment..............         2,000             --
  Cash used in acquisitions, net of cash acquired...........    (3,485,279)    (1,845,730)
  Increase in other assets..................................      (709,216)      (135,718)
                                                              ------------   ------------
          Net cash used in investing activities.............   (73,468,665)   (87,057,093)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings:
     Nonrecourse............................................    53,236,003     82,444,589
     Recourse...............................................       319,586      4,905,701
  Repayments:
     Nonrecourse............................................    (3,640,341)    (6,727,946)
     Recourse...............................................      (136,833)      (938,773)
  Proceeds from issuance of capital stock, net of
     expenses...............................................       177,931        330,030
  Proceeds from sale of stock, net of underwriting costs....     9,725,742             --
  Proceeds from lines of credit.............................     5,440,157     11,582,522
                                                              ------------   ------------
          Net cash provided by financing activities.........    65,122,245     91,596,123
                                                              ------------   ------------
Net (Decrease) Increase in Cash and Cash Equivalents........   (11,277,546)     3,795,679
Cash and Cash Equivalents, Beginning of Period..............    18,683,796      7,891,661
                                                              ------------   ------------
Cash and Cash Equivalents, End of Period....................  $  7,406,250   $ 11,687,340
                                                              ============   ============
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................  $    990,676   $  2,797,802
  Cash paid for income taxes................................  $  2,443,818   $  4,463,357

           See Notes To Condensed Consolidated Financial Statements.

                          EPLUS INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The condensed consolidated interim financial statements of ePlus inc. and subsidiaries (the "Company") included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods. All adjustments made were normal, recurring accruals.

These interim financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Annual Report on Form 10-K (No. 0-28926) for the year ended March 31, 1999 (the "Company's 1999 Form 10-K"). Operating results for the interim periods are not necessarily indicative of results for an entire year.

2. INVESTMENT IN DIRECT FINANCING AND SALES TYPE LEASES

The Company's investment in direct financing and sales type leases consists of the following components:

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Minimum lease payments......................................  $ 75,449      $197,366
Estimated unguaranteed residual value.......................    17,777        31,471
Initial direct costs -- net of amortization.................     1,606         2,419
Less: Unearned lease income.................................   (10,915)      (25,429)
      Reserve for credit losses.............................      (546)       (1,546)
                                                              --------      --------
Investment in direct financing and sales type
  leases -- net.............................................  $ 83,371      $204,281
                                                              ========      ========

3. INVESTMENT IN OPERATING LEASE EQUIPMENT

The components of the net investment in operating lease equipment are as follows:

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Cost of equipment under operating leases....................   $ 8,742      $ 28,820
Initial direct costs........................................        21            20
Less: Accumulated depreciation and amortization.............    (5,233)      (17,156)
                                                               -------      --------
Investment in operating lease equipment -- net..............   $ 3,530      $ 11,684
                                                               =======      ========

4. BUSINESS COMBINATIONS

On July 12, 1999, the Company purchased certain assets and the sales operations of Daghigh Software Company, Inc., which operated its technology sales business as International Computer Networks and as ICN in the metropolitan Washington, DC area. The total consideration of $751,452 consisted of $251,452 in cash and a $500,000, 8% interest bearing, non-negotiable promissory note, payable monthly, which matures on August 9, 2000. The assets and staff were merged into PC Plus, Inc., a wholly-owned subsidiary of the Company. Goodwill in the amount of $632,667 is being amortized on a straight-line basis over a fifteen year period.

On September 30, 1999, the Company purchased all of the stock of CLG, Inc., a technology equipment leasing business, from Centura Bank. The acquisition added approximately 400 customers and $93 million of assets to the Company's leasing customer base in the Raleigh and Charlotte, North Carolina, Greenville, South Carolina, and southern Virginia commercial markets. Total consideration for the acquisition was $36.5 million, paid by the issuance of 392,990 shares of ePlus inc. common stock valued at $3,900,425 (based on $9.925 per share), subordinated debt of $3,064,574 and $29,535,001 in cash. The subordinated debt bears annual interest at 11%, payable monthly, and the principal repayment is due on October 10, 2006. The note may be prepaid in whole at anytime at its par value. The cash portion was partially financed by a non-recourse borrowing under an agreement with Fleet Business Credit Corporation, which provided $27,799,499 of cash at 7.25% and is collateralized by certain CLG, Inc. leases. Initial goodwill of $7,869,636 is being amortized on a straight line basis over a

                          EPLUS INC. AND SUBSIDIARIES
fifteen year period. Concurrent with the acquisition, CLG, Inc. was merged into MLC Group, Inc., a wholly-owned subsidiary of EPlus inc.

The following unaudited pro-forma financial information presents the combined results of operations of the Company and CLG, Inc. as if the acquisition had occurred as of the beginning of the nine months ended December 31, 1998 and 1999, after giving effect to certain adjustments, including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and CLG, Inc. constituted a single entity during such periods.

                                                               NINE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Total revenues..............................................  $187,470   $208,458
Net earnings................................................     5,468      5,652
Net earnings per common share -- basic......................      0.79       0.72
Net earnings per common share -- diluted....................      0.78       0.64

5. SEGMENT REPORTING

The Company manages its business segments on the basis of the products and services offered. The Company's reportable segments consist of its traditional financing and technology business units (previously known as the lease financing and value added re-selling segments), as well as its newly created electronic commerce ("e-commerce") business unit. The financing business unit offers lease financing solutions to corporations and governmental entities nationwide. The technology business unit sells information technology equipment and related services primarily to corporate customers in the eastern United States. The e-commerce business unit provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The Company evaluates segment performance on the basis of segment net earnings.

Sales of equipment for the e-commerce business unit represent customer equipment purchases executed through Procure(+), an element of the Company's e-commerce business solution. The amounts charged for using Procure(+) are presented as EPlusSuite(SM) revenues in the statement of earnings. The e-commerce business unit's assets consist primarily of capitalized software costs.

The accounting policies of the financing and technology business units are the same as those described in Note 1, "Organization and Summary of Significant Accounting Policies" in the Company's 1999 Form 10-K. Amounts charged for the e-commerce business unit's Procure(+) service are recognized as services are rendered. Amounts charged for the Manage(+) service will be recognized on a straight line basis over the period the services are to be provided, though no such amounts have been recognized to date. Selected Accounting Policies are described in "Item 2 -- Management's Discussion and Analysis of Results of Operations and Financial Condition." Corporate overhead expenses are allocated to the three segments on the

                          EPLUS INC. AND SUBSIDIARIES
basis of revenue volume, estimates of actual time spent by corporate staff, and asset utilization, depending on the type of expense.


                                                                                     E-COMMERCE
                                                       FINANCING      TECHNOLOGY      BUSINESS
                                                     BUSINESS UNIT   BUSINESS UNIT      UNIT         TOTAL
                                                     -------------   -------------   ----------   ------------
THREE MONTHS ENDED DECEMBER 31, 1998
  Sales of equipment...............................  $    541,800    $ 25,093,791    $       --   $ 25,635,591
  Sales of leased equipment........................    38,053,115              --            --     38,053,115
  Lease revenues...................................     4,745,035              --            --      4,745,035
  Fee and other income.............................       892,794         620,158            --      1,512,952
                                                     ------------    ------------    ----------   ------------
     Total Revenues................................    44,232,744      25,713,949            --     69,946,693
  Cost of sales....................................    37,986,717      21,638,384            --     59,625,101
  Direct lease costs...............................     1,550,955              --            --      1,550,955
  Selling, general and administrative expenses.....     1,813,571       2,986,614            --      4,800,185
                                                     ------------    ------------    ----------   ------------
  Segment earnings.................................     2,881,501       1,088,951            --      3,970,452
  Interest expense.................................     1,043,885          96,732            --      1,140,617
                                                     ------------    ------------    ----------   ------------
     Earnings before income taxes..................     1,837,616         992,219            --      2,829,835
                                                     ============    ============    ==========   ============
     Assets........................................  $111,681,619    $ 26,038,574    $       --   $137,720,193
THREE MONTHS ENDED DECEMBER 31, 1999
  Sales of equipment...............................  $    247,372    $ 45,417,558    $1,523,963   $ 47,188,893
  Sales of leased equipment........................    16,360,757              --            --     16,360,757
  Lease revenues...................................     9,467,586              --            --      9,467,586
  Fee and other income.............................       531,043       2,394,463            --      2,925,506
  ePlusSuite(SM) revenues..........................            --              --       297,453        297,453
                                                     ------------    ------------    ----------   ------------
     Total Revenues................................    26,606,758      47,812,021     1,821,416     76,240,195
  Cost of sales....................................    15,648,614      40,747,917     1,228,388     57,624,919
  Direct lease costs...............................     3,116,460              --            --      3,116,460
  Selling, general and administrative expenses.....     2,962,062       4,367,465       179,671      7,509,198
                                                     ------------    ------------    ----------   ------------
  Segment earnings.................................     4,879,622       2,696,639       413,357      7,989,618
  Interest expense.................................     3,917,808         121,042            --      4,038,850
                                                     ------------    ------------    ----------   ------------
     Earnings before income taxes..................       961,814       2,575,597       413,357      3,950,768
                                                     ============    ============    ==========   ============
     Assets........................................  $271,330,332    $ 47,967,618    $  561,908   $319,859,858
NINE MONTHS ENDED DECEMBER 31, 1998
  Sales of equipment...............................  $  1,783,698    $ 53,956,778    $       --   $ 55,740,476
  Sales of leased equipment........................    74,612,679              --            --     74,612,679
  Lease revenues...................................    14,994,505              --            --     14,994,505
  Fee and other income.............................     2,420,331       1,762,597            --      4,182,928
                                                     ------------    ------------    ----------   ------------
     Total Revenues................................    93,811,213      55,719,375            --    149,530,588
  Cost of sales....................................    75,094,329      45,692,909            --    120,787,238
  Direct lease costs...............................     5,221,414              --            --      5,221,414
  Selling, general and administrative expenses.....     5,418,955       7,602,226            --     13,021,181
                                                     ------------    ------------    ----------   ------------
  Segment earnings.................................     8,076,515       2,424,240            --     10,500,755
  Interest expense.................................     2,305,514         192,498            --      2,498,012
                                                     ------------    ------------    ----------   ------------
     Earnings before income taxes..................     5,771,001       2,231,742            --      8,002,743
                                                     ============    ============    ==========   ============
     Assets........................................  $111,681,619    $ 26,038,574    $       --   $137,720,193

                          EPLUS INC. AND SUBSIDIARIES

                                                                                     E-COMMERCE
                                                       FINANCING      TECHNOLOGY      BUSINESS
                                                     BUSINESS UNIT   BUSINESS UNIT      UNIT         TOTAL
                                                     -------------   -------------   ----------   ------------
NINE MONTHS ENDED DECEMBER 31, 1999
  Sales of equipment...............................  $    473,548    $116,852,848    $1,523,963   $118,850,359
  Sales of leased equipment........................    44,882,169              --            --     44,882,169
  Lease revenues...................................    21,816,694              --            --     21,816,694
  Fee and other income.............................       958,296       4,998,078            --      5,956,374
  ePlusSuite(SM) revenues..........................            --              --       297,453        297,453
                                                     ------------    ------------    ----------   ------------
     Total Revenues................................    68,130,707     121,850,926     1,821,416    191,803,049
  Cost of sales....................................    43,488,500     104,615,604     1,228,388    149,332,492
  Direct lease costs...............................     5,408,846              --            --      5,408,846
  Selling, general and administrative expenses.....     7,997,014      11,716,244       179,671     19,892,929
                                                     ------------    ------------    ----------   ------------
  Segment earnings.................................    11,236,347       5,519,078       413,357     17,168,782
  Interest expense.................................     7,010,940         220,806            --      7,231,746
                                                     ------------    ------------    ----------   ------------
     Earnings before income taxes..................     4,225,407       5,298,272       413,357      9,937,036
                                                     ============    ============    ==========   ============
     Assets........................................  $271,330,332    $ 47,967,618    $  561,908   $319,859,858

INDEPENDENT AUDITORS' REPORT

The Board of Directors
CLG, Inc.:

We have audited the accompanying balance sheets of CLG, Inc. (the "Company") (a wholly-owned subsidiary of Centura Bank) as of December 31, 1998 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the years then ended and for the eleven months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CLG, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended and for the eleven months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                     By: /s/ KPMG LLP
                                      ------------------------------------------
                                              KPMG LLP
October 13, 1999
Raleigh, North Carolina

                                   CLG, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
ASSETS
  Cash and cash equivalents.................................  $  4,303,414   $  1,510,373
  Receivables:
     Customers..............................................     2,020,145      2,156,736
     Net investment in sales-type and direct financing
      leases (note 2).......................................    82,434,003     92,923,040
     Miscellaneous receivables..............................            --          5,178
     Less: Allowance for doubtful accounts..................    (1,156,997)      (457,637)
                                                              ------------   ------------
          Net Receivables...................................    83,297,151     94,627,317
  Inventory held for lease or sale..........................     4,563,346      4,856,742
  Equipment on operating leases, net (note 2)...............    11,605,987     14,771,247
  Equipment and leasehold improvements, net (note 3)........     1,011,520      1,143,847
  Recoverable income taxes..................................     1,331,785        298,191
  Prepaid expenses and other................................       195,054        241,583
                                                              ------------   ------------
          Total Assets......................................  $106,308,257   $117,449,300
                                                              ============   ============

LIABILITIES:
  Accounts payable..........................................     3,922,264      1,213,849
  Accrued expenses..........................................     1,713,137      1,419,295
  Discounted lease rentals (note 4):
       Nonrecourse..........................................    35,440,479     53,806,976
       Recourse.............................................    34,741,317     29,997,155
  Deferred income taxes (note 6)............................     3,604,829      7,000,576
  Other liabilities.........................................     1,523,471      1,861,523
                                                              ------------   ------------
          Total Liabilities.................................    80,945,497     95,299,374
                                                              ------------   ------------
Commitments and contingent liabilities (note 7)

STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 50,000,000
     shares authorized; 5,100 shares issued and
      outstanding...........................................         5,100          5,100
  Additional paid-in-capital................................     1,092,489         41,105
  Retained earnings.........................................    24,265,171     22,103,721
                                                              ------------   ------------
          Total stockholder's equity........................    25,362,760     22,149,926
                                                              ------------   ------------
          Total Liabilities and Stockholder's Equity........  $106,308,257   $117,449,300
                                                              ============   ============

                See accompanying notes to financial statements.

                                   CLG, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                 AND THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

                                                                 1998           1997           1996
                                                              -----------    -----------    -----------
REVENUES:
  Leasing:
     Sales-type revenue.....................................  $ 8,977,046    $19,797,968    $13,453,956
     Financing lease income.................................    7,693,136      9,456,107      9,696,396
     Operating lease income.................................   16,317,354     16,445,110     13,917,959
     Sublease income........................................       26,324         84,764        284,903
  Direct sales of equipment.................................    1,524,071      2,528,685      3,670,261
  Gain on sales of assets and residuals.....................    3,017,459      1,573,183        729,874
     Loss on inventory write-down...........................           --             --       (348,550)
     Other interest income..................................      175,798        139,300        180,243
     Other..................................................      643,740        850,427        337,077
                                                              -----------    -----------    -----------
          Total revenues....................................   38,374,928     50,875,544     41,922,119
                                                              -----------    -----------    -----------
EXPENSES
  Leasing:
     Cost of sales-type lease...............................    6,791,461     16,243,079     11,272,949
     Sublease expenses......................................           --        113,600        367,612
     Miscellaneous expenses.................................      169,413         89,597        277,652
  Cost of equipment on direct sales.........................    1,232,064      2,248,088      3,548,381
  Depreciation and amortization.............................   11,512,721     12,535,156      9,289,065
  Interest..................................................    5,861,168      7,274,977      6,703,370
  Selling, general, and administrative......................    9,186,902      7,814,561      6,697,377
                                                              -----------    -----------    -----------
          Total expenses....................................   34,753,729     46,319,058     38,156,406
                                                              -----------    -----------    -----------
Net income before income taxes..............................    3,621,199      4,556,486      3,765,713
Income taxes (Note 6).......................................    1,459,749      1,831,465      1,534,648
                                                              -----------    -----------    -----------
Net income..................................................  $ 2,161,450    $ 2,725,021    $ 2,231,065
                                                              ===========    ===========    ===========

                See accompanying notes to financial statements.

                                   CLG, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                 AND THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

                                                                       ADDITIONAL                     TOTAL
                                                              COMMON    PAID-IN      RETAINED     STOCKHOLDER'S
                                                              STOCK     CAPITAL      EARNINGS        EQUITY
                                                              ------   ----------   -----------   -------------
BALANCE AT JANUARY 31, 1996.................................  $5,000   $       --   $17,147,635    $17,152,635
  Net income................................................      --           --     2,231,065      2,231,065
  Issuance of common stock..................................     100           --            --            100
                                                              ------   ----------   -----------    -----------
BALANCE AT DECEMBER 31, 1996................................   5,100           --    19,378,700     19,383,800
  Stock-based compensation..................................      --       41,105            --         41,105
  Net income................................................      --           --     2,725,021      2,725,021
                                                              ------   ----------   -----------    -----------
BALANCE AT DECEMBER 31, 1997................................   5,100       41,105    22,103,721     22,149,926
  Stock-based compensation..................................      --      950,408            --        950,408
  Tax benefit-exercise of stock options.....................      --      100,976            --        100,976
  Net income................................................      --           --     2,161,450      2,161,450
                                                              ------   ----------   -----------    -----------
BALANCE AT DECEMBER 31, 1998................................  $5,100   $1,092,489   $24,265,171    $25,362,760
                                                              ======   ==========   ===========    ===========

                See accompanying notes to financial statements.

                                    CLG, INC

                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED DECEMBER 31, 1998, 1997
                 AND THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,161,450   $  2,725,021   $  2,231,065
  Adjustments to reconcile net income to net cash flow from
     operating activities:
     Provision for doubtful accounts........................       870,174      1,005,142        403,000
     Net charge-offs........................................      (170,814)      (643,850)      (406,655)
     Depreciation and amortization..........................    11,512,721     12,535,156      9,289,065
     Stock-based compensation...............................       950,408         41,105             --
     Deferred income taxes..................................    (3,395,747)      (394,023)       726,634
     Gain on sale of equipment and inventory................    (5,606,750)    (5,403,606)    (3,032,760)
     Loss on write down of inventory........................        55,850             --        348,550
     Decrease in miscellaneous receivables..................       141,769          4,345        136,791
     (Increase) decrease in recoverable income taxes........    (1,033,594)       166,034       (581,607)
     Decrease in prepaid expenses and other.................        46,529        126,396        254,326
     Increase (decrease) in accounts payable................     2,708,415     (3,698,003)     1,852,707
     Increase (decrease) in accrued expenses................       293,842        368,557     (1,178,193)
     Decrease in accrued taxes..............................            --             --     (1,313,707)
     (Decrease) increase in other liabilities...............      (551,490)       727,580       (290,400)
                                                              ------------   ------------   ------------
          Net cash provided by operating activities.........     7,982,763      7,559,854      8,438,816
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of inventory and equipment for lease.............   (52,615,955)   (44,666,520)   (65,602,827)
  Proceeds from sales of inventory and equipment............    20,336,921      8,651,001      4,652,938
  Purchase of equipment and leasehold improvements..........      (265,482)      (526,933)      (220,935)
  Proceeds from sale of equipment and leasehold
     improvements...........................................        48,908         53,808         81,604
  Principal payments received from finance leases...........    40,928,221     41,935,399     37,158,613
                                                              ------------   ------------   ------------
          Net cash provided (used) by investing
             activities.....................................     8,432,613      5,446,755    (23,930,607)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayment) on line of credit................            --    (13,603,000)    13,603,000
  Proceeds from discounted lease rentals....................    38,652,819     65,180,590     66,525,838
  Repayment of discounted lease rentals.....................   (52,275,154)   (63,761,468)   (65,174,391)
  Issuance of common stock..................................            --             --            100
  Accrued dividends paid....................................            --             --       (150,000)
                                                              ------------   ------------   ------------
          Net cash (used) provided by financing
             activiites.....................................   (13,622,335)   (12,183,878)    14,804,547
                                                              ------------   ------------   ------------
          Net increase (decrease) in cash...................     2,793,041        822,731       (687,244)
Cash and cash equivalents at beginning of year..............     1,510,373        687,642      1,374,886
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year....................  $  4,303,414   $  1,510,373   $    687,642
                                                              ============   ============   ============
Supplemental disclosures:
  Cash paid during the period for:
     Interest expense.......................................  $  5,861,168   $  7,274,977   $  6,053,387
                                                              ============   ============   ============
     Income taxes...........................................  $  5,817,887   $  1,960,975   $  2,212,027
                                                              ============   ============   ============

                See accompanying notes to financial statements.

                                   CLG, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

CLG, Inc. ("CLG" or the "Company") was incorporated in March 1980 under the laws of the State of North Carolina. CLG is engaged in the business of buying, leasing, refurbishing and selling computer and technology equipment to various companies located throughout the United States. On November 1, 1996, CLG became a wholly-owned subsidiary of Centura Bank ("Centura"), a wholly-owned subsidiary of Centura Banks, Inc., in a transaction accounted for as a pooling of interests. Subsequent to its acquisition by Centura, the Company changed its fiscal year end from January 31 to a calendar year end.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and interest-bearing balances due from banks.

DESCRIPTION OF LEASING ARRANGEMENTS

CLG purchases computer and technology equipment which it then leases to end-users under various noncancellable agreements with terms ranging generally from six months to five years. CLG classifies these leases as either sales-type, direct financing, or operating leases in accordance with provisions of Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Sales-type and direct financing leases are those leases which transfer substantially all of the benefits and risks inherent in the ownership of property to the lessee. Other leases are accounted for as operating leases.

LEASE ACCOUNTING

The lease accounting methods used by CLG are as follows:

Sales-type leases -- At lease inception, the present value of the minimum lease payments is recorded as revenue. The cost of the leased equipment plus any initial direct costs less the present value of the estimated residual value is recorded as the cost of the sales-type lease and a dealer profit is recognized representing the difference between the lease revenue at lease inception and the cost of the leased equipment. The minimum lease payments plus the residual value are recorded as the gross investment in the lease. The excess of the gross investment in the lease over its present value is recorded as unearned income and amortized to financing lease income over the lease term to produce a constant percentage return on the investment in the lease.

Direct financing leases -- At lease inception, the total lease payments receivable plus the estimated residual value are recorded as the gross investment in the lease. The difference between the gross investment in the lease and the cost or carrying amount of the leased property is recorded as unearned income. Unearned income is amortized to financing lease income over the lease term to produce a constant percentage return on the investment.

Operating leases -- The monthly rentals are recorded as operating lease income. The cost of the equipment is recorded as equipment on operating leases, net of accumulated depreciation. The equipment on operating leases is depreciated over the lease term to an estimated residual value.

Residual values -- The estimated residual values used in sales-type, direct financing and operating leases are reviewed annually and reduced if necessary. All residual values are unguaranteed.

Initial direct costs -- Direct costs incurred to originate direct financing and operating leases are deferred and amortized over the applicable lease term.

                                   CLG, INC.

CONCENTRATION OF CREDIT RISK

Concentrations of credit risk with respect to direct financing leases and trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographic areas.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts is maintained at a level believed by management to be adequate to absorb potential losses inherent in the Company's receivables portfolio. In determining the allowance for doubtful accounts, management relies on historical experience, adjusted for any known trends, including industry trends, current economic, conditions and other factors. This estimate is inherently subjective as it requires material estimates that may be subject to change. Thus, future additions to the allowance may be necessary based on the impact of changes in economic conditions on the Company's customers.

DISCOUNTED LEASE RENTALS

CLG often assigns the rentals under leases to financial institutions either on a nonrecourse or recourse basis. In the event of default by a lessee, the financial institution has a security interest in the underlying equipment. If the financing terms are on a nonrecourse basis, the institution has no recourse against CLG, whereas with a recourse note, CLG is liable for amounts due in excess of the equipment value.

Proceeds from the funding of leases are recorded on the balance sheet as discounted lease rentals. Under sales-type and direct financing leases, discounted lease rentals and the gross investments in leases are reduced as lessees make payments under the leases. Under operating leases, lease revenue is recorded monthly as lessees are billed.

INVENTORY

Inventory consists of equipment held pending lease or sale. Inventory is valued at the lower of cost or market, on a specific unit identification basis.

DEPRECIATION AND AMORTIZATION

Equipment, including equipment on operating leases, and leasehold improvements used by CLG are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Equipment has useful lives up to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the leases. These assets have depreciable lives ranging between five and forty years.

INCOME TAXES

The income of CLG is included in the consolidated federal income tax return of Centura Banks, Inc. CLG's tax sharing arrangement with Centura Banks, Inc. provides that current income tax expense (benefit) is provided on a separate company basis at Centura Banks, Inc.'s federal and state statutory rates.

CLG uses the asset and liability method for recognizing the tax effects of temporary differences between financial reporting and tax purposes at enacted tax rates expected to be in effect when such amounts are recovered or settled.

SEGMENT DISCLOSURE

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Statement requires management to report selected quantitative and qualitative information about its reportable operating segments, including profit or loss, certain revenue and expense items, and segment assets. Generally, segments are reportable if their operating results are regularly reviewed by an enterprise's chief operating decision maker. CLG has determined that it has no reportable operating segments based on the criteria set forth in SFAS 131.

                                   CLG, INC.

RECLASSIFICATIONS AND RESTATEMENT

Certain amounts in the 1996 financial statements have been reclassified to conform to the current year presentation. Previously reported stockholder's equity and net income for 1996 has been increased by approximately $200,000. Previously reported stockholder's equity as of January 31, 1996 has been reduced by approximately $925,000.

CURRENT ACCOUNTING MATTERS

In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Statement addresses accounting and reporting requirements for derivative instruments and for hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheet and that those instruments be measured at fair value. If certain conditions are met, a derivative may be designated as a hedge of exposure to changes in fair value of an asset or liability, exposure to variable cash flows of a forecasted transaction or exposure to foreign currency denominated forecasted transactions. The accounting for changes in the fair value of a derivative depends on the intended use of the derivatives and its resulting designation. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB 133." This Statement defers the effective date of SFAS 133 for one year. SFAS 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management has not quantified the impact of adopting SFAS 133 nor has the timing of the adoption been determined.

2. LEASING ACTIVITIES

The components of net investment in leases under sales-type and direct financing leases are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
Minimum lease payments receivable...........................  $ 87,444,388   100,104,477
Estimated residual values of leased equipment...............     4,790,615     5,055,240
Unamortized initial direct costs............................       290,889       346,591
Less unearned income........................................   (10,091,889)  (12,583,268)
                                                              ------------   -----------
  Net investment in sales-type and direct financing
     leases.................................................  $ 82,434,003    92,923,040
                                                              ============   ===========

Equipment leased under operating leases consist of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
Equipment at cost...........................................  $29,851,715     29,569,823
Less accumulated depreciation...............................  (18,245,728)   (14,798,576)
                                                              -----------    -----------
  Net equipment on operating leases.........................  $11,605,987     14,771,247
                                                              ===========    ===========

Future minimum lease payments to be received on sales-type and direct financing, noncancellable operating leases and subleases are due as follows for the years ended December 31:

                                                       SALES-TYPE AND
                                                      DIRECT FINANCING   OPERATING    SUBLEASE     TOTAL
                                                      ----------------   ----------   --------   ----------
1999................................................    $41,245,482       8,007,459    11,964    49,264,905
2000................................................     27,497,722       2,580,840     3,988    30,082,550
2001................................................     12,620,574       1,013,322        --    13,633,896
2002................................................      4,320,991         112,930        --     4,433,921
2003................................................      1,379,382          90,096        --     1,469,478
Thereafter..........................................        380,237          15,016        --       395,253
                                                        -----------      ----------    ------    ----------
                                                        $87,444,388      11,819,663    15,952    99,280,003
                                                        ===========      ==========    ======    ==========

                                   CLG, INC.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
Software....................................................  $   482,044         396,974
Computer equipment..........................................    1,208,671       1,078,557
Furniture and fixtures......................................      525,595         565,040
Automobiles.................................................        9,142           9,142
Leasehold improvements......................................      171,119         171,119
                                                              -----------      ----------
                                                                2,396,571       2,220,832
Less accumulated depreciation...............................   (1,385,051)     (1,076,985)
                                                              -----------      ----------
Equipment and leasehold improvements, net...................  $ 1,011,520       1,143,847
                                                              ===========      ==========

4. DISCOUNTED LEASE RENTALS

Equipment under leases is partially funded through the use of fixed rate nonrecourse debt secured by future lease rentals to be received under certain lease contracts and first liens on the related equipment. Generally, the terms of these obligations are equal to the terms of the underlying lease contracts.

Nonrecourse discounted lease rentals represent the installment obligations for which CLG is not liable (except for surrender of equipment pledged as collateral in the event of nonpayment of rentals by the lessee) due to the assignment of the noncancellable rentals of the related lease contracts, while the discounted lease rentals with recourse are those under which CLG is liable for any default by the lessee. All recourse obligations are payable to Centura Bank.

The weighted average interest rate of the installment obligations at December 31, 1998 was 7.31%. Principal maturities of these obligations for the periods subsequent to December 31, 1998 are as follows:

                 YEAR ENDING DECEMBER 31,                   NONRECOURSE     RECOURSE       TOTAL
                 ------------------------                   -----------    ----------    ----------
1999......................................................  $18,444,760    13,382,529    31,827,289
2000......................................................   11,822,648    10,241,307    22,063,955
2001......................................................    3,680,197     8,301,561    11,981,758
2002......................................................    1,259,691     2,687,893     3,947,584
2003......................................................      233,183       108,889       342,072
Thereafter................................................           --        19,138        19,138
                                                            -----------    ----------    ----------
          Total...........................................  $35,440,479    34,741,317    70,181,796
                                                            ===========    ==========    ==========

Interest expense on discounted lease rentals was $5,840,040, $7,266,420 and $6,692,313 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

5. LINE OF CREDIT

CLG has a $20,000,000 unsecured line of credit with Centura at December 31, 1998. Advances on the credit line are payable on demand and carry an interest rate that fluctuates with Centura's 30-day LIBOR. CLG had no obligations under this line of credit at December 31, 1998 and 1997.

                                   CLG, INC.

6. INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996 are as follows:

                                                                 1998         1997         1996
                                                              ----------    ---------    ---------
Current:
  Federal...................................................  $3,969,067    1,686,007      727,837
  State.....................................................     886,429      539,481       80,177
                                                              ----------    ---------    ---------
                                                               4,855,496    2,225,488      808,014
                                                              ----------    ---------    ---------
Deferred:
  Federal...................................................  (2,775,813)    (198,978)     586,103
  State.....................................................    (619,934)    (195,045)     140,531
                                                              ----------    ---------    ---------
                                                              (3,395,747)    (394,023)     726,634
                                                              ----------    ---------    ---------
                                                              $1,459,749    1,831,465    1,534,648
                                                              ==========    =========    =========

The components of deferred income taxes are as follows:

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
Deferred tax assets:
  Accrued commissions.......................................   $   92,859         57,551
  Deferred compensation.....................................      281,183        117,101
  Other.....................................................      610,166        294,108
                                                               ----------      ---------
          Total gross deferred tax assets...................      984,208        468,760
                                                               ----------      ---------
Deferred tax liabilities:
  Basis difference for leases and fixed assets..............    4,589,037      7,469,336
                                                               ----------      ---------
          Total gross deferred tax liabilities..............    4,589,037      7,469,336
                                                               ----------      ---------
          Net deferred tax liability........................   $3,604,829      7,000,576
                                                               ==========      =========

No valuation allowance for deferred tax assets was required at December 31, 1998 and 1997 as management believes it is more likely than not that the deferred tax assets can be recovered.

A reconciliation of income tax computed at the statutory Federal rate to the provision for income tax for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996.

                                                                1998     1997     1996
                                                                -----    -----    -----
Tax expense at statutory rate...............................    35.00%   35.00%   35.00%
State taxes, net of Federal benefit.........................     4.78     4.91     3.81
Other.......................................................     0.53     0.28     1.94
                                                                -----    -----    -----
Effective tax rate..........................................    40.31%   40.19%   40.75%
                                                                =====    =====    =====

7. COMMITMENTS AND CONTINGENCIES

CLG conducts its operations from offices that are leased under noncancellable operating leases, some of which are with a related party (see note 10) and expire at various dates through September, 2001. Other facilities and equipment are rented on a month-to-month basis. Rent expense for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996 was $153,399, $183,754 and $299,727, respectively.

                                   CLG, INC.

The following is a schedule of future minimum rental payments for the office space:

                   DECEMBER 31,
                   ------------
1999...............................................  $140,700
2000...............................................   140,700
2001...............................................   105,525
2002 and thereafter................................        --
                                                     --------
          Total....................................  $386,925
                                                     ========

CLG also leases certain computer equipment (as a lessee) and subleases this equipment to third parties (as a lessor) under agreements classified as operating leases. Rent expense under these lease was $-0-, $113,600 and $367,612 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively. Sublease income was $26,324, $84,764 and $284,903 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

Various legal proceedings against CLG have arisen from time to time in the normal course of business. Management believes liabilities arising from these proceedings, if any, will have no material adverse effect on the financial position or results of operations of CLG.

8. STOCK-BASED EMPLOYEE COMPENSATION

Certain employees of CLG participate in the Omnibus Equity Compensation Plan ("the Omnibus Plan") sponsored by Centura Banks, Inc. This plan allows for the grant of a number of different types of equity-based compensation vehicles under a single plan. CLG employees participate in either the Deferred Compensation Plan or the Non-qualified Stock Option Plan, both of which allow the participant to purchase Centura Banks, Inc. common stock. Options granted under the Non-Qualified Stock Option Plan vest at various rates ranging from immediate vesting to vesting at a rate of twenty percent per year from the date of grant and have maximum terms ranging from 63 months to ten years. No options were granted under this plan prior to 1997. Compensation expense relating to stock options recognized for 1998 and 1997 was $950,408 and $41,105, respectively.

A summary of stock option transactions under the Non-Qualified Stock Option Plan follows:

                                                                     1998                1997
                                                              ------------------   -----------------
                                                                        WEIGHTED            WEIGHTED
                                                                        AVERAGE             AVERAGE
                                                                        EXERCISE            EXERCISE
                                                              SHARES     PRICE     SHARES    PRICE
                                                              -------   --------   ------   --------
Outstanding at January 1....................................   77,756    $35.50        --    $   --
Granted.....................................................   42,259     35.50    77,756     35.50
Exercised...................................................  (14,464)    35.50        --        --
Forfeited...................................................     (900)    35.50        --        --
                                                              -------    ------    ------    ------
Outstanding at December 31..................................  104,651    $35.50    77,756    $35.50
                                                              =======    ======    ======    ======

The following table summarizes information related to stock options outstanding and exercisable on December 31, 1998 under the Non-Qualified Stock Option Plan:

                                                        OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                            --------------------------------------------   ----------------------
                                                               WEIGHTED
                                              NUMBER            AVERAGE         WEIGHTED     NUMBER      WEIGHTED
                                            OF OPTIONS         REMAINING        AVERAGE     OF OPTION    AVERAGE
                                              SHARES          CONTRACTUAL       EXERCISE     SHARES      EXERCISE
         RANGE OF EXERCISE PRICES           OUTSTANDING          LIFE            PRICE     EXERCISABLE    PRICE
         ------------------------           -----------   -------------------   --------   -----------   --------
$35.50....................................    104,651            8.37            $35.50      12,645       $35.50

Under the Deferred Compensation Plan, participants may elect to defer portions of their salaries and/or bonuses in the form of non-qualified stock options. The exercise price for each share is twenty-five percent of the fair market value of Centura Banks, Inc. common stock on the date of grant. The remaining seventy-five percent of the purchase price is "paid" from a participant's previously deferred compensation. Shares outstanding under this plan and the liability relating to deferred compensation

                                   CLG, INC.

amounted to 1,724 shares and $72,630, respectively, at December 31, 1998 and 246 shares and $43,475, respectively, at December 31, 1997.

Had CLG elected to recognize compensation cost for its stock-based compensation plans in accordance with the fair value based accounting method of SFAS 123, net income would have been reduced by approximately $215,000 and $137,000 for 1998 and 1997, respectively.

The weighted-average fair value of options granted during 1998 and 1997 were $42.44 and $10.93 per share, respectively. In determining the pro forma disclosures of net income, the fair value of options granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998     1997
                                                              -----    -----
Risk-free interest rates....................................   5.03%    6.14%
Dividend yield..............................................   1.70        2
Volatility..................................................  23.98    24.16
Expected lives (in years)...................................      3     3.30

9. EMPLOYEE BENEFIT PLANS

CLG's discretionary profit sharing plan was amended to cease acceptance of any new contributions effective January 1, 1997 pending a merger of that plan with a 401 (k) defined contribution plan (the "401(k) Plan") sponsored by Centura Banks, Inc. The 401(k) Plan permits eligible employees to make contributions, with CLG matching 50% of contributions up to 6% of employees' compensation. The 401 (k) Plan is available for full-time employees after completion of six months consecutive service or for part-time employees after completion of 1,000 hours of service during a consecutive 12-month period. During the years ended December 31, 1998 and 1997, 401(k) Plan expense for matching contributions of CLG totaled $66,303 and $54,971, respectively. CLG incurred $305,000 of expense under the discretionary profit sharing plan for the eleven months ended December 31, 1996.

CLG employees, beginning in 1997, also participate in a noncontributory, qualified defined benefit pension plan (the "Pension Plan") sponsored by Centura Banks, Inc. The Pension Plan covers substantially all full-time employees. Benefits are determined by applying a benefit ratio to the employees' average compensation for each year of participation. The Pension Plan is funded using the Projected Unit Credit method. Annual contributions consist of a normal service cost amount and an amortization amount of prior service costs. Net periodic pension expense related to the Pension Plan is determined by an independent actuary, and is allocated to CLG based on the relative cost of providing the benefits to its employees. Pension expense for the years ended December 31, 1998 and 1997 relating to the Pension Plan was $96,503 and $101,252, respectively.

10. RELATED PARTY TRANSACTIONS

CLG leases office space from a director of CLG and Centura under noncancellable operating leases. Rent expense was $130,800, $130,800 and $180,950 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

As of and for the years ended December 31, 1998 and 1997, the following related party transactions existed between CLG and Centura:

                                                                 1998         1997
                                                              ----------   ----------
Cash balances maintained at Centura.........................  $1,608,594    1,203,736
Operating lease receivable from Centura.....................   3,857,270    8,709,686
Notes payable to Centura (discounted lease payments)........  34,741,317   29,997,155
Lease income from Centura...................................   4,785,512    5,351,054
Depreciation expense on equipment leased to Centura.........   4,785,512    5,188,185
Interest expense on debt to Centura.........................   2,146,216    1,658,605
Interest income on cash balances at Centura.................     119,133       53,482
Management fee paid to Centura..............................     120,000      319,000
Handling fees received from Centura.........................     460,047      630,081

                                   CLG, INC.

Income and expense amounts between CLG and Centura from the acquisition date to December 31, 1996 were not significant.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

CLG's on-balance sheet financial instruments are cash, lease contracts, discounted lease rentals, and various receivables and payables. Disclosures about fair value of financial instruments are not required for lease contracts. The carrying values of other on-balance sheet financial instruments approximate fair value.

12. SUBSEQUENT EVENT

On August 31, 1999, Centura entered into a definitive agreement with MLC Holdings, Inc. ("MLC") whereby MLC will acquire all of the outstanding shares of common stock of CLG. The acquisition closed on September 30, 1999.

13. YEAR 2000 (UNAUDITED)

Management has assessed the impact of Year 2000 issues on the Company's computer systems and applications and developed a remediation plan for all systems considered mission critical. The remediation plan includes the Company's lease accounting system which, if not remediated, will not accept new lease bookings subsequent to December 31, 1999. Existing leases are not expected to be affected. Management anticipates timely completion of its Year 2000 project plan.

                                   CLG, INC.

                            CONDENSED BALANCE SHEET
                                   UNAUDITED

                                                                    AS OF
                                                              SEPTEMBER 30, 1999
                                                              ------------------
ASSETS
  Cash and cash equivalents.................................     $   145,322
  Accounts receivable -- net of allowance for doubtful
     accounts...............................................       3,096,187
  Investment in DFL, net....................................      70,470,020
  Investment in OLE, net....................................      11,272,447
  Inventories...............................................       5,111,962
  Property and equipment, net...............................         791,785
  Other assets..............................................         269,923
                                                                 -----------
          Total Assets......................................     $91,157,646
                                                                 ===========

LIABILITIES
  Accounts payable -- equipment.............................     $ 2,291,996
  Accrued expenses..........................................          10,199
  Recourse notes payable....................................      32,306,036
  Non-recourse notes payable................................      23,500,823
  Other liabilities.........................................       3,270,229
  Deferred taxes............................................       1,801,165
                                                                 -----------
          Total Liabilities.................................      63,180,448
                                                                 -----------
STOCKHOLDERS' EQUITY
  Common stock..............................................           5,100
  Additional paid in capital................................       3,527,111
  Retained earnings.........................................      24,444,987
                                                                 -----------
          Total Stockholders' Equity........................      27,977,198
                                                                 -----------
          Total Liabilities and Stockholders' Equity........     $91,157,646
                                                                 ===========

             See Notes to Unaudited Condensed Financial Statements

                                   CLG, INC.

                         CONDENSED STATEMENTS OF INCOME
                                   UNAUDITED

                                                                 NINE MONTHS        NINE MONTHS
                                                                    ENDED              ENDED
                                                                SEPTEMBER 30,      SEPTEMBER 30,
                                                                     1999              1998
                                                              ------------------   -------------
REVENUES
  Sales of equipment........................................     $ 5,589,339        $15,979,818
  Lease revenues............................................      22,861,922         22,059,246
  Fee and other income......................................         575,545            617,457
                                                                 -----------        -----------
          Total Revenues....................................      29,026,806         38,656,521
                                                                 -----------        -----------
COSTS AND EXPENSES
  Cost of sales, equipment..................................       4,835,605         13,388,706
  Cost of sales-type leases.................................       4,811,974          2,583,900
  Direct lease costs........................................       7,943,236          9,097,881
  Professional and other fees...............................         403,365            385,858
  Salaries and benefits.....................................       4,185,708          4,477,430
  General and administrative expenses.......................       1,374,761          1,473,926
  Interest and financing costs..............................       3,489,798          4,544,143
                                                                 -----------        -----------
          Total Costs and Expenses..........................      27,044,447         35,951,844
                                                                 -----------        -----------
Earnings Before Provision For Income Taxes..................       1,982,359          2,704,677
                                                                 -----------        -----------
Provision For Income Taxes..................................         793,641          1,081,870
                                                                 -----------        -----------
Net Earnings................................................     $ 1,188,718        $ 1,622,807
                                                                 ===========        ===========

             See Notes to Unaudited Condensed Financial Statements

                                   CLG, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                              NINE MONTHS ENDED     NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                              ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................     $  1,188,718          $  1,622,807
  Depreciation and amortization.............................        8,129,533             9,189,761
  Deferred income taxes.....................................       (1,803,664)           (2,872,814)
  Gain on sale of assets and residuals......................       (2,715,472)           (3,221,822)
  Stock-based compensation..................................          900,990               712,806
  (Increase) decrease in Accounts receivable................       (1,334,407)            4,688,630
  Inventory, prepaids and other assets......................        1,256,916            (2,105,653)
  Decrease in Accounts payable..............................       (1,630,268)           (3,356,150)
  Other liabilities.........................................         (452,138)             (313,989)
                                                                 ------------          ------------
  Net Cash From Operations..................................        3,540,208             4,343,576
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of inventory for sale or lease...................      (30,775,690)          (39,390,678)
  Purchase of fixed assets..................................         (207,985)             (149,073)
  Sales of inventory and equipment..........................        5,940,750            14,676,229
  Principal received from finance leases....................       30,588,604            30,615,797
                                                                 ------------          ------------
  Net Cash Provided By Investing Activities.................        5,545,679             5,752,275
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contribution......................................          635,000                    --
  Proceeds (repayments) on line of credit...................          495,958                    --
  Proceeds from borrowings..................................       14,153,441            34,149,321
  Repayment of borrowings...................................      (28,528,378)          (42,713,280)
                                                                 ------------          ------------
  Net Cash Flows Used In Financing Activities...............      (13,243,979)           (8,563,959)
Net Increase (Decrease) In Cash.............................       (4,158,092)            1,531,892
Cash At Beginning Of Period.................................        4,303,414             1,510,373
                                                                 ------------          ------------
Cash At End Of Period.......................................     $    145,322          $  3,042,265
                                                                 ============          ============
Supplemental disclosures:
Cash paid for interest......................................     $  3,454,426          $  4,008,838
Cash paid for income taxes..................................     $  2,545,891          $  3,967,051
Non-cash investing and financing activities:
  Dividend of equipment to Centura..........................     $  1,008,902          $         --
                                                                 ============          ============
  Capital contribution by Centura relating to losses on
     certain miscellaneous receivables and the assumption of
     certain liabilities....................................     $  1,226,532          $         --
                                                                 ============          ============

             See Notes to Unaudited Condensed Financial Statements

                                   CLG, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   UNAUDITED

1. CONDENSED FINANCIAL STATEMENTS

The condensed interim financial statements of CLG, Inc. included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods. All adjustments made were normal, recurring accruals.

2. INVESTMENT IN DIRECT AND SALES TYPE LEASES

The components of net investment in leases under sales-type and direct financing leases are as follows:

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Minimum lease payments receivable...........................   $74,218,919
Estimated residual values of leased equipment...............     4,115,778
Unamortized initial direct costs............................       213,967
Less unearned income........................................    (8,078,644)
                                                               -----------
Net investment in sales-type and direct financing leases....   $70,470,020
                                                               ===========

Equipment leased under operating leases consists of the following:

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Equipment at cost                                              $20,686,178
Less accumulated depreciation                                   (9,413,731)
                                                               -----------
Net equipment on operating leases                              $11,272,447
                                                               ===========

3. SUBSEQUENT EVENT

On September 30, 1999, CLG, Inc. was acquired by ePlus inc. and was then merged into MLC Group, Inc. (a wholly-owned subsidiary of ePlus inc.) on October 1, 1999. The purchase price of $36.5 million was paid by the issuance of 392,990 shares of ePlus, inc. common stock valued at $3,900,425 (based on $9.925 per share), subordinated debt of $3,064,574 and $29,535,001 in cash. The condensed financial statements do not reflect the effects of the acquisition by ePlus inc.

4. SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Statement requires management to report selected quantitative and qualitative information about its reportable operating segments, including profit or loss, certain revenue and expense items, and segment assets. Generally, segments are reportable if their operating results are regularly reviewed by an enterprise's chief operating decision maker. CLG, Inc. has determined that it has no reportable operating segments based on the criteria set forth in SFAS 131.

5. RELATED PARTY TRANSACTIONS

During 1999, CLG, Inc. entered into an agreement with it's sole shareholder, Centura Bank, to make CLG, Inc. whole for any losses incurred in connection with certain miscellaneous receivables and also assume certain liabilities which resulted in recognition of $1,226,532 as a capital contribution. CLG, Inc. also declared and paid a dividend, in the form of equipment, to Centura Bank, of $1,008,902.

Back inside cover

[Picture of man using computer in background]

[Three screen shots of Procure+ and Manage+ in foreground]

- ePlus Suite

   is a comprehensive one-stop solution which automates our customer's entire supply chain including procurement, management, financing and disposition of operating resources.

                                 [COMPANY LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC filing fee..............................................   $ 22,296
NASD filing fee.............................................      8,945
Nasdaq listing fee..........................................     17,500
Blue sky fees and expenses..................................     10,000
Transfer agent expenses and fees............................      1,500
Printing and engraving......................................     70,000
Accounting fees and expenses................................    125,000
Legal fees and expenses.....................................    200,000
Liability insurance premium.................................    100,000
Miscellaneous expenses......................................      5,000
          Total.............................................   $560,241

All of the fees and expenses set forth above will be paid by ePlus. Other than the SEC filing fee and the NASD filing fee, all fees and expenses are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Ninth Article of the Certificate of Incorporation of the Registrant provides:

          "No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

The Tenth Article of the Certificate of Incorporation of the Registrant provides:

          "The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan. The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation."

Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

The Registrant has entered into separate but identical indemnification agreements with each director and executive officer and the Registrant expects to enter into indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that the Registrant will indemnify the director or officer against any expenses or liabilities in connection with any proceeding in which such Indemnitee may be involved because such indemnitee is or was a director or officer of the Registrant or because of any action such indemnitee took or omitted to take while acting as a officer or director of the Registrant. But such indemnity will only apply if:

          (1) the indemnitee was acting in good faith and in a manner the indemnitee reasonably believed to be in the best interests of the Registrant;

          (2) with respect to any criminal action, the indemnitee must have had no reasonable cause to believe his conduct was unlawful;

          (3) the claim was not made to recover profits made by the indemnitee in violation of Section 16(b) of the Exchange Act;

          (4) the claim was not initiated by the indemnitee;

          (5) the claim was not covered by applicable insurance; or

          (6) the claim was not for an act or omission of a director from which a director may not be relieved of liability under Section 103(b)(7) of the Delaware General Corporation Law.

Each indemnitee has undertaken to repay the Registrant for any costs or expenses the Registrant will pay if it is ultimately determined that the indemnitee is not entitled to indemnification under the indemnification agreements.

ITEM 16.  EXHIBITS.


 1.1  Form of Underwriting Agreement(1)
 4.1  Specimen Certificate for the Common Stock of ePlus inc.(1)
 5.1  Opinion of Alston & Bird LLP(1)
23.1  Consent of Alston & Bird LLP (included in Exhibit 5.1)(1)
23.2  Consent of Deloitte & Touche LLP
23.3  Consent of KPMG LLP
24.1  Power of Attorney relating to subsequent amendments(1)


---------------

(1) Previously filed.


ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia on the 10(th) day of April, 2000.


                                        The Registrant:
                                        ePLUS INC.

                                        By:       /s/ PHILLIP G. NORTON
                                         ---------------------------------------
                                                Phillip G. Norton
                                              Chairman of the Board,
                                                   President, and
                                             Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE AND TITLE                                               DATE
                  -------------------                                               ----

                 /s/ PHILLIP G. NORTON                                         April 10, 2000
--------------------------------------------------------
                   Phillip G. Norton
         Chairman of the Board, President, and
                Chief Executive Officer

                           *                                                   April 10, 2000
--------------------------------------------------------
                  Steven J. Mencarini
   Senior Vice President, Chief Financial Officer and
               Senior Accounting Officer

                           *                                                   April 10, 2000
--------------------------------------------------------
                     Bruce M. Bowen
         Director and Executive Vice-President

                           *                                                   April 10, 2000
--------------------------------------------------------
                   Terrence O'Donnell
                        Director

                           *                                                   April 10, 2000
--------------------------------------------------------
                   Carl J. Rickertsen
                        Director

                           *                                                   April 10, 2000
--------------------------------------------------------
                C. Thomas Faulders, III
                        Director

                           *                                                   April 10, 2000
--------------------------------------------------------
                   Dr. Paul G. Stern
                        Director

               *By: /s/ PHILLIP G. NORTON                                      April 10, 2000
  ---------------------------------------------------
                   Phillip G. Norton
                    Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  1.1           Form of Underwriting Agreement (1)
  4.1           Specimen Certificate for the Common Stock of ePlus inc. (1)
  5.1           Opinion of Alston & Bird LLP (1)
 23.1           Consent of Alston & Bird LLP (included in Exhibit 5.1) (1)
 23.2           Consent of Deloitte & Touche LLP
 23.3           Consent of KPMG LLP
 24.1           Power of Attorney relating to subsequent amendments (1)


---------------

(1) Previously filed.